As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RELIANT BANCORP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	6022	37-1641316
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027
(615) 221-2020
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DeVan Ard, Jr.
Chairman, President, and Chief Executive Officer
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027
(615) 221-2020
 (Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

David Bartz Adam Smith Butler Snow LLP 150 3rd Avenue South Suite 1600 Nashville, TN 37201 (615) 651-6700	Scott Holley Bass, Berry & Sims PLC 150 3rd Avenue South Suite 2800 Nashville, TN 37201 (615) 742-6200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, $1.00 par value	811,327	N/A	$8,548,493	$1,109.59

(1)
Represents the estimated maximum number of shares of Reliant Bancorp, Inc. (“Reliant”) common stock, par value $1.00 per share (“Reliant common stock”), to be issued upon completion of the transaction as described herein, and is based on (1) 1,055,041.86, the estimated maximum number of shares of the common stock of Tennessee Community Bank Holdings, Inc., par value $1.00 per share (“TCB Holdings common stock”), to be outstanding immediately prior to the completion of the merger, multiplied by (2) the exchange of each such share of TCB Holdings common stock for 0.769 shares of Reliant common stock.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(f)(2) and (3) under the Securities Act of 1933, as amended (the “Securities Act”), by multiplying $25.64, the book value per share of TCB Holdings common stock as of September 30, 2019, the last practicable date prior to filing this Registration Statement, by 1,055,041.86, the estimated maximum number of shares of TCB Holdings common stock to be outstanding immediately prior to the completion of the merger, each of which will be exchanged in the transaction, less $18,502,780, the estimated aggregate amount of cash expected to be paid by Reliant in exchange for shares of TCB Holdings common stock.

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $1,109.59, which is equal to 0.0001298 multiplied by the proposed maximum aggregate offering price of $8,548,493.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2019

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
TENNESSEE COMMUNITY BANK HOLDINGS, INC.
and
PROSPECTUS OF
RELIANT BANCORP, INC.
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

Reliant Bancorp, Inc. (“Reliant”), the parent of Reliant Bank, Tennessee Community Bank Holdings, Inc. (“TCB Holdings”), and Community Bank & Trust (“CBT”), entered into an Agreement and Plan of Merger (the “merger agreement”) that provides for the merger of (i) TCB Holdings and Reliant, with Reliant as the surviving corporation (the “merger”) and (ii) immediately following and conditioned upon the merger, CBT and Reliant Bank, with Reliant Bank as the surviving bank (the “bank merger”). On behalf of the boards of directors of Reliant and TCB Holdings, each of which unanimously adopted the merger agreement, we are pleased to deliver this proxy statement/prospectus for the merger.

In connection with the merger, each outstanding share of common stock of TCB Holdings, par value $1.00 per share (“TCB Holdings common stock”) (except for specified shares of TCB Holdings common stock held by TCB Holdings or Reliant and any dissenting shares), will be converted into the right to receive (i) 0.769 shares (the “exchange ratio”) of Reliant common stock, par value $1.00 per share (“Reliant common stock”), and (ii) $17.13 in cash, without interest. In lieu of the issuance of any fractional shares of Reliant common stock, Reliant will pay to each former shareholder of TCB Holdings who would otherwise be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the volume-weighted average closing price per share of Reliant common stock on The Nasdaq Capital Market (“Nasdaq”) for the 10 consecutive trading days ending on and including the business day immediately preceding the closing date of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Reliant common stock to which such holder would otherwise be entitled to receive.

Although the exchange ratio is fixed, the market value of the stock portion of the merger consideration will fluctuate with the market price of Reliant’s common stock and will not be known until the merger is consummated. Based on the closing price of Reliant’s common stock on Nasdaq of $24.36 on September 16, 2019, the last trading day before public announcement of the merger, the merger consideration represented approximately $35.86 in value for each share of TCB Holdings common stock and approximately $37.8 million in aggregate consideration (excluding TCB Holdings options). Based on the closing price of Reliant’s common stock of $[•], on [                    ], 2019, the last practicable date before the date of this document, the merger consideration represented approximately $[•] in value for each share of TCB Holdings common stock and approximately $[•] million in the aggregate (excluding TCB Holdings options). We urge you to obtain current market quotations for Reliant common stock, which trades under the symbol ‘‘RBNC.”

TCB Holdings will hold a special meeting of shareholders in the Board Room of Community Bank & Trust located at 575 South Main Street, Ashland City, Tennessee 37015 on [                    ], 2019, at [            ] local time. At the special meeting, TCB Holdings’ shareholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger, as described in this proxy statement/prospectus. We cannot complete the merger unless the shareholders of TCB Holdings approve the merger agreement by the affirmative vote of a majority of the outstanding shares of TCB Holdings common stock. The board of directors of TCB Holdings unanimously adopted the merger agreement and recommends that you vote FOR the proposal to approve the merger agreement.

Your vote is important. Whether or not you expect to attend the special meeting of TCB Holdings’ shareholders, the details of which are described in this proxy statement/prospectus, please follow the instructions on the enclosed proxy card to vote your shares as soon as possible so that your shares may be represented at the special meeting.

This proxy statement/prospectus describes the special meeting of TCB Holdings’ shareholders, the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, the documents related to the merger, and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page [●], for a discussion of the risks related to the proposed merger. You can also obtain information about Reliant from documents that it has filed or will file prior to the special meeting of TCB Holdings’ shareholders with the Securities and Exchange Commission.

Sincerely,

DeVan Ard, Jr. Chairman, President, and Chief Executive Officer Reliant Bancorp, Inc.	Debbie C. Small President Tennessee Community Bank Holdings, Inc

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [            ], 2019,
and it is first being mailed or otherwise delivered to shareholders of TCB Holdings on or about [             ], 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                       ], 2019

To the Shareholders of Tennessee Community Bank Holdings, Inc.:

Notice is hereby given that Tennessee Community Bank Holdings, Inc., or TCB Holdings, will hold a special meeting of shareholders at [            ] local time, on [      ], 2019, in the Board Room of Community Bank & Trust located at 575 South Main Street, Ashland City, Tennessee 37015 (the “special meeting”) to consider and vote upon the following matters:

•
a proposal to approve the Agreement and Plan of Merger, dated as of September 16, 2019, by and among Reliant Bancorp, Inc., or Reliant, TCB Holdings, and Community Bank & Trust, or CBT, as such agreement may be amended from time to time, a copy of which is attached to the enclosed proxy statement/prospectus as Appendix A (the “merger proposal”); and

•
a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

The TCB Holdings board of directors has fixed the close of business on [                    ], 2019 as the record date for the special meeting. Only TCB Holdings’ shareholders of record at that time are entitled to notice of, and only holders of TCB Holdings common stock of record at that time are entitled to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of TCB Holdings common stock. Approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

The TCB Holdings board of directors has adopted the merger agreement, has determined that the transactions contemplated by the merger agreement, including the merger and the bank merger, each on the terms and conditions set forth in the merger agreement, are in the best interests of TCB Holdings and its shareholders and unanimously recommends that TCB Holdings’ shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless TCB Holdings’ shareholders approve the merger proposal by the requisite vote.

Each copy of the proxy statement/prospectus mailed to TCB Holdings’ shareholders is accompanied by a proxy card with instructions for voting. Regardless of whether you plan to attend the special meeting, please vote as soon as possible by submitting your proxy card by mail. If you hold stock in your name as a shareholder of record of TCB Holdings, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the record holder. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any shareholder of record of TCB Holdings entitled to vote at the special meeting who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying proxy statement/prospectus.

As required by Chapter 23 of the Tennessee Business Corporation Act, TCB Holdings is notifying all shareholders entitled to vote on the merger agreement that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights chapter of the Tennessee Business Corporation Act. A copy of the dissenters’ rights chapter is included with the enclosed proxy statement/prospectus as Appendix B. See also “The Merger—Dissenters’ Rights” beginning on page [•] in the enclosed  proxy statement/prospectus for more information.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, the proposals to be voted on at the special meeting and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Tennessee Community Bank Holdings, Inc.
Ashland City, Tennessee
[ ], 2019

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Reliant Bancorp, Inc. (“Reliant”) from other documents that it files with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page [•] of this proxy statement/prospectus. You can obtain copies of the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Reliant at the following address:

Reliant Bancorp, Inc.
6100 Tower Circle, Suite 120
Franklin, Tennessee 37067
Attention: J. Dan Dellinger, Chief Financial Officer
(615) 221-2003

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Tennessee Community Bank Holdings, Inc. (“TCB Holdings”) special meeting of shareholders. This means that TCB Holdings shareholders requesting documents must do so by [                    ], 2019, in order to receive them before the special meeting of shareholders of TCB Holdings.

You may also obtain these documents at no cost at the SEC’s website (http://www.sec.gov) and you may obtain certain of these documents at Reliant’s website (www.reliantbank.com) by selecting the tab entitled “About” and then the tab “Investor Relations” and then the tab entitled “SEC Filings.” Information contained on, or accessible from, Reliant’s website is expressly not incorporated by reference into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus.

You should rely only on the information incorporated by reference into or provided in or with this proxy statement/prospectus. We have not authorized anyone to give you different information. You should not assume that the information in this proxy statement/prospectus, or in any documents delivered with this proxy statement/prospectus, or any supplement, is accurate as of any date other than the date on the front of such documents, and neither the mailing of this proxy statement/prospectus to you nor the issuance of Reliant common stock in connection with the merger of TCB Holdings with and into Reliant shall create any implication to the contrary.

If you have any questions, or need assistance in completing and returning your proxy, you may contact TCB Holdings at the following address and telephone number:

Tennessee Community Bank Holdings, Inc.
575 South Main Street
Ashland City, Tennessee 37015
Attention:  Debbie C. Small
Telephone: (615) 792-0029

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page [•] of the enclosed proxy statement/prospectus.

i

ii

Appendix A:	Agreement and Plan of Merger
Appendix B:	Tennessee Business Corporation Act Dissenters’ Rights
Appendix C:	Opinion of Olsen Palmer LLC

iii

EXPLANATORY NOTE

This proxy statement/prospectus relates to an Agreement and Plan of Merger, dated September 16, 2019, as it may be amended from the time to time (the “merger agreement”), by and among Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), Tennessee Community Bank Holdings, Inc., a Tennessee corporation (“TCB Holdings”), and Community Bank & Trust, a Tennessee-chartered commercial bank and wholly owned subsidiary of TCB Holdings (“CBT”).

The merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and incorporated by reference herein, provides for the merger of (i) TCB Holdings and Reliant, with Reliant as the surviving corporation (the “TCB Holdings merger”), and (ii) immediately following and conditioned upon the TCB Holdings merger, CBT and Reliant Bank, a Tennessee-chartered commercial bank and a wholly owned subsidiary of Reliant, with Reliant Bank as the surviving bank.

In connection with the TCB Holdings merger, each outstanding share of common stock of TCB Holdings, par value $1.00 per share (“TCB Holdings common stock”) (except for specified shares of TCB Holdings common stock held by TCB Holdings or Reliant and any dissenting shares), will be converted into the right to receive (i) 0.769 shares (the “exchange ratio”) of Reliant common stock, par value $1.00 per share (“Reliant common stock”), and (ii) $17.13 in cash, without interest. In lieu of the issuance of any fractional shares of Reliant common stock, Reliant will pay to each former shareholder of TCB Holdings who would otherwise be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the volume-weighted average closing price per share of Reliant common stock on The Nasdaq Capital Market (“Nasdaq”) for the 10 consecutive trading days ending on and including the business day immediately preceding the closing date of the TCB Holdings merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Reliant common stock to which such holder would otherwise be entitled to receive.

This proxy statement/prospectus serves as:

•
a proxy statement for a special meeting of TCB Holdings’ shareholders being held on [                    ], 2019 (the “TCB Holdings special meeting”), where TCB Holdings common shareholders will vote on, among other things, a proposal to approve the merger agreement; and

•	a prospectus for Reliant common stock that TCB Holdings common shareholders will receive as a result of the TCB Holdings merger.

Unless the context otherwise requires, all references in this proxy statement/prospectus to “we”, “us”, or “our” refer to Reliant, Reliant Bank, and TCB Holdings.

In addition to the foregoing, this proxy statement/prospectus references that certain Agreement and Plan of Merger, dated October 22, 2019, as amended from time to time, by and among Reliant, PG Merger Sub, Inc., a Tennessee corporation and a wholly owned subsidiary of Reliant (“Merger Sub”), and First Advantage Bancorp, a Tennessee corporation (“FABK”) (the “FABK merger agreement”).

Upon the terms and subject to the conditions of the FABK merger agreement, (i) Merger Sub will merge with and into FABK, with FABK to be the surviving corporation (the “FABK merger”), (ii) FABK will merge with and into Reliant, with Reliant to be the surviving corporation, and (iii) First Advantage Bank, a Tennessee-chartered commercial bank and a wholly owned subsidiary of FABK (“FAB”), will merge with and into Reliant Bank, with Reliant Bank to be the surviving bank (the “FABK bank merger”). See “SUMMARY—Pending Acquisition of FABK” beginning on page [•].

QUESTIONS AND ANSWERS ABOUT THE TCB HOLDINGS MERGER

The following are some questions that you may have regarding the TCB Holdings merger, the merger agreement, and the TCB Holdings special meeting, and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the TCB Holdings merger, the merger agreement, and the TCB Holdings special meeting. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page [•].

Q:          What is the TCB Holdings merger?

A:          On September 16, 2019, Reliant, TCB Holdings, and CBT entered into the merger agreement. Under the merger agreement, TCB Holdings will merge with and into Reliant (the “TCB Holdings merger”). Immediately following the completion of TCB Holdings merger, CBT will merge with and into Reliant Bank, with Reliant Bank as the surviving bank (the “TCB Holdings bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

At the effective time of the TCB Holdings merger (the “effective time”), each holder of TCB Holdings common stock will become entitled to receive (i) $17.13 in cash, without interest, and (ii) 0.769 shares of Reliant common stock for each share of TCB Holdings common stock held immediately prior to the TCB Holdings merger (except for specified shares of TCB Holdings common stock held by TCB Holdings or Reliant and any dissenting shares). Based on the number of shares of Reliant and TCB Holdings common stock outstanding as of [                    ], 2019, the last practicable date before the date of this proxy statement/prospectus, we expect that current shareholders of TCB Holdings will hold, in the aggregate, approximately [            ]% of the outstanding shares of Reliant common stock immediately following the closing of the TCB Holdings merger assuming no shareholders of TCB Holdings properly exercise their right to dissent from the TCB Holdings merger proposal.

The TCB Holdings merger cannot be completed unless, among other things, TCB Holdings’ shareholders approve the proposal to approve the merger agreement.

Q:          Why am I receiving this proxy statement/prospectus?

A:          We are delivering this document to you because it is a proxy statement being used by the TCB Holdings board of directors to solicit proxies from TCB Holdings’ shareholders in connection with approval of the merger agreement and a related adjournment proposal.

TCB Holdings has called the TCB Holdings special meeting to obtain shareholder approval of the merger agreement and a related adjournment proposal. This document serves as a proxy statement for the TCB Holdings special meeting and describes the proposals to be presented at the TCB Holdings special meeting.

This document is also a prospectus that is being delivered to TCB Holdings’ shareholders because Reliant is offering shares of its common stock to TCB Holdings’ shareholders in connection with the TCB Holdings merger and those shares are being registered with the Securities and Exchange Commission (the “SEC”).

This proxy statement/prospectus contains important information about the TCB Holdings merger, the merger agreement, the issuance of shares of Reliant common stock in connection with the TCB Holdings merger, and the other proposals being voted on at the TCB Holdings special meeting, and important information to consider in connection with an investment in Reliant common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the TCB Holdings special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:          On what am I being asked to vote?

A:          TCB Holdings is soliciting proxies from its shareholders with respect to the following proposals:

•	a proposal to approve the merger agreement (the “TCB Holdings merger proposal”); and
•
a proposal to approve one or more adjournments of the TCB Holdings special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the TCB Holdings merger proposal (the “TCB Holdings adjournment proposal”).

Q:          How does the board recommend that I vote?

A:          The TCB Holdings board of directors unanimously recommends that TCB Holdings’ shareholders vote “FOR” approval of the TCB Holdings merger proposal and “FOR” approval of the TCB Holdings adjournment proposal.

The directors of TCB Holdings and CBT, certain of their spouses and certain related entities, who collectively beneficially own and have the power to vote approximately 22% of the outstanding TCB Holdings common stock shares have entered into agreements with Reliant in which they have agreed, among other things, to vote, or cause to be voted, those shares of TCB Holdings common stock in favor of the TCB Holdings merger proposal and the TCB Holdings adjournment proposal.

Q:          What will the TCB Holdings shareholders receive in the TCB Holdings merger?

A:          At the effective time, holders of TCB Holdings common stock will become entitled to receive (i) $17.13 in cash, without interest, and (ii) 0.769 shares (the “exchange ratio”) of Reliant common stock (which we refer to collectively as the “merger consideration”) for each share of TCB Holdings common stock held immediately prior to the TCB Holdings merger. By way of example, if you own 100 shares of TCB Holdings common stock as of immediately prior to the TCB Holdings merger, you will receive $1,713.00 in cash and 76 shares of Reliant common stock and an additional cash payment for the nine-tenths of a fractional share of Reliant common stock into which your TCB Holdings shares would have converted. Reliant will not issue any fractional shares of its common stock in the TCB Holdings merger and will instead pay to each former shareholder of TCB Holdings who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted average of the closing prices of Reliant common stock on Nasdaq for the 10 consecutive trading days ending on and including the trading day immediately preceding the closing date of the TCB Holdings merger (the “Reliant share closing price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Reliant common stock that such shareholder would otherwise be entitled to receive pursuant to the merger agreement.

Q:          How will the TCB Holdings merger affect TCB Holdings options?

A:           At the effective time, each then outstanding option to purchase TCB Holdings common stock will be cancelled in exchange for a cash payment in an amount equal to the product of (i) $34.25 minus the per share exercise price of the option multiplied by (ii) the number of shares of TCB Holdings common stock subject to the option (to the extent such option has not been previously exercised).

Q:          Will the value of the merger consideration change between the date of this proxy statement/prospectus and the effective time?

A:          Because the number of shares of Reliant common stock to be received as part of the merger consideration by TCB Holdings shareholders is fixed at the exchange ratio, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the TCB Holdings merger based upon the market value for Reliant common stock. Any fluctuation in the market price of Reliant common stock after the date of this proxy statement/prospectus will change the value of the merger consideration.

Q:          Who can vote at the TCB Holdings special meeting?

A:          All shareholders of record of TCB Holdings common stock as of the close of business on [         ], 2019, the record date for the TCB Holdings special meeting, are entitled to receive notice of, and to vote at, the TCB Holdings special meeting, or any postponement or adjournment thereof, in accordance with Tennessee law.

Q:          When and where is the TCB Holdings special meeting?

A:          The TCB Holdings special meeting will be held on [         ], 2019, in the Board Room of Community Bank & Trust located at 575 South Main Street, Ashland City, Tennessee 37015, at [         ] local time.

Q:          What do I need to do now?

A:          After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the TCB Holdings special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other holder of record, you must direct your bank, broker or other holder of record how to vote in accordance with the instructions you have received from your bank, broker or other holder of record. “Street name” shareholders who wish to vote in person at the TCB Holdings special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:          What constitutes a quorum for the TCB Holdings special meeting?

A:          The presence at the TCB Holdings special meeting, in person or by proxy, of holders of a majority of the outstanding shares of TCB Holdings common stock entitled to vote at the TCB Holdings special meeting will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the TCB Holdings special meeting for the purpose of determining the presence of a quorum.

Q:          Why is TCB Holdings merging with Reliant?

A:          TCB Holdings is merging with Reliant because the boards of directors of TCB Holdings and Reliant each believe that the TCB Holdings merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. Among other things, the TCB Holdings board of directors believes the TCB Holdings merger will better align TCB Holdings’ resources, enhance its financial strength, and expand its product offerings and technology solutions. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “Background of the TCB Holdings Merger,” “TCB Holdings’ Reasons for the TCB Holdings Merger; Recommendation of the TCB Holdings Board of Directors,” and “Reliant’s Reasons for the TCB Holdings Merger.”

Q:          If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:          No. Your broker will not vote your shares unless you provide instructions on how to vote.

If you hold your shares in “street name” through a bank, broker, or other holder of record, you should have received access to this proxy statement/prospectus from your bank, broker, or other holder of record with instructions on how to instruct the holder of record to vote your shares. Please follow the voting instructions provided by the bank, broker, or other holder of record. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. You may not vote shares held in street name by returning a proxy card directly to TCB Holdings, or by voting in person at the TCB Holdings special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other holder of record. Further, banks, brokers, or other holders of record who hold shares of TCB Holdings common stock on behalf of their customers may not give a proxy to TCB Holdings to vote those shares with respect to either of the proposals to be considered at the TCB Holdings special meeting without specific instructions from their customers, as banks, brokers, and other holders of record do not have discretionary voting power on these matters. If you are a TCB Holdings “street name” shareholder, failure to instruct your bank, broker, or other holder of record how to vote will have the same effect as a vote “AGAINST” the TCB Holdings merger proposal.

Q:          Can I change my vote?

A:          Yes. If you are a holder of record of TCB Holdings common stock, you may change your vote at any time before your shares are voted at the TCB Holdings special meeting by: (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to TCB Holdings’ Secretary, or (3) attending the TCB Holdings special meeting in person, notifying TCB Holdings’ Secretary and voting by ballot at the TCB Holdings special meeting. Attendance at the TCB Holdings special meeting (without notifying TCB Holdings’ Secretary and actually voting in person) will not automatically revoke your proxy. A revocation or later-dated proxy received by TCB Holdings after the vote will not affect the vote. TCB Holdings’ Secretary’s mailing address is: 575 South Main Street, Ashland City, Tennessee 37015, Attention: James T. Perry, Secretary. If you hold your shares in “street name” through a bank, broker or other holder of record, you should contact your bank, broker or other holder of record to change your vote.

Q:          Will TCB Holdings be required to submit the TCB Holdings merger proposal to its shareholders even if TCB Holdings’ board of directors has withdrawn, modified, or qualified its recommendation?

A:          Yes. Unless the merger agreement is terminated before the TCB Holdings special meeting, the merger agreement requires that TCB Holdings submit the TCB Holdings merger proposal to its shareholders even if the TCB Holdings board of directors has withdrawn, modified, or qualified its recommendation.

Q:          What are the United States federal income tax consequences of the TCB Holdings merger to TCB Holdings shareholders?

A:          The TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). It is a condition to the obligation of TCB Holdings to effect the TCB Holdings merger that TCB Holdings receive a written opinion from Bass, Berry & Sims PLC, or Bass Berry, counsel to TCB Holdings, dated as of the closing date of the TCB Holdings merger to the effect that for United States federal income tax purposes the TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Reliant to effect the TCB Holdings merger that Reliant receive a written opinion from Butler Snow LLP, or Butler Snow, counsel to Reliant, dated as of the closing date of the TCB Holdings merger to the effect that for United States federal income tax purposes the TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Accordingly, a United States holder (as defined below in the section entitled “The TCB Holdings Merger - Material United States Federal Income Tax Consequences”) of TCB Holdings common stock will generally not recognize any gain or loss for United States federal income tax purposes upon the exchange of the holder’s shares of TCB Holdings common stock for shares of Reliant common stock in the TCB Holdings merger. However, the receipt by TCB Holdings shareholders of the cash portion of the merger consideration, any amount in cash in lieu of fractional shares of Reliant common stock and any cash paid in respect of outstanding options to purchase shares of TCB Holdings common stock generally will be treated as a taxable transaction causing the TCB Holdings shareholders to recognize gain or loss on that portion of the consideration.

Please carefully review the information set forth in the section entitled “The TCB Holdings Merger - Material United States Federal Income Tax Consequences” beginning on page [•] for a description of the material United States federal income tax consequences of the TCB Holdings merger.

The United States federal income tax consequences described above may not apply to all holders of TCB Holdings common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the TCB Holdings merger to you.

Q:          Are TCB Holdings shareholders entitled to dissenters’ rights?

A:          Yes. If you are a holder of shares of TCB Holdings common stock and if you follow the procedures prescribed by Tennessee law, you may dissent from the TCB Holdings merger proposal and have the fair value of your TCB Holdings common stock paid to you in cash. If you follow these procedures, you will not receive Reliant common stock. The fair value of your TCB Holdings common stock, determined in the manner prescribed by Tennessee law, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of Reliant common stock as of the closing date of the TCB Holdings merger. For a more complete description of these dissenters’ rights, see “The TCB Holdings Merger - Dissenters’ Rights” beginning on page [•] and Appendix B to this proxy statement/prospectus which includes the full text of those sections of the Tennessee Business Corporation Act applicable to dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to TCB Holdings before the vote on the TCB Holdings merger proposal is taken and the shareholder does not vote in favor of the TCB Holdings merger proposal.

Q:          Should I send in my TCB Holdings stock certificate(s) now?

A:          No. Please do not send in your TCB Holdings stock certificates with your proxy. After the TCB Holdings merger, an exchange agent will send you a letter of transmittal that will contain instructions for exchanging your TCB Holdings common stock certificates for the merger consideration. If you have certificates evidencing your shares of TCB Holdings common stock, you will need to complete and return the letter of transmittal and follow the instructions in the letter of transmittal for delivery of the certificates with their completed forms to the exchange agent. See “The Merger Agreement - Exchange of Certificates” on page [•].

Q:          Who is the exchange agent for the TCB Holdings merger?

A:          Broadridge Financial Solutions, Inc. is the exchange agent for the TCB Holdings merger.

Q:          If I’ve lost my TCB Holdings stock certificate(s), can I receive the merger consideration?

A:          Yes. However, as will be detailed in the letter of transmittal delivered to you by the exchange agent, you will have to provide an affidavit attesting to the fact that you lost your TCB Holdings stock certificate(s). Additionally, you may have to give Reliant or the exchange agent a bond in an amount determined by Reliant or the exchange agent in order to indemnify Reliant against a loss in the event someone finds or has your lost certificate(s) and is able to transfer such certificate(s). To avoid these measures, you should do everything you can to find your lost certificate(s) before the time comes to send the certificate(s) in.

Q:          Do any of TCB Holdings’ directors or senior officers have interests in the TCB Holdings merger that may differ from those of TCB Holdings’ shareholders?

A:          TCB Holdings’ directors and senior officers have interests in the TCB Holdings merger that are different from, or in addition to, those of TCB Holdings’ shareholders generally. The members of TCB Holdings’ board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the TCB Holdings merger, and in recommending that TCB Holdings’ shareholders approve the merger agreement. For a description of these interests, refer to the section entitled “The TCB Holdings Merger – Interests of Officers and Directors of TCB Holdings in the TCB Holdings Merger” beginning on page [•] of this proxy statement/prospectus.

Q:          What is the vote required to approve each proposal at the TCB Holdings special meeting?

A:          TCB Holdings merger proposal:

•
Standard: Approval of the TCB Holdings merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of TCB Holdings common stock.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the TCB Holdings special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the TCB Holdings merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

TCB Holdings adjournment proposal:

•
Standard: Approval of the TCB Holdings adjournment proposal requires that the votes cast in favor of the proposal at the TCB Holdings special meeting exceed the votes cast opposing the proposal at the TCB Holdings special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the TCB Holdings special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the TCB Holdings adjournment proposal, so long as a quorum is present, it will have no effect on the proposal.

Q:          Why is my vote important?

A:          If you do not vote, it will be more difficult for TCB Holdings to obtain the necessary quorum to hold the TCB Holdings special meeting. In addition, your abstention, your failure to submit a proxy card or vote in person, or failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” the TCB Holdings merger proposal.

Q:          When do you expect to complete the TCB Holdings merger?

A:          We presently expect to complete the TCB Holdings merger in the first quarter of 2020. However, we cannot assure you when or if the TCB Holdings merger will occur. We must first obtain the necessary regulatory approvals, the approval of the TCB Holdings merger proposal by the requisite vote of the TCB Holdings shareholders, and satisfy other closing conditions contained in the merger agreement.

Q:          What should I do if I receive more than one set of voting materials?

A:          TCB Holdings shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of TCB Holdings common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of TCB Holdings common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of TCB Holdings common stock that you own.

Q:          What happens if I sell my shares before the TCB Holdings special meeting?

A:          The record date for the TCB Holdings special meeting is earlier than both the dates of the TCB Holdings special meeting and the effective time. If you transfer your shares of TCB Holdings common stock after the record date but before the TCB Holdings special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the TCB Holdings special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time.

Q:          Will the shares of Reliant common stock that I receive as the stock portion of the merger consideration be freely tradable?

A:          Yes, in most cases. The shares of Reliant common stock to be issued as part of the merger consideration will be registered with the SEC and listed for trading on Nasdaq under the symbol “RBNC”. However, if any shareholders of TCB Holdings are deemed to be “affiliates” of Reliant after the TCB Holdings merger (generally, directors and executive officers of Reliant and shareholders holding 10% or more of the outstanding shares of common stock of Reliant), such persons must abide by certain transfer restrictions under the Securities Act of 1933, as amended (the “Securities Act”).

Q:          What are the conditions to completion of the TCB Holdings merger?

A:          In addition to the approval of the TCB Holdings merger proposal by TCB Holdings shareholders, as described above, completion of the TCB Holdings merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), Reliant’s and TCB Holdings’ performance of their respective obligations under the merger agreement in all material respects and each of Reliant’s and TCB Holdings’ receipt of a tax opinion to the effect that the TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the TCB Holdings merger, see the section entitled “The Merger Agreement - Conditions to Consummation of the TCB Holdings Merger” beginning on page [•] of this proxy statement/prospectus.

Q:          What happens if the TCB Holdings merger is not completed?

A:          If the TCB Holdings merger is not completed, holders of TCB Holdings common stock will not receive any consideration for their shares in connection with the TCB Holdings merger. Instead, TCB Holdings will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $1.8 million may be required to be paid by the TCB Holdings parties. See “The Merger Agreement - Termination of the Merger Agreement” beginning on page [•] for a discussion of the circumstances under which a termination fee will be required to be paid.

Q:          Whom should I call with questions about the TCB Holdings merger?

A:          If you have any questions concerning the TCB Holdings merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of TCB Holdings common stock, please contact Debbie Small, President, at (615) 792-0029 or Debbie.Small@cbtcc.com or Candy Krantz, Vice President, Executive Assistant/HR at (615) 792-0029 or Candy.Krantz@cbtcc.com.

Q:          Are there risks associated with the TCB Holdings merger that I should consider in deciding how to vote?

A:          Yes. There are a number of risks related to the TCB Holdings merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus or in the appendices to and the documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page [•] and in Reliant’s SEC filings incorporated by reference herein and referred to in “Where You Can Find More Information” beginning on page [•].

SUMMARY

This summary highlights material information regarding the TCB Holdings merger and the TCB Holdings special meeting contained later in this proxy statement/prospectus. This summary does not contain all of the information that may be important to you and we urge you to carefully read this entire document, including the appendices and enclosures, to better understand the TCB Holdings merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page [•] for the Reliant Parties and page [•] for the TCB Holdings Parties)

Reliant Parties

Reliant Bancorp, Inc.
Reliant Bank
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027
(615) 221-2020

Reliant is a Tennessee corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Reliant wholly owns Reliant Bank. In this proxy statement/prospectus we sometimes refer to Reliant and Reliant Bank, collectively, as the “Reliant parties.” The primary activity of Reliant currently is the ownership and operation of Reliant Bank, which operates its main office and 17 branches in Davidson, Hamilton, Hickman, Maury, Robertson, Rutherford, Sumner, and Williamson counties in Tennessee. Additionally, Reliant Bank operates mortgage offices in Brentwood, Hendersonville, and Memphis, Tennessee as well as two in Little Rock, Arkansas.

As of September 30, 2019, Reliant had total consolidated assets of approximately $1.9 billion, gross loans of approximately $1.3 billion, and total deposits of approximately $1.6 billion. Shares of Reliant common stock are traded on Nasdaq under the symbol “RBNC.” Additional information about Reliant and its subsidiaries can be found in documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page [•].

TCB Holdings Parties

Tennessee Community Bank Holdings, Inc.
Community Bank & Trust
575 South Main Street
Ashland City, Tennessee 37015
(615) 792-0029

Tennessee Community Bank Holdings, Inc., a bank holding company registered under the Bank Holding Company Act, is a Tennessee corporation that was incorporated on April 22, 2003. TCB Holdings is the parent company of CBT, a Tennessee state-chartered bank, and owns all of the voting shares of CBT. In this proxy statement/prospectus we sometimes refer to TCB Holdings and CBT, collectively, as the “TCB Holdings parties.” CBT commenced business on October 4, 1999 and conducts banking activities from its five banking centers in Ashland City, Kingston Springs, Pegram, Pleasant View and Springfield, Tennessee.

As of September 30, 2019, TCB Holdings had total consolidated assets of approximately $257.0 million, total loans (net of allowance) of approximately $168.3 million, and total deposits of approximately $212.2 million.

The TCB Holdings Merger (page [•])

Pursuant to the merger agreement, TCB Holdings will merge with and into Reliant, with Reliant continuing as the surviving corporation. We refer to this transaction as the “TCB Holdings merger.” Subsequent to the TCB Holdings merger, CBT will be merged with and into Reliant Bank, with Reliant Bank to be the surviving bank. We refer to this transaction as the “TCB Holdings bank merger.” The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the TCB Holdings merger.

We expect to complete the TCB Holdings merger during the first quarter of 2020. However, neither Reliant nor TCB Holdings can assure you of when or if the TCB Holdings merger will be completed. TCB Holdings’ shareholders must approve the TCB Holdings merger proposal at the TCB Holdings special meeting. Reliant and TCB Holdings must also satisfy certain other closing conditions, including receiving certain required regulatory approvals. If the TCB Holdings merger has not been completed on or before June 30, 2020, either Reliant or TCB Holdings may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the TCB Holdings merger to occur by failing to comply with its obligations under the merger agreement.

What TCB Holdings Shareholders Will Receive in the TCB Holdings Merger (page [•])

At the effective time, each share of TCB Holdings common stock issued and outstanding immediately prior to the effective time, except (a) shares of TCB Holdings common stock that are owned or held, other than in a fiduciary or agency capacity, by the Reliant parties or the TCB Holdings parties, or any subsidiary of Reliant, Reliant Bank, TCB Holdings, or CBT, including shares of TCB Holdings common stock held by TCB Holdings as treasury stock, and (b) any dissenting shares, will be cancelled and converted into the right to receive (i) $17.13 in cash, without interest, and (ii) 0.769 shares of Reliant common stock together with cash in lieu of any fractional shares. Reliant will not issue any fractional shares of Reliant common stock in the TCB Holdings merger. In lieu of the issuance of any such fractional share, Reliant will pay to each former shareholder of TCB Holdings who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) based on the Reliant share closing price as further discussed in this proxy statement/prospectus. As a result of the foregoing, based on the number of shares of Reliant and TCB Holdings common stock outstanding as of [                    ], 2019, the last practicable date before the date of this proxy statement/prospectus, we expect that TCB Holdings shareholders as of immediately prior to the closing of the TCB Holdings merger will hold, in the aggregate, approximately [        ]% of the issued and outstanding shares of Reliant common stock immediately following the closing of the TCB Holdings merger (without giving effect to any shares of Reliant common stock held by TCB Holdings shareholders prior to the TCB Holdings merger and assuming no shareholders of TCB Holdings exercise their rights to dissent from the TCB Holdings merger proposal).

Issued Shares of Reliant Common Stock Will be Eligible for Trading (page [•])

The shares of Reliant common stock to be issued to TCB Holdings shareholders upon consummation of the TCB Holdings merger will, subject to official notice of issuance, be authorized for listing and eligible for trading on Nasdaq under the symbol “RBNC.”

Treatment of TCB Holdings Stock Options (page [•])

Each option to purchase TCB Holdings common stock outstanding immediately prior to consummation of the TCB Holdings merger will be cancelled in exchange for a cash payment in an amount equal to the product of (i) $34.25 minus the per share exercise price of the option multiplied by (ii) the number of shares of TCB Holdings common stock subject to the option (to the extent not previously exercised).

Voting Agreements (page [•])

As of the record date for the TCB Holdings special meeting, the directors of TCB Holdings and CBT, certain of their spouses and certain related entities, collectively, beneficially owned and had the power to vote approximately 232,493 shares of TCB Holdings common stock, representing approximately 22% of the outstanding shares of TCB Holdings common stock on that date. In connection with the execution of the merger agreement, such shareholders executed voting agreements pursuant to which they agreed, among other things, to vote (or cause to be voted) those shares of TCB Holdings common stock for the approval of the TCB Holdings merger proposal and the TCB Holdings adjournment proposal.

Regulatory Approvals (page [•])

Subject to the terms of the merger agreement, Reliant and each of the TCB Holdings parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Tennessee Department of Financial Institutions, or the TDFI. Reliant Bank filed an Interagency Bank Merger Act Application with the Federal Reserve and with the TDFI on or about October 31, 2019. As of the date of this proxy statement/prospectus, neither the Federal Reserve nor the TDFI had granted its approval of the TCB Holdings bank merger.

Although neither Reliant nor TCB Holdings knows of any reason why these regulatory approvals cannot be obtained in a timely manner, Reliant and TCB Holdings cannot be certain when or if they will be obtained.

Completion of the TCB Holdings Merger is Subject to Customary Conditions (page [•])

The completion of the TCB Holdings merger is subject to a number of customary conditions being met, including the approval of the TCB Holdings merger proposal by the requisite vote of TCB Holdings shareholders, and receipt of all required regulatory approvals. Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the TCB Holdings merger, even if that condition has not been satisfied. Neither Reliant nor TCB Holdings can be certain when (or if) the conditions to the TCB Holdings merger will be satisfied or waived by the applicable party or that the TCB Holdings merger will be completed.

TCB Holdings Special Meeting (page [•])

The TCB Holdings special meeting will be held on [                    ], 2019, at [            ] local time, in the Board Room of Community Bank & Trust located at 575 South Main Street, Ashland City, Tennessee 37015. At the TCB Holdings special meeting, TCB Holdings shareholders will be asked to:

•	approve the TCB Holdings merger proposal; and

•	approve the TCB Holdings adjournment proposal.

Only holders of record of TCB Holdings common stock at the close of business on [          ], 2019 (the “record date”) will be entitled to vote at the TCB Holdings special meeting. Each share of TCB Holdings common stock is entitled to one vote on each proposal to be considered at the TCB Holdings special meeting. On the record date, there were [          ] shares of TCB Holdings common stock entitled to vote at the TCB Holdings special meeting. The directors and executive officers of TCB Holdings and their affiliates beneficially owned, and were entitled to vote, approximately [      ] shares of TCB Holdings common stock, representing approximately [  ]% of the shares of TCB Holdings common stock outstanding, on the record date.

Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page [•])

TCB Holdings merger proposal:

•
Standard: Approval of the TCB Holdings merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of TCB Holdings common stock.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the TCB Holdings special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the TCB Holdings merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

TCB Holdings adjournment proposal:

•
Standard: Approval of the TCB Holdings adjournment proposal requires that the votes cast in favor of the proposal at the TCB Holdings special meeting exceed the votes cast opposing the proposal at the TCB Holdings special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the TCB Holdings special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the TCB Holdings adjournment proposal, so long as a quorum is present, it will have no effect on the proposal.

TCB Holdings’ Board of Directors Recommends that TCB Holdings’ Shareholders Vote “FOR” the Approval of the Merger Agreement and the TCB Holdings Adjournment Proposal Presented at the TCB Holdings Special Meeting (page [•])

The TCB Holdings board of directors has determined unanimously that the merger agreement, the TCB Holdings merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of TCB Holdings and its shareholders, and has unanimously adopted the merger agreement. The board of directors unanimously recommends that holders of shares of TCB Holdings common stock vote “FOR” the TCB Holdings merger proposal and “FOR” the TCB Holdings adjournment proposal. For the factors considered by the TCB Holdings board of directors in reaching its decision to adopt the merger agreement, see “The TCB Holdings Merger - TCB Holdings’ Reasons for the TCB Holdings Merger; Recommendation of the TCB Holdings Board of Directors.”

TCB Holdings’ Senior Officers and Directors Have Financial Interests in the TCB Holdings Merger that are Different From or in Addition to Their Interests as Shareholders (page [•])

In considering the recommendation of the TCB Holdings board of directors, TCB Holdings’ shareholders should be aware that the directors and senior officers of TCB Holdings have certain interests in the TCB Holdings merger that may be different from, or in addition to, the interests of TCB Holdings’ shareholders generally. The TCB Holdings board of directors was aware of these interests and considered them, among other matters, in making its recommendation that TCB Holdings shareholders vote to approve the TCB Holdings merger proposal.

These interests include:

•
At the effective time, each outstanding option to purchase TCB Holdings common stock will be cancelled in exchange for a cash payment in an amount equal to the product of (i) $34.25 minus the per share exercise price of the option multiplied by (ii) the number of shares of TCB Holdings common stock subject to the option (to the extent not previously exercised).

•
Debbie Small, the President and Chief Executive Officer of CBT and President of TCB Holdings, has entered into an employment agreement with Reliant Bank, that will become effective at the consummation of the TCB Holdings merger and the TCB Holdings bank merger and supersede her current employment agreement with TCB Holdings and CBT, whereby Mrs. Small will serve as the Cheatham County Market Chairperson of Reliant Bank. Mrs. Small’s initial base salary under the agreement will be $100,000. If Mrs.Small is still employed with Reliant Bank on the one-year anniversary of the effective date of the employment agreement, Reliant Bank will pay Mrs. Small a one-time bonus in the amount of $897,750.  Additionally, under the terms of the employment agreement, if prior to the one-year anniversary of the effective date of the employment agreement, (i) Mrs. Small is terminated without cause (ii) Mrs. Small’s employment is terminated by Mrs. Small for good reason (as defined in the agreement), or (iii) Mrs. Small’s employment is terminated upon her disability or death, Reliant Bank will pay the aforementioned one-time bonus within 15 days of Mrs. Small’s termination. Mrs. Small’s employment agreement is summarized on page [•]. Mrs. Small will not be entitled to receive any payments under her current employment agreement with CBT upon the superseding of such employment agreement at the consummation of the TCB Holdings merger and the TCB Holdings bank merger.

•
Alex Dowdy, the Senior Vice President, Chief Lending Officer of CBT, has entered into an employment agreement with Reliant Bank, that will become effective at the consummation of the TCB Holdings merger and the TCB Holdings bank merger and supersede his current employment agreement with CBT, whereby Mr. Dowdy will serve as Senior Vice President, Cheatham County Market President of Reliant Bank. Mr. Dowdy’s initial base salary under the agreement will be $165,000. Mr. Dowdy’s employment agreement is summarized on page [•]. Mr. Dowdy will not be entitled to receive any payments under his current employment agreement with CBT upon the superseding of such employment agreement at the consummation of the TCB Holdings merger and the TCB Holdings bank merger.

•
Following the effective time, Shayne Bell, a former director of TCB Holdings and CBT and the former Executive Vice President and Chief Credit Officer of CBT, will be entitled to receive an amount equal to 1.9 times his salary at October 31, 2019 (the effective time of his resignation) and all benefits payable to him in connection with the termination of the deferred compensation plans of TCB Holdings and CBT in a lump sum payment as discussed below, in each case subject to his execution of a general release of claims.

•
The parties currently contemplate that each supplemental executive retirement plan (“SERP”) and deferred compensation plan of TCB Holdings and CBT will be terminated at or immediately prior to the effective time and all benefits payable in connection with such termination event will be paid to the participants thereunder in a lump sum payment following the effective time.

•
TCB Holdings’ and CBT’s directors and executive officers are entitled to continued indemnification for a period of three years and insurance coverage for a period of six years under the merger agreement.

For a more complete description of these interests, see “The TCB Holdings Merger - Interests of Officers and Directors of TCB Holdings in the TCB Holdings Merger.”

Most TCB Holdings Shareholders May Resell Reliant Common Stock (page [•])

The shares of Reliant common stock to be issued to the shareholders of TCB Holdings in connection with the TCB Holdings merger will be freely tradable by such shareholders, except that if any shareholders of TCB Holdings are deemed to be affiliates of Reliant, they must abide by certain transfer restrictions under the Securities Act.

The TCB Holdings Merger Generally Will Be Tax-Deferred to Holders of TCB Holdings Common Stock to the Extent They Receive Reliant Common Stock But Will Be Taxable With Respect to Any Cash Received (page [•])

The TCB Holdings merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the TCB Holdings merger that TCB Holdings receive a legal opinion from Bass Berry to the effect that the TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, for United States federal income tax purposes. It is also a condition that Reliant receive a similar opinion from Butler Snow. The opinions will not bind the Internal Revenue Service or any court, which could view the TCB Holdings merger differently.

Generally, for United States federal income tax purposes, United States holders (as defined in the section entitled “The TCB Holdings Merger - Material United States Federal Income Tax Consequences”) will not recognize gain or loss as a result of the exchange of their TCB Holdings common stock for shares of Reliant common stock pursuant to the merger agreement. However, TCB Holdings shareholders will generally recognize gain or loss as a result of the exchange of their TCB Holdings common stock for the cash portion of the merger consideration and for any cash received in lieu of a fractional share of Reliant common stock or in connection with the cancellation of TCB Holdings stock options. Holders of Reliant common stock should have no direct income tax consequences as a result of the TCB Holdings merger.

You should read “The TCB Holdings Merger - Material United States Federal Income Tax Consequences” beginning on page [•] for a more complete discussion of the United States federal income tax consequences of the TCB Holdings merger. Tax matters can be complicated and the tax consequences of the TCB Holdings merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the TCB Holdings merger to you.

Comparative Rights of Shareholders (page [•])

The rights of TCB Holdings’ shareholders are currently governed by TCB Holdings’ charter and bylaws. The rights of Reliant’s shareholders are currently governed by Reliant’s charter and bylaws. Additionally, Tennessee corporate law governs the rights of the shareholders of both Reliant and TCB Holdings. Upon consummation of the TCB Holdings merger, the shareholders of TCB Holdings will become shareholders of Reliant, and the charter and bylaws of Reliant will govern their rights. Reliant’s charter and bylaws differ somewhat from those of TCB Holdings with respect to certain matters. The different shareholder rights are explained more fully in “Comparative Rights of Shareholders” on page [•].

Termination of the Merger Agreement and Termination Fee (page [•])

TCB Holdings and Reliant may jointly agree to terminate the merger agreement at any time. Additionally, the merger agreement may be terminated:

•
by Reliant in the event of a breach of the merger agreement by TCB Holdings or CBT, or by the TCB Holdings parties in the event of a breach of the merger agreement by Reliant, and such breach rises to a level that would excuse the terminating party’s obligation to complete the TCB Holdings merger and is either incurable or is not cured by the earlier of 30 days following written notice to the breaching party or June 30, 2020;

•
by either party in the event the TCB Holdings shareholders fail to approve, by the requisite vote, the TCB Holdings merger proposal (although this termination right is not available to the TCB Holdings parties if TCB Holdings failed to comply in all material respects with its obligations to call a special meeting of its shareholders and recommend that its shareholders vote for the TCB Holdings merger proposal);

•
by either party if a governmental entity that must grant a regulatory approval denies approval for the TCB Holdings merger or the TCB Holdings bank merger and such denial has become final and nonappealable or any application therefor has been permanently withdrawn at the direction of any such governmental entity, or a court or other governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of the TCB Holdings merger or the TCB Holdings bank merger (although this termination right is not available to a party whose failure to comply with its obligations under the merger agreement resulted in those actions by a governmental entity);

•
by either party if the TCB Holdings merger is not completed on or before June 30, 2020 (although this termination right is not available to a party whose failure to comply with its obligations under the merger agreement resulted in the failure to complete the TCB Holdings merger by that date);

•
by Reliant if: (a) prior to the receipt of the requisite vote of the TCB Holdings shareholders to approve the TCB Holdings merger proposal, (i) the TCB Holdings board of directors withdraws, modifies, or qualifies, in a manner adverse to Reliant, its recommendation that TCB Holdings’ shareholders vote “FOR” approval of the TCB Holdings merger proposal or takes any other action or makes any other public statement inconsistent with such recommendation, or otherwise submits the merger agreement to TCB Holdings’ shareholders without a recommendation for approval, or recommends to TCB Holdings’ shareholders an acquisition proposal (as defined in the merger agreement) other than the TCB Holdings merger or (ii) TCB Holdings materially breaches its obligation to hold its shareholders’ meeting to approve the merger agreement or its obligations with respect to acquisition proposals, or (b) a tender offer or exchange offer for 20% or more of the outstanding shares of TCB Holdings common stock is commenced, other than by Reliant, and the TCB Holdings board of directors recommends that the TCB Holdings shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•
by the TCB Holdings parties, at any time prior to the receipt of the requisite vote of the TCB Holdings shareholders to approve the TCB Holdings merger proposal, to enter into a superior proposal (as defined in the merger agreement), provided that TCB Holdings has not materially breached its obligations to hold its shareholders’ meeting to approve the TCB Holdings merger proposal or its obligations with respect to acquisition proposals, including allowing Reliant an opportunity to match a superior proposal; or

•
by the TCB Holdings parties in the event that both (i) the volume-weighted average closing price of Reliant’s common stock for the 20 consecutive trading day period ending on and including the fifth business day prior to the closing date for the TCB Holdings merger is less than $17.82 and (ii) the quotient resulting from dividing the volume-weighted average closing price of Reliant’s common stock for the same 20-day period by the volume-weighted average closing price of Reliant’s common stock for the 20 consecutive trading day period ending on and including September 16, 2019 is less than the difference between (1) the quotient resulting from dividing the closing index value for the Nasdaq Bank Index on the fifth business day prior to the closing date for the TCB Holdings merger by the closing index value for the Nasdaq Bank Index on September 16, 2019 minus (2) 0.20, provided that the TCB Holdings parties shall not be entitled to terminate the merger agreement in the event Reliant elects to increase the merger consideration (either with additional shares of Reliant common stock or, subject to the requirement that the TCB Holdings merger remains a “reorganization” for tax purposes, additional cash) such that the aggregate merger consideration equals, at a minimum, $32,430,816.

Subject to the terms and conditions of the merger agreement, the TCB Holdings parties will be required to pay Reliant a termination fee of $1.8 million (the “termination fee”) if:

•
Prior to the TCB Holdings special meeting, a bona fide acquisition proposal is received by the TCB Holdings parties (and such proposal is not withdrawn prior to the termination of the merger agreement) and:

o
thereafter the merger agreement is terminated by Reliant because the TCB Holdings parties are in breach of their representations, warranties, covenants, or agreements set forth in the merger agreement and the breach rises to a level that would excuse Reliant’s obligation to complete the TCB Holdings merger and is either incurable or is not cured by the earlier of 30 days following written notice to the breaching parties or June 30, 2020, and

o
prior to the date that is 12 months after the date of such termination, TCB Holdings or CBT, or any of their subsidiaries, enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal;

•
Reliant terminates the merger agreement because (a) prior to the receipt of the requisite vote of the TCB Holdings shareholders to approve the TCB Holdings merger proposal, (i) TCB Holdings or the board of directors of TCB Holdings withdraws, modifies or qualifies in a manner adverse to Reliant its recommendation that its shareholders vote “FOR” approval of the TCB Holdings merger proposal or takes any other action or makes any other public statement inconsistent with such recommendation, or otherwise submits the merger agreement to its shareholders without a recommendation for approval, or recommends to its shareholders an acquisition proposal other than the TCB Holdings merger or (ii) TCB Holdings materially breaches its obligation to hold its shareholders’ meeting to approve the merger agreement or its obligations with respect to acquisition proposals, or (b) a tender offer or exchange offer for 20% or more of the outstanding shares of TCB Holdings common stock is commenced, other than by Reliant, and the TCB Holdings board of directors recommends that the TCB Holdings shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

•
The TCB Holdings parties terminate the merger agreement at any time prior to the receipt of the requisite vote of the TCB Holdings shareholders to approve the TCB Holdings merger proposal, to enter into a superior proposal (as defined in the merger agreement).

The termination fee could discourage other companies from seeking to acquire or merge with TCB Holdings prior to completion of the TCB Holdings merger and could cause TCB Holdings to reject any acquisition proposal which does not take into account the termination fee.

TCB Holdings Shareholders Have Dissenters’ Rights (page [•] and Appendix B)

Tennessee law permits holders of TCB Holdings common stock to dissent from the TCB Holdings merger and to have the fair value of their TCB Holdings common stock paid in cash. To do this, a TCB Holdings shareholder must follow certain procedures, including filing certain notices with TCB Holdings and refraining from voting the shareholder’s shares of TCB Holdings common stock in favor of the TCB Holdings merger proposal. If a TCB Holdings shareholder properly dissents from the TCB Holdings merger proposal, that shareholder’s shares of TCB Holdings common stock will not be exchanged for the merger consideration in the TCB Holdings merger, but rather, that shareholder’s only right will be to receive the appraised value of the shareholder’s shares in cash. For a complete description of these dissenters’ rights, see “The TCB Holdings Merger - Dissenters’ Rights” on page [•] and Appendix B to this proxy statement/prospectus where the full text of those sections of the Tennessee Business Corporation Act applicable to dissenters’ rights is set out. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to TCB Holdings before the vote is taken on, and the shareholder does not vote in favor of, the TCB Holdings merger proposal.

Opinion of Financial Advisor to TCB Holdings (page [•] and Appendix C)

At the September 16, 2019 meeting at which the TCB Holdings board of directors considered the merger agreement, Olsen Palmer LLC, or Olsen Palmer, delivered to the TCB Holdings board of directors its oral opinion, which was subsequently confirmed in writing on September 16, 2019, to the effect that, as of such date, subject to the assumptions and qualifications described in Olsen Palmer’s opinion, the merger consideration to be received by the shareholders of TCB Holdings for all the shares of TCB Holdings common stock in the TCB Holdings merger pursuant to the merger agreement is fair, from a financial point of view, to such shareholders.

The full text of Olsen Palmer’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Olsen Palmer in rendering its opinion.

TCB Holdings shareholders are urged to read Olsen Palmer’s entire opinion carefully in connection with their consideration of the proposed transaction.

The Olsen Palmer opinion is addressed to the TCB Holdings board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by TCB Holdings shareholders in the TCB Holdings merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the TCB Holdings merger. Olsen Palmer expressed no opinion as to the fairness of the merger consideration to the creditors or other constituencies of TCB Holdings.  Olsen Palmer’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the shareholders of TCB Holdings and does not address the underlying business decision of TCB Holdings to engage in the TCB Holdings merger or the relative merits of the TCB Holdings merger as compared to any other alternative business strategies that might exist for TCB Holdings.  Olsen Palmer did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the TCB Holdings merger by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the TCB Holdings merger by any other shareholder.  Olsen Palmer’s opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person.

For further information, see “The TCB Holdings Merger - Opinion of TCB Holdings’ Financial Advisor” on page [•].

Pending Acquisition of FABK (page [•])

On October 22, 2019, Reliant and FABK entered into a definitive merger agreement for FABK to merge with and into Reliant and FAB, a wholly owned subsidiary of FABK, to merge with and into Reliant Bank. The FABK merger agreement has been adopted by the board of directors of each of Reliant and FABK and the FABK merger is expected to close in the second quarter of 2020. Completion of the FABK merger is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Reliant’s and FABK’s shareholders.

Under and subject to the terms of the FABK merger agreement, at the effective time of the FABK merger, each outstanding share of common stock, par value $0.01 per share, of FABK (other than certain excluded and dissenting shares) will be converted into and canceled in exchange for the right to receive (i) $3.00 in cash, without interest, and (ii) 1.17 shares of Reliant’s common stock, par value $1.00 per share, subject to adjustment under certain circumstances provided for in the FABK merger agreement. As of October 22, 2019, there were 4,012,105 shares of FABK common stock outstanding. At the effective time of the FABK merger, each outstanding option to purchase FABK common stock will be cancelled in exchange for a cash payment in an amount equal to the product of (i) $30.00 minus the per share exercise price of the option multiplied by (ii) the number of shares of FABK common stock subject to the option (to the extent not previously exercised).  In addition, at the effective time of the FABK merger, each outstanding FABK restricted stock unit award and FABK restricted common stock award will fully vest and will be cancelled and converted automatically into the right to receive the FABK merger consideration, treating the shares of FABK common stock underlying such awards in the same manner as all other shares of FABK common stock for such purposes.

FABK is a bank holding company headquartered in Clarksville, Tennessee, and operates eight banking centers in Clarksville, Franklin, and Nashville, Tennessee, and a loan production office in Knoxville, Tennessee, through its wholly owned subsidiary FAB. See page [•] for “Selected Consolidated Historical Financial Data of FABK.”

Risk Factors (page [•])

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RELIANT

The selected historical consolidated financial and other data presented below as of and for the nine months ended September 30, 2019 and 2018, is unaudited. The selected historical consolidated financial and other data presented below, as of and for each of the years in the five-year period ended December 31, 2018, is derived from Reliant’s audited historical financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Reliant’s most recent Annual Report on Form 10-K and in Reliant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019 and Reliant’s audited consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period. See “Where You Can Find More Information” beginning on page [●].

	Nine Months Ended September 30,		For the Year Ended December 31,
(In thousands, except share and ratio data)	2019	2018	2018	2017	2016	2015	2014
INCOME STATEMENT DATA:
Interest income	$58,746	$50,762	$69,225	$40,158	$36,015	$29,888	$17,215
Interest expense	17,408	10,510	15,396	5,671	3,363	2,718	1,629
Net interest income	41,338	40,252	53,829	34,487	32,652	27,170	15,586
(Reversal of) provision for loan losses	806	759	1,035	1,316	968	(270)	(1,500)
Noninterest income	7,396	8,022	9,646	6,010	8,800	12,382	4,608
Noninterest expense	38,919	38,365	50,561	31,076	30,374	31,569	17,166
Noncontrolling interest in net loss of subsidiary	4,484	2,243	3,578	1,083	1,039	(407)	1,184
Net income	12,063	9,962	14,085	7,246	8,936	5,575	3,896
BALANCE SHEET DATA:
Total assets	$1,852,487	$1,684,201	$1,724,338	$1,125,034	$911,984	$876,404	$449,731
Total securities	297,310	293,028	296,323	220,201	146,813	133,825	77,245
Total loans, net	1,350,683	1,194,129	1,220,184	762,488	657,701	608,747	309,497
Allowance for loan losses	12,291	10,698	10,892	9,731	9,082	7,823	7,353
Total other real estate owned, net	1,943	1,000	1,000	-	-	1,149	1,204
Total deposits	1,610,633	1,395,546	1,437,903	883,519	763,834	640,008	334,365
Other borrowed money	11,665	11,583	11,603	-	3,671	-	6,651
FHLB advances	3,928	62,686	57,498	96,747	32,287	135,759	63,500
Total shareholders’ equity	219,652	203,751	208,414	140,137	106,919	96,751	43,516
PER COMMON SHARE DATA:
Earnings per share - basic	$1.07	$0.88	$1.24	$0.89	$1.18	$0.88	$0.98
Earnings per share - diluted	1.07	0.87	1.23	0.88	1.16	0.86	0.96
Book value per share	$19.62	$17.67	$18.07	$15.51	$13.75	$13.29	$11.13
PERFORMANCE RATIOS:
Return on average assets (5)	0.91%	0.82%	0.86%	0.73%	1.01%	0.76%	0.93%
Return on average equity (5)	7.55%	6.56%	6.93%	6.15%	8.57%	6.96%	9.38%
Net interest margin (1) (5)	3.57%	3.76%	3.78%	3.97%	4.15%	4.00%	3.96%
ASSET QUALITY RATIOS:
Nonperforming loans to total loans	0.33%	0.36%	0.54%	0.95%	1.29%	1.09%	2.78%
Net loan (recoveries) charge offs to average loans (5)	(0.06)%	(0.04)%	(0.01)%	0.09%	(0.05)%	(0.14)%	(0.11)%
Allowance for loan losses to total loans	0.91%	0.90%	0.88%	1.26%	1.36%	1.27%	2.32%
CAPITAL RATIOS:
Leverage ratio (2)	9.85%	10.38%	10.38%	11.89%	10.86%	9.92%	9.71%
Tier 1 risk-based capital ratio (3)	11.64%	12.37%	12.44%	13.90%	13.00%	12.02%	12.19%
Total risk-based capital ratio (4)	12.51%	13.20%	13.28%	14.97%	14.22%	13.13%	13.45%

(1)	Net interest margin is the result of tax equivalent net interest income for the period divided by average interest earning assets.
(2)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
(3)	Tier 1 capital divided by total risk-weighted assets.
(4)	Total capital divided by total risk-weighted assets.
(5)	September 30 data is annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TCB HOLDINGS

The selected historical consolidated financial and other data of TCB Holdings presented below, as of and for the nine months ended September 30, 2019 and 2018, is unaudited. The selected historical consolidated financial and other data of TCB Holdings presented below, as of and for each of the years in the five-year period ended December 31, 2018, is derived from TCB Holdings’ audited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		For the Year Ended December 31,
(In thousands, except share and ratio data)	2019	2018	2018	2017	2016	2015	2014
INCOME STATEMENT DATA:
Interest income	$7,933	$7,173	$9,649	$8,656	$7,212	$6,580	$6,708
Interest expense	1,438	744	1,078	940	795	729	780
Net interest income	6,495	6,429	8,571	7,716	6,417	5,851	5,928
(Reversal of) provision for loan losses	(743)	-	(400)	-	(259)	(150)	(249)
Noninterest income	1,113	1,067	1,703	1,463	1,316	1,486	1,360
Noninterest expense (6)	6,851	5,615	7,700	7,231	6,929	6,949	6,933
Net income (6)	1,241	1,325	2,375	2,118	1,002	538	330
BALANCE SHEET DATA:
Total assets	$257,018	$228,459	$235,032	$229,668	$218,013	$208,099	$199,523
Total securities	60,130	59,507	60,144	65,557	90,938	89,401	97,874
Total loans, net	168,309	141,683	150,628	143,442	104,047	99,390	78,740
Allowance for loan losses	(1,558)	(2,425)	(2,054)	(2,382)	(2,290)	(2,760)	(2,824)
Total other real estate owned, net	-	-	-	-	463	810	3,451
Total deposits	212,159	196,134	200,747	190,177	185,626	178,164	169,657
Other borrowed money	63	81	77	94	110	124	137
FHLB advances	14,000	6,750	6,750	13,500	9,000	7,000	7,000
Total shareholders’ equity (6)	27,055	23,136	24,683	23,201	20,999	20,894	20,796
PER COMMON SHARE DATA (6):
Earnings per share - basic	$1.18	$1.27	$2.27	$2.04	$0.97	$0.52	$0.32
Earnings per share - diluted	1.18	1.27	2.27	2.04	0.97	0.52	0.32
Book value per share	$25.64	$22.17	$23.50	$22.23	$20.30	$20.20	$20.20
PERFORMANCE RATIOS (6):
Return on average assets (5)	0.67%	0.76%	1.03%	0.93%	0.47%	0.27%	0.17%
Return on average equity (5)	6.44%	7.77%	10.42%	9.64%	4.67%	2.61%	1.73%
Net interest margin (1) (5)	3.74%	3.96%	3.96%	3.58%	3.21%	3.10%	3.23%
ASSET QUALITY RATIOS:
Nonperforming loans to total loans	0.64%	0.55%	0.55%	0.54%	0.73%	0.62%	0.87%
Net loan (recoveries) charge offs to average loans (5)	(0.20)%	(0.04)%	(0.05)%	(0.07)%	0.21%	(0.10)%	(0.64)%
Allowance for loan losses to total loans	0.92%	1.68%	1.35%	1.63%	2.15%	2.70%	3.46%
CAPITAL RATIOS (7):
Leverage ratio (2)	10.81%	9.94%	11.14%	10.35%	10.31%	10.44%	10.58%
Tier 1 risk-based capital ratio (3)	16.05%	16.03%	16.49%	16.31%	18.83%	19.19%	20.64%
Total risk-based capital ratio (4)	16.96%	17.29%	17.74%	17.56%	20.09%	20.45%	21.91%

(1)	Net interest margin is the result of net interest income for the period divided by average interest earning assets.
(2)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
(3)	Tier 1 capital divided by total risk-weighted assets.
(4)	Total capital divided by total risk-weighted assets.
(5)	September 30 data is annualized.
(6)	Included in the holding company’s financial statements at 9/30/2019 are accrued merger transaction costs totaling $687,000.
(7)	Bank only ratios.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FABK

The selected historical consolidated financial and other data of FABK presented below, as of and for the nine months ended September 30, 2019 and 2018, is unaudited. The selected historical consolidated financial and other data of FABK presented below, as of and for each of the years in the five-year period ended December 31, 2018, is derived from FABK’s audited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		For the Year Ended December 31,
(In thousands, except share and ratio data)	2019	2018	2018	2017	2016	2015	2014
INCOME STATEMENT DATA:
Interest income	$27,671	$23,281	$32,234	$26,804	$23,446	$22,115	$19,937
Interest expense	7,731	4,569	6,683	4,573	3,987	2,906	2,619
Net interest income	19,940	18,712	25,551	22,231	19,459	19,209	17,318
(Reversal of) provision for loan losses	657	430	600	(420)	815	1,235	618
Noninterest income	2,873	2,288	3,131	3,235	2,627	2,813	2,730
Noninterest expense	15,384	14,180	19,006	18,036	17,182	15,977	14,370
Noncontrolling interest in net loss of subsidiary
Net income	5,180	5,329	7,361	4,295	2,894	3,357	3,252
BALANCE SHEET DATA:
Total assets	$732,562	$632,185	$664,329	$571,502	$528,440	$487,373	$442,534
Total securities	41,758	43,390	42,945	44,428	46,489	48,635	42,139
Total loans, net	614,530	543,821	574,931	483,801	417,244	397,036	361,121
Allowance for loan losses	5,420	5,702	5,332	5,661	6,498	5,937	5,266
Total other real estate owned, net	87	387	387	340	755	639	702
Total deposits	602,953	484,579	522,606	444,192	416,928	362,264	329,500
Other borrowed money				15,000	15,000	15,000	15,000
FHLB advances	34,373	65,383	57,632	37,131	27,113	41,002	19,500
Total shareholders’ equity	80,824	75,795	77,250	69,816	65,546	66,172	65,683
PER COMMON SHARE DATA:
Earnings per share - basic	$1.33	$1.42	$1.94	$1.19	$0.80	$0.92	$0.86
Earnings per share - diluted	1.22	1.30	1.79	1.06	0.73	0.85	0.80
Book value per share	$20.93	$18.62	$19.04	$18.24	$18.48	$18.24	$17.78
PERFORMANCE RATIOS:
Return on average assets (5)	1.01%	1.20%	1.21%	0.79%	0.57%	0.72%	0.78%
Return on average equity (5)	8.75%	9.84%	9.97%	6.30%	4.39%	5.11%	4.94%
Net interest margin (1) (5)	4.10%	4.42%	4.41%	4.33%	4.08%	4.35%	4.33%
ASSET QUALITY RATIOS:
Nonperforming loans to total loans	0.91%	1.06%	1.02%	0.81%	1.97%	2.50%	2.78%
Net loan (recoveries) charge offs to average loans (5)	0.09%	0.08%	0.18%	0.09%	0.05%	0.15%	0.06%
Allowance for loan losses to total loans	0.87%	1.04%	0.92%	1.16%	1.53%	1.47%	1.44%
CAPITAL RATIOS:
Leverage ratio (2)	10.89%	11.47%	11.05%	11.54%	11.91%	12.75%	13.90%
Tier 1 risk-based capital ratio (3)	11.36%	11.74%	11.43%	12.15%	13.37%	13.85%	15.81%
Total risk-based capital ratio (4)	12.18%	12.69%	12.27%	13.20%	14.62%	15.10%	17.07%

(1)	Net interest margin is the result of tax equivalent net interest income for the period divided by average interest earning assets.
(2)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
(3)	Tier 1 capital divided by total risk-weighted assets.
(4)	Total capital divided by total risk-weighted assets.
(5)	September 30 data is annualized.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Reliant

Reliant common stock is traded on Nasdaq under the symbol “RBNC.”

The following table presents the closing sale price of Reliant common stock on September 16, 2019, the last trading day before the date of the public announcement of the merger agreement, and [                    ], 2019, the last practicable date before the date of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of TCB Holdings common stock on those dates, calculated by (i) multiplying the closing sale price of Reliant common stock on those dates by the exchange ratio (0.769) and (ii) adding $17.13.

The following table shows only historical comparisons. No assurance can be given as to what the market price of the Reliant common stock will be when the TCB Holdings merger is completed or any time thereafter. Because the market value of Reliant common stock will fluctuate after the date of this proxy statement/prospectus, no assurance can be given as to the value a share of Reliant common stock will have when received by a TCB Holdings shareholder. TCB Holdings shareholders are advised to obtain current market quotations for Reliant common stock and TCB Holdings common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the proposals contained in this proxy statement/prospectus.

Date	Reliant common stock		Equivalent TCB Holdings share price
September 16, 2019		$24.36		$35.86
[ ],2019	$	[ ]	$	[ ]

As of [                   ], 2019, the last practicable date prior to the date of this proxy statement/prospectus, there were [                   ] shares of Reliant common stock issued and outstanding and approximately [            ] shareholders of record.

Reliant currently pays a quarterly dividend on shares of Reliant common stock and last paid a dividend on October 18, 2019 of $0.09 per share.

As a holding company, Reliant is ultimately dependent upon its bank subsidiary, Reliant Bank, to provide funding for Reliant’s operating expenses, debt service, and dividends. Various banking laws and regulations applicable to Reliant Bank limit the payment of dividends and other distributions by Reliant Bank to Reliant, and these laws and regulations may limit Reliant’s ability to pay dividends to its shareholders. Additionally, bank regulatory authorities could impose administratively stricter limitations on the ability of Reliant Bank to pay dividends to Reliant if such limits were deemed appropriate to preserve certain capital adequacy requirements.  Accordingly, there can be no assurance that Reliant will continue to pay dividends to its shareholders in the future. See “Supervision and Regulation – Payment of Dividends” in Reliant’s Annual Report on Form 10-K for the year ended December 31, 2018, and the risk factor entitled “Reliant’s ability to pay cash dividends is limited, and Reliant may be unable to pay future dividends even if it desires to do so” in Reliant’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus, for additional information about limitations on Reliant’s and Reliant Bank’s ability to declare and pay dividends. See “Where You Can Find More Information” beginning on page [●].

TCB Holdings

TCB Holdings common stock is listed for trading on the OTC Pink market of OTC Markets Group, Inc. under the symbol “TNCB.” The market for TCB Holdings common stock has been illiquid and irregular, with most shares trading in private transactions.  As of [                    ], 2019, the last practicable date prior to the date of this proxy statement/prospectus, there were [            ] shares of TCB Holdings common stock issued and outstanding and approximately [            ] shareholders of record.

TCB Holdings currently pays a semiannual dividend on shares of TCB Holdings common stock in May and November and last paid a dividend on November 5, 2019 of $0.25 per share.

RISK FACTORS RELATED TO THE TCB HOLDINGS MERGER

If the TCB Holdings merger is consummated and you are a TCB Holdings shareholder that does not exercise dissenters’ rights, you will receive cash and shares of Reliant common stock in exchange for your shares of TCB Holdings common stock. An investment in Reliant common stock is subject to a number of risks and uncertainties. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page [●] under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to Reliant that you should consider in deciding how to vote at the TCB Holdings special meeting, in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect Reliant’s future financial results and may cause Reliant’s future earnings and financial condition to be less favorable than Reliant’s expectations. There are also a number of risks related to the TCB Holdings merger that shareholders of TCB Holdings should consider in deciding how to vote on the TCB Holdings merger proposal. This section summarizes many of those risks.

In addition, Reliant’s business is subject to numerous risks and uncertainties, including the risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2018, in addition to other filings Reliant has made with the SEC since the date of its most recently filed Annual Report on Form 10-K, each of which is incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page [●].

Because the market price of Reliant common stock will fluctuate, the value of the merger consideration to be received by TCB Holdings shareholders is uncertain.

In connection with the TCB Holdings merger, each share of TCB Holdings common stock (except for specified shares of TCB Holdings common stock held by the TCB Holdings parties or Reliant parties and any dissenting shares) will be converted into the right to receive 0.769 shares of Reliant common stock and $17.13 in cash, without interest. The market value of the merger consideration will fluctuate because the market value of the shares of Reliant common stock to be received as a portion of the merger consideration will vary from the closing price of Reliant common stock on the date Reliant and TCB Holdings announced the TCB Holdings merger, on the date that this proxy statement/prospectus is mailed to TCB Holdings shareholders, on the date of the TCB Holdings special meeting, and on the date the TCB Holdings merger is completed and thereafter. Any change in the market price of Reliant common stock prior to the completion of the TCB Holdings merger will affect the market value of the stock portion of the merger consideration that TCB Holdings shareholders will receive upon completion of the TCB Holdings merger. Stock price changes may result from a variety of factors that are beyond the control of Reliant, including, but not limited to, general market and economic conditions, the FABK merger and developments related thereto, changes in Reliant’s business, operations, and prospects and regulatory considerations. Therefore, at the time of the TCB Holdings special meeting, you will not know the precise market value of the consideration you will receive at the effective time.

Depending on the amount the market price of Reliant common stock fluctuates, TCB Holdings and CBT may have the right to terminate the merger agreement prior to the closing; provided, however, Reliant will have the right to prevent TCB Holdings’ and CBT’s termination of the merger agreement by increasing the aggregate merger consideration, either by increasing the cash to be paid (subject to the condition that the TCB Holdings merger continue to qualify as a reorganization for tax purposes) and/or increasing the exchange ratio, to a minimum amount as set forth in the merger agreement. For additional information, see “The Merger Agreement - Termination of the Merger Agreement” beginning on page [•].

You should obtain current market quotations for shares of Reliant common stock.

The market price for Reliant common stock may be affected by factors different from those that historically have affected TCB Holdings.

Upon completion of the TCB Holdings merger, holders of TCB Holdings common stock will become holders of Reliant common stock. Reliant’s business differs in certain respects from that of TCB Holdings, and accordingly the results of operations of Reliant will be affected by some factors that are different from those currently affecting the results of operations of TCB Holdings. For a discussion of the businesses of Reliant and TCB Holdings and of some important factors to consider in connection with those businesses, see the section entitled “Where You Can Find More Information” beginning on page [•], including, in particular, in the section entitled “Risk Factors” in Reliant’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and September 30, 2019, and “Information About TCB Holdings” on page [●].

The market price of Reliant’s common stock may decline as a result of the TCB Holdings merger and/or the FABK merger if, for example, Reliant does not achieve the perceived benefits and cost savings associated with the TCB Holdings merger and/or the FABK merger or the effect of the TCB Holdings merger and/or the FABK merger on Reliant’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the TCB Holdings merger and/or the FABK merger, Reliant’s shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks, and liabilities. Shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company, either of which could exert downward pressure on the market price of Reliant’s common stock.

The TCB Holdings merger may not be completed, which could have a material adverse effect on the business, future operations, and stock price of Reliant or TCB Holdings.

Completion of the TCB Holdings merger is subject to the receipt of all required regulatory approvals, including approval of the Federal Reserve and the TDFI. If Reliant is not successful in obtaining the required regulatory approvals, the TCB Holdings merger will not be completed. Even if the regulatory approvals are received, the timing of the regulatory approvals and any conditions imposed by the regulatory approvals could result in certain closing conditions for the TCB Holdings merger not being satisfied.

Consummation of the TCB Holdings merger is also conditioned upon the satisfaction of other customary closing conditions, including (1) the approval of the TCB Holdings merger proposal by TCB Holdings’ shareholders, (2) the absence of any order, decree, injunction, or law enjoining or prohibiting the TCB Holdings merger, (3) the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and (4) the authorization for listing on Nasdaq of the shares to be issued by Reliant in connection with the TCB Holdings merger. Each party’s obligation to complete the TCB Holdings merger is also subject to certain additional customary conditions. Additionally, Reliant’s obligation to complete the TCB Holdings merger is subject to holders of not more than 7.5% of the outstanding shares of TCB Holdings common stock perfecting their rights to dissent from the TCB Holdings merger. If a condition to a party’s obligation to consummate the TCB Holdings merger is not satisfied, that party may be able to terminate the merger agreement and, in such case, the transaction would not be consummated. However, if a condition to a party’s obligation to consummate the TCB Holdings merger is not satisfied, that party may, to the extent allowed by law and the merger agreement, waive such condition.

If the TCB Holdings merger is not completed, the respective businesses and financial results of Reliant and TCB Holdings may be adversely affected and will be subject to several risks, including the following:

•	the price of Reliant or TCB Holdings common stock may decline to the extent that its current market price reflects a market assumption that the TCB Holdings merger will be completed;
•	having to pay significant costs relating to the TCB Holdings merger without receiving any benefits arising from the TCB Holdings merger;
•	negative reactions from customers, employees, shareholders, and market analysts; and
•	the diversion of the focus of management to the TCB Holdings merger instead of on pursuing other opportunities that could have been beneficial to the business of Reliant or TCB Holdings.

If the merger agreement is terminated under certain circumstances, the TCB Holdings parties may be required to pay a termination fee of $1.8 million to Reliant. For additional information, see “The Merger Agreement - Termination of the Merger Agreement” beginning on page [•].

Reliant may not be able to successfully integrate TCB Holdings or FABK or to realize the anticipated benefits of the mergers.

Reliant can provide no assurance that the TCB Holdings merger and/or the FABK merger will be consummated and the closing of the FABK merger is not a condition to the closing of the TCB Holdings merger nor is the closing of the TCB Holdings merger a condition to the closing of the FABK merger. In the event that the TCB Holdings merger and/or the FABK merger is consummated, a successful integration of TCB Holdings’ or FABK’s operations with Reliant’s operations will depend substantially on Reliant’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Reliant may not be able to combine its operations with the operations of TCB Holdings or FABK without encountering difficulties, such as:

•	the loss of key employees and customers;
•	the disruption of operations and business;
•	inability to maintain and increase competitive presence;
•	loan and deposit attrition, customer loss and revenue loss;
•	possible inconsistencies in standards, control procedures and policies;
•	unexpected problems with costs, operations, personnel, technology and credit; and/or
•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit Reliant’s successful integration of TCB Holdings and/or FABK.

Further, Reliant entered into the merger agreement and the FABK merger agreement with the expectation that the TCB Holdings merger and the FABK merger will result in various benefits, including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the TCB Holdings merger and the FABK merger is subject to a number of uncertainties, including whether Reliant integrates TCB Holdings and FABK in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in a reduction in the price of Reliant’s common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy that could materially and adversely affect Reliant’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Reliant’s future acquisitions, including the FABK merger, if consummated, could dilute your ownership in Reliant and may cause Reliant to become more susceptible to adverse economic events.

Reliant has acquired other companies using its common stock as consideration in the past and may acquire or make investments in banks and other complementary businesses using its common stock as consideration in the future. Reliant may issue additional shares of common stock to pay for such future acquisitions, including, if consummated, the FABK merger, which would dilute your ownership interest in Reliant. Future business acquisitions could be material to Reliant, and the degree of success achieved in acquiring and integrating these businesses into Reliant could have a material effect on the value of Reliant common stock. In addition, any acquisition could require Reliant to use substantial cash or other liquid assets or incur debt. In those events, Reliant could become more susceptible to economic downturns and competitive pressures.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement and the FABK merger agreement may be completed, approval of Reliant’s applications and notices filed with the Federal Reserve and the TDFI must be obtained. These governmental entities and regulatory agencies may impose conditions, limitations or costs, or place restrictions on Reliant’s business after the completion of the TCB Holdings merger and/or the FABK merger as a condition to the granting of such approvals or require changes to the terms of the TCB Holdings merger, the TCB Holdings bank merger, the FABK merger, or the FABK bank merger. Although Reliant and TCB Holdings do not currently expect that any material conditions or changes would be imposed, there can be no assurance that they will not be, and any such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the combined company’s revenues, any of which might have a material adverse effect on Reliant following the TCB Holdings merger and the TCB Holdings bank merger. There can be no assurance as to whether the required regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger Agreement - Conditions to Consummation of the TCB Holdings Merger” beginning on page [•] for a discussion of the conditions to the completion of the TCB Holdings merger and for a description of the regulatory approvals that must be received in connection with the TCB Holdings merger and the TCB Holdings bank merger.

Reliant may fail to realize the cost savings anticipated from the TCB Holdings merger and/or the FABK merger.

Although Reliant anticipates that it will realize certain cost savings as to the operations of TCB Holdings, CBT, FABK, and FAB and otherwise from the TCB Holdings merger and the FABK merger if and when the operations of TCB Holdings, CBT, FABK, and FAB are fully integrated into Reliant’s and Reliant Bank’s operations, it is possible that Reliant may not realize all of the cost savings that it has estimated to be realized from the TCB Holdings merger and/or the FABK merger. For example, Reliant may be required to continue to operate or maintain functions that are currently expected to be combined or reduced as a result of the TCB Holdings merger and/or the FABK merger. The realization of the estimated cost savings also will depend on Reliant’s ability to combine the operations of Reliant and Reliant Bank with the operations of TCB Holdings, CBT, FABK, and FAB in a manner that permits those costs savings to be realized. If Reliant is not able to integrate the operations of TCB Holdings, CBT, FABK, and FAB into Reliant’s and Reliant Bank’s operations successfully to reduce the combined costs of conducting the integrated operations of the companies, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected. The failure to realize those cost savings could materially adversely affect the combined company’s financial condition, results of operations, capital, liquidity, or cash flows.

The issuance of the merger consideration to TCB Holdings’ shareholders may decrease the market price of Reliant common stock.

As partial consideration for the TCB Holdings merger, Reliant will issue approximately [         ] shares of Reliant common stock to TCB Holdings’ shareholders. This transaction will result in Reliant’s current shareholders’ existing share ownership being diluted by an aggregate of approximately [          ] new shares, which represents [          ] % of Reliant’s outstanding common stock immediately prior to the closing of the TCB Holdings merger. The dilution associated with the issuance of new shares of common stock in the TCB Holdings merger may result in fluctuations in the market price of Reliant common stock, including a stock price decrease, and could materially impair Reliant’s earnings per share and other per share financial metrics.

The combined company will incur significant transaction and merger-related costs in connection with the TCB Holdings merger and the FABK merger.

Reliant expects to incur significant costs associated with combining the operations of TCB Holdings, CBT, FABK, and FAB with the operations of Reliant and Reliant Bank. Reliant recently began collecting information in order to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of the businesses of Reliant, TCB Holdings, and FABK. Although Reliant expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the TCB Holdings merger and/or the FABK merger is consummated, Reliant will incur substantial expenses (such as legal, accounting, and financial advisory fees) in pursuing the TCB Holdings merger and/or the FABK merger that will adversely impact each company’s earnings.

The Reliant parties and the TCB Holdings parties will be subject to business uncertainties and contractual restrictions while the TCB Holdings merger is pending, which could adversely affect their business and operations.

Uncertainty about the effect of the TCB Holdings merger on employees and customers may have an adverse effect on the Reliant parties or the TCB Holdings parties. Uncertainties surrounding the TCB Holdings merger may impair the ability of Reliant Bank or CBT to attract, retain and motivate key personnel until the TCB Holdings merger is completed, and could cause customers and others that deal with the banks to seek to change their existing business relationships.

Under the terms of the merger agreement, each of Reliant, TCB Holdings and CBT is subject to certain restrictions on its business prior to completing the TCB Holdings merger, which may adversely affect its ability to execute certain of its business strategies. In addition, the merger agreement restricts TCB Holdings and CBT from taking other specified actions until the TCB Holdings merger occurs without the consent of Reliant, such as, but not limited to, acquiring or disposing of certain assets, incurring certain indebtedness, or incurring certain capital expenditures. These restrictions may prevent TCB Holdings and CBT from pursuing attractive business opportunities that may arise prior to the completion of the TCB Holdings merger. Such limitations could negatively impact TCB Holdings’ or Reliant’s businesses and operations prior to the completion of the TCB Holdings merger.

The termination fee and the restrictions on negotiation contained in the merger agreement may discourage other companies from trying to acquire TCB Holdings.

Until the consummation of the TCB Holdings merger, with some exceptions, the TCB Holdings parties are prohibited from soliciting, initiating, knowingly facilitating or encouraging, or participating in any discussion, negotiation or activity regarding an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Reliant. In addition, the TCB Holdings parties have agreed to pay a termination fee of $1.8 million to Reliant if the merger agreement is terminated under certain circumstances. See “The Merger Agreement - Termination of the Merger Agreement” beginning on page [●]. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of TCB Holdings or CBT from considering or proposing such an acquisition that might result in greater value to TCB Holdings’ shareholders than the TCB Holdings merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire TCB Holdings or CBT than it might otherwise have proposed to pay.

Certain senior officers and directors of TCB Holdings have interests in the TCB Holdings merger different from, or in addition to, the interests of TCB Holdings’ shareholders.

Certain of TCB Holdings’ existing directors and senior officers have interests in the TCB Holdings merger that are different from, or in addition to, the interests of TCB Holdings’ shareholders generally. For example, certain senior officers have agreements that provide for cash payments following the consummation of the TCB Holdings merger, and certain senior officers and directors will receive lump sum payments under their various deferred compensation retirement plans following the consummation of the TCB Holdings merger. The TCB Holdings board of directors was aware of these interests when it adopted the merger agreement. See “The TCB Holdings Merger - Interests of Officers and Directors of TCB Holdings in the TCB Holdings Merger” beginning on page [●].

The TCB Holdings merger and/or the FABK merger may distract Reliant’s management from its other responsibilities.

The acquisition of TCB Holdings and/or FABK could cause Reliant’s management to focus its time and energies on matters related to the acquisition and integration of TCB Holdings and/or FABK into Reliant’s business that otherwise would be directed to the business and operations of Reliant. Any such distraction on the part of management, if significant, could affect Reliant’s ability to service existing business and develop new business and, as a result, could adversely affect its business and earnings and negatively impact the trading price of its common stock.

The fairness opinion delivered to the board of directors of TCB Holdings by its financial advisor prior to the signing of the merger agreement does not reflect any changes in circumstances since the date of the opinion.

Olsen Palmer, the financial advisor to TCB Holdings, delivered its fairness opinion on September 16, 2019 to the board of directors of TCB Holdings. Changes in the operations and prospects of TCB Holdings, CBT, Reliant, or Reliant Bank, general market and economic conditions, and other factors that may be beyond the control of TCB Holdings, CBT, Reliant, and Reliant Bank may alter the value of TCB Holdings, CBT, Reliant, or Reliant Bank, or the value of shares of TCB Holdings common stock or Reliant common stock, by the time the TCB Holdings merger is completed. The fairness opinion does not speak as of the date of this document, at the time the TCB Holdings merger is completed or as of any date other than the date of the opinion. The fairness opinion is attached as Appendix C to this proxy statement/prospectus. For a description of the opinion, see “The TCB Holdings Merger - Opinion of TCB Holdings’ Financial Advisor.”

Holders of Reliant and TCB Holdings common stock will have a reduced ownership and voting interest after the TCB Holdings merger and, if consummated, the FABK merger and will exercise less influence over management.

Holders of Reliant and TCB Holdings common stock currently have the right to vote in the election of the board of directors of and on other matters affecting Reliant and TCB Holdings, respectively. Upon the completion of the TCB Holdings merger, each TCB Holdings shareholder who receives shares of Reliant common stock as merger consideration will become a shareholder of Reliant with a percentage ownership of Reliant that is much smaller than such shareholder’s percentage ownership of TCB Holdings. It is currently expected that the former shareholders of TCB Holdings as a group will receive shares of Reliant common stock constituting approximately [●] % of the current number of outstanding shares of Reliant common stock immediately after the effective time. As a result, current shareholders of Reliant as a group will own approximately [●] % of the outstanding shares of Reliant common stock immediately after the TCB Holdings merger assuming the FABK merger is not yet consummated at that time. If the FABK merger is consummated, the former shareholders of TCB Holdings as a group will own an even smaller percentage of the outstanding shares of Reliant common stock immediately after the FABK merger. Because of this, TCB Holdings’ shareholders will have less influence on the management and policies of Reliant than they now have on the management and policies of TCB Holdings, and current shareholders of Reliant may have less influence than they now have on the management and policies of Reliant.

A portion of the merger consideration received by TCB Holdings shareholders will generally be taxable.

A TCB Holdings shareholder generally will not recognize any gain or loss on the conversion of shares of TCB Holdings common stock into shares of Reliant common stock. However, a TCB Holdings shareholder generally will be taxed upon receipt of the cash portion of the merger consideration in exchange for shares of TCB Holdings common stock or for any cash received in lieu of any fractional share of Reliant common stock or in connection with the cancellation for cash of any outstanding options to purchase TCB Holdings common stock. See “Material United States Federal Income Tax Consequences” beginning on page [●] for a more complete discussion of the United States federal income tax consequences of the TCB Holdings merger.

The shares of Reliant common stock to be received by TCB Holdings shareholders as consideration for the TCB Holdings merger will have different rights from the shares of TCB Holdings common stock.

Upon completion of the TCB Holdings merger, TCB Holdings shareholders will become Reliant shareholders and their rights as Reliant shareholders will continue to be governed by Tennessee corporate law, and will additionally be governed by the Reliant charter and bylaws. The rights associated with TCB Holdings common stock are different from the rights associated with Reliant common stock. For example, under Tennessee law, dissenters’ rights are not available to holders of a class of stock that is traded on a national securities exchange, such as Reliant common stock, whereas generally under Tennessee law, dissenters’ rights are available to holders of a class of stock that is not traded on a national securities exchange, such as TCB Holdings common stock. Please see “Comparative Rights of Shareholders” beginning on page [●] for a further discussion of the different rights associated with Reliant common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this proxy statement/prospectus, including the appendices hereto, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the benefits to Reliant and TCB Holdings of the TCB Holdings merger, Reliant’s and TCB Holdings’ future financial and operating results (including the anticipated impact of the TCB Holdings merger on the combined company’s earnings per share and tangible book value) and Reliant’s and TCB Holdings’ plans and intentions.

All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Reliant and TCB Holdings to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and factors include, among others:

•	the risk that the cost savings and any revenue synergies from the TCB Holdings merger and/or the FABK merger may not be realized or take longer than anticipated to be realized;
•	the ability to meet expectations regarding the timing and completion and accounting and tax treatment of the TCB Holdings merger and/or the FABK merger;
•
the effect of the announcement and pendency of the TCB Holdings merger and/or the FABK merger on customer, supplier, or employee relationships and operating results (including without limitation difficulties in maintaining relationships with employees and customers), as well as on the market price of Reliant’s common stock;

•
the risk that the businesses and operations of TCB Holdings and its subsidiaries and of FABK and its subsidiaries cannot be successfully integrated with the business and operations of Reliant and its subsidiaries or that integration will be more costly or difficult than expected;

•	the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement or the FABK merger agreement;
•
the amount of costs, fees, expenses, and charges related to the TCB Holdings merger and/or the FABK merger, including those arising as a result of unexpected factors or events, including those arising as a result of unexpected factors or events;

•	the ability to obtain the shareholder and governmental approvals required for the TCB Holdings merger and/or the FABK merger;
•	reputational risk associated with and the reaction of the parties’ customers, suppliers, employees, or other business partners to the TCB Holdings merger and/or the FABK merger;
•
the failure of any of the conditions to the closing of the TCB Holdings merger and/or the FABK merger to be satisfied, or any unexpected delay in closing the TCB Holdings merger and/or the FABK merger;

•	the dilution caused by Reliant’s issuance of additional shares of its common stock in the TCB Holdings merger and/or the FABK merger;
•	Reliant’s ability to simultaneously execute on two separate business combination transactions;
•
the risk associated with Reliant management’s attention being diverted away from the day-to-day business and operations of Reliant to the completion of the TCB Holdings merger and/or the FABK merger; and

•	general competitive, economic, political, and market conditions.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus, and the “Risk Factors” sections of Reliant’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page [●].

Reliant and TCB Holdings urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made in this proxy statement/prospectus. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this proxy statement/prospectus or made by Reliant or TCB Holdings in any report, filing, document or information incorporated by reference in this proxy statement/prospectus, speaks only as of the date on which it is made. Neither Reliant nor TCB Holdings undertakes any obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that these assumptions or bases have been chosen in good faith and that they are reasonable. However, we caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, we caution you not to place undue reliance on the forward-looking statements contained in this proxy statement/prospectus or incorporated by reference herein.

TCB HOLDINGS SPECIAL MEETING

General

This document constitutes a proxy statement of TCB Holdings in connection with the solicitation of proxies by the TCB Holdings board of directors from the TCB Holdings shareholders for the vote on the TCB Holdings merger proposal and on the TCB Holdings adjournment proposal. The proxy statement/prospectus is being mailed to TCB Holdings shareholders of record on or about [        ], 2019, together with the notice of the TCB Holdings special meeting and a proxy solicited by TCB Holdings’ board of directors for use at the TCB Holdings special meeting and at any adjournments or postponements of the TCB Holdings special meeting.

Meeting Date, Time, and Place

The TCB Holdings special meeting will be held on [            ], 2019 at [            ], local time, in the Board Room of Community Bank & Trust located at 575 South Main Street, Ashland City, Tennessee 37015.

Matters to be Considered

At the TCB Holdings special meeting, TCB Holdings shareholders will be asked to:

•	approve the TCB Holdings merger proposal; and

•	approve the TCB Holdings adjournment proposal.

Each copy of this proxy statement/prospectus mailed to TCB Holdings shareholders is accompanied by a proxy form for use at the TCB Holdings special meeting.

Record Date; Quorum

The TCB Holdings board of directors has fixed the close of business on [                    ], 2019 as the record date for determining the TCB Holdings shareholders entitled to receive notice of and to vote at the TCB Holdings special meeting. As of the record date, there were [            ] shares of TCB Holdings common stock outstanding and entitled to vote at the TCB Holdings special meeting held by approximately [            ] holders of record. Each share of TCB Holdings common stock entitles the holder to one vote at the TCB Holdings special meeting on each proposal to be considered at the TCB Holdings special meeting. The presence at the TCB Holdings special meeting, in person or by proxy, of holders of a majority of the outstanding shares of TCB Holdings common stock entitled to vote at the TCB Holdings special meeting will constitute a quorum for the transaction of business. All shares of TCB Holdings common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the TCB Holdings special meeting, including any adjournment thereof (unless a new record date is or must be set for the adjourned meeting).

Vote Required; Treatment of Abstentions and Failure to Vote

TCB Holdings merger proposal:

•
Standard: Approval of the TCB Holdings merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of TCB Holdings common stock.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the TCB Holdings special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the TCB Holdings merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

TCB Holdings adjournment proposal:

•	Standard: Approval of the TCB Holdings adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal at the TCB Holdings special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the TCB Holdings special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the TCB Holdings adjournment proposal, so long as a quorum is present, it will have no effect on the proposal.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers, and other nominees who hold shares of stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker, or other nominee that are represented at the TCB Holdings special meeting, but with respect to which the bank, broker, or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of TCB Holdings common stock in “street name,” your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statement/prospectus. TCB Holdings believes that the proposals to be presented at the TCB Holdings special meeting are “non-routine” proposals, and your bank, broker, or other nominee may not vote your shares without your specific voting instructions. Therefore, if you are a TCB Holdings shareholder and you fail to direct your bank, broker, or other nominee to vote your shares, it could have the same effect as voting against the TCB Holdings merger proposal and, if a quorum is present, no effect on the TCB Holdings adjournment proposal.

Shares Held by Officers and Directors

As of the record date, the directors and executive officers of TCB Holdings and their affiliates collectively beneficially owned and were entitled to vote [            ] shares of TCB Holdings common stock, representing approximately [    ]% of the outstanding shares of TCB Holdings common stock. In connection with the execution of the merger agreement, the directors of TCB Holdings and CBT, certain of their spouses and certain other entities, who collectively beneficially own and have the power to vote approximately 22% of the outstanding TCB Holdings common stock, have entered into agreements with Reliant in which they have agreed, among other things, to vote, or cause to be voted, those shares of TCB Holdings common stock for the approval of the TCB Holdings merger proposal and the TCB Holdings adjournment proposal. As of the record date, excluding shares held in a fiduciary or agency capacity, Reliant and its subsidiaries did not own any shares of TCB Holdings common stock.

Voting of Proxies

Each copy of this proxy statement/prospectus mailed to TCB Holdings shareholders is accompanied by a proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the TCB Holdings special meeting. If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TCB HOLDINGS COMMON STOCK YOU OWN. Accordingly, if you are a TCB Holdings shareholder of record, please sign, date and return the enclosed proxy card whether or not you plan to attend the TCB Holdings special meeting in person.

All shares represented by valid proxies that TCB Holdings receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the TCB Holdings merger proposal and “FOR” the TCB Holdings adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the TCB Holdings special meeting or at any adjournment or postponement of the TCB Holdings special meeting. However, if other business properly comes before the TCB Holdings special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Revocability of Proxies

If you hold your shares of TCB Holdings common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to TCB Holdings’ Secretary, or (3) attending the TCB Holdings special meeting in person, notifying TCB Holdings’ Secretary, and voting by ballot at the TCB Holdings special meeting. Any shareholder entitled to vote in person at the TCB Holdings special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying TCB Holdings’ Secretary and actually voting in person) of a shareholder at the TCB Holdings special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Tennessee Community Bank Holdings, Inc.
575 South Main Street
Ashland City, Tennessee 37015
Attention: James T. Perry, Secretary
(615) 792-0029

If your shares of TCB Holdings common stock are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or nominee regarding the revocation of proxies.

Solicitation of Proxies

TCB Holdings, on behalf of TCB Holdings’ board of directors, is soliciting your proxy in connection with the TCB Holdings merger. TCB Holdings will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, TCB Holdings will request that banks, brokers, nominees and other record holders send proxies and proxy materials to the beneficial owners of TCB Holdings common stock and secure their voting instructions. In addition to solicitation by mail, directors, officers, and employees of TCB Holdings may solicit proxies for the TCB Holdings special meeting from TCB Holdings shareholders personally or by telephone, the Internet or other electronic means. However, TCB Holdings’ directors, officers and employees will not be paid any special or extra compensation for soliciting such proxies.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Reliant, TCB Holdings, CBT or any other person.

Recommendation of the Board of Directors

The TCB Holdings board of directors has determined that the transactions contemplated by the merger agreement, including the TCB Holdings merger and the TCB Holdings bank merger, each on the terms and conditions set forth in the merger agreement, are in the best interests of TCB Holdings and its shareholders and has adopted the merger agreement. The TCB Holdings board of directors unanimously recommends that TCB Holdings shareholders vote “FOR” the TCB Holdings merger proposal and “FOR” the TCB Holdings adjournment proposal. See “The TCB Holdings Merger - TCB Holdings’ Reasons for the TCB Holdings Merger; Recommendation of the TCB Holdings Board of Directors” for a more detailed discussion of the TCB Holdings board of directors’ recommendation.

In the course of reaching its decision to adopt the merger agreement and approve the TCB Holdings merger, TCB Holdings’ board of directors, among other things, consulted with its legal advisors, Bass Berry, regarding the legal terms of the merger agreement, and with its financial advisor, Olsen Palmer, as to the fairness, from a financial point of view and as of the date of the opinion, to shareholders of TCB Holdings of the merger consideration. For a discussion of the factors considered by TCB Holdings’ board of directors in reaching its conclusion, see “The TCB Holdings Merger - TCB Holdings’ Reasons for the TCB Holdings Merger; Recommendation of the TCB Holdings Board of Directors.”

Dissenters’ Rights

Holders of TCB Holdings common stock who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act are entitled to dissent from the TCB Holdings merger and receive payment of the fair value of their shares of TCB Holdings common stock if the TCB Holdings merger is consummated. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to this proxy statement/prospectus. Please see the section entitled “The TCB Holdings Merger - Dissenters’ Rights” beginning on page [•] for a summary of the procedures to be followed in asserting dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to TCB Holdings before the vote is taken and the shareholder does not vote in favor of the TCB Holdings merger proposal.

Attending the TCB Holdings special meeting

All holders of TCB Holdings common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees, or any other shareholder of record, are invited to attend the TCB Holdings special meeting. Shareholders of record of TCB Holdings common stock can vote in person at the TCB Holdings special meeting. If you are not a shareholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the TCB Holdings special meeting. If you plan to attend the TCB Holdings special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. TCB Holdings reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the TCB Holdings special meeting is prohibited without TCB Holdings’ express written consent.

Delivery of Proxy Materials to Shareholders Sharing an Address

Only one copy of this proxy statement/prospectus is being delivered to multiple shareholders of TCB Holdings sharing an address unless TCB Holdings has previously received contrary instructions from one or more such shareholders. This is referred to as “householding.” Shareholders who hold their shares in “street name” can request further information on householding through their banks, brokers, nominees or other holders of record. Shareholders may request a separate copy of this proxy statement/prospectus at a shared address to which a single copy of the document was sent. TCB Holdings’ shareholders may submit such requests to Debbie Small, TCB Holdings’ President, by mail at 575 South Main Street, Ashland City, Tennessee 37015, or by telephone at (615) 792‑0029.

Assistance

If you are a holder of TCB Holdings common stock and you have any questions concerning the TCB Holdings merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of TCB Holdings common stock, please contact Debbie Small, President, at (615) 792-0029 or Debbie.Small@cbtcc.com or Candy Krantz, Vice President, Executive Assistant/HR, at (615) 792-0029 or at Candy.Krantz@cbtcc.com.

PROPOSAL NO. 1—THE TCB HOLDINGS MERGER

The following is a summary of certain terms and conditions of the TCB Holdings merger and the merger agreement. You are urged to read the merger agreement carefully, and a copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

General

TCB Holdings’ board of directors is using this document to solicit proxies from the holders of TCB Holdings common stock for use at the TCB Holdings special meeting. At the TCB Holdings special meeting, holders of TCB Holdings common stock will be asked to vote upon, among other things, the approval of the merger agreement.

The TCB Holdings merger and the TCB Holdings bank merger will not be completed unless, among other things, holders of TCB Holdings’ common stock approve the merger agreement by the requisite vote.

This section of this proxy statement/prospectus describes certain aspects of the TCB Holdings merger, including the background of the TCB Holdings merger and the parties’ reasons for the TCB Holdings merger.

Transaction Structure

Each of the board of directors of Reliant, TCB Holdings, and CBT has unanimously adopted the merger agreement, which provides for the merger of TCB Holdings with and into Reliant, with Reliant to be the surviving corporation (the “TCB Holdings merger”). At the effective time, the separate corporate existence of TCB Holdings will cease and Reliant, as the surviving corporation of the TCB Holdings merger, will continue as a bank holding company chartered under Tennessee law. Following the TCB Holdings merger, the charter and bylaws of Reliant as in effect immediately prior to the TCB Holdings merger will serve as the charter and bylaws of the surviving corporation, until amended in accordance with applicable law.

Immediately following and conditioned upon the TCB Holdings merger, CBT will merge with and into Reliant Bank subject to and upon the terms and conditions set forth in an agreement and plan of merger entered into by CBT and Reliant Bank simultaneously with the parties’ execution of the merger agreement (the “TCB Holdings bank merger”), with Reliant Bank to be the bank to survive the TCB Holdings bank merger. At the effective time of TCB Holdings bank merger, the separate corporate existence of CBT will cease and Reliant Bank, as the surviving bank of the TCB Holdings bank merger, will continue as a banking corporation chartered under Tennessee law. Following the TCB Holdings bank merger, Reliant Bank will remain a wholly owned subsidiary of Reliant. The charter and bylaws of Reliant Bank as in effect immediately prior to the TCB Holdings bank merger will serve as the charter and bylaws of the surviving bank, until amended in accordance with applicable law.

TCB Holdings Merger Proposal

At the TCB Holdings special meeting, holders of TCB Holdings common stock will be asked to vote to approve the merger agreement and the TCB Holdings merger. The TCB Holdings merger will not be completed unless TCB Holdings’ shareholders approve the merger agreement and, therefore, approve the proposed merger of TCB Holdings with and into Reliant.

Background of the TCB Holdings Merger

As part of the ongoing oversight and management of their respective companies, the Reliant board of directors and the TCB Holdings board of directors have periodically reviewed and assessed their respective companies’ strategic opportunities and challenges, and considered ways to enhance their respective companies’ performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. For each company, these reviews have included periodic discussions with respect to strategic alternatives, including potential business combinations and acquisitions. In evaluating any potential strategic alternatives, each company’s board of directors considered as important the cultural alignment, retention of talent and operational continuity of the surviving entity. The TCB Holdings board of directors also considered the prospects of TCB Holdings’ continued independence and profitable growth under current economic and competitive conditions and the increasing costs that disproportionately burden smaller community banks like CBT.

Periodically, Debbie Small, TCB Holdings’ President, received telephone calls from or met with other industry participants expressing an interest in learning more about TCB Holdings’ franchise. At regularly scheduled meetings of the TCB Holdings board of directors, she updated the TCB Holdings board of directors on these communications and contacts.

On December 8, 2018, the TCB Holdings board of directors met to discuss, among other things, the strategic objectives of the institution. During this meeting, the directors discussed forming a merger and acquisition committee of the board with members Mrs. Small and directors James Dillingham, Darwin Newton, Thomas Perry, and Mark Thomas as chairman. The TCB Holdings directors voted to appoint those individuals to the newly established merger and acquisition committee.

In January of 2019, TCB Holdings held a board meeting to discuss, among other things, strategic alternatives, including potentially acquiring another bank, remaining independent or merging with a larger bank. At the suggestion of the merger and acquisition committee, it was agreed upon to interview third-party experts to assist in further evaluating strategic alternatives.

On February 9, 2019, TCB Holdings interviewed Olsen Palmer, an investment banking and financial advisory firm with experience and expertise in the community banking industry, and two other investment banking firms with experience representing financial institutions similar to TCB Holdings and CBT.  Each firm gave a presentation to the TCB Holdings board of directors setting forth a financial analysis of strategic alternatives. TCB Holdings considered the merits of each firm and ultimately selected Olsen Palmer.

On March 12, 2019, TCB Holdings’ board of directors met and discussed the potential engagement of Olsen Palmer to render financial advisory and investment banking services to TCB Holdings with respect to a potential business combination. After discussion and deliberations and consideration of various strategic alternatives, including remaining an independent company, it was the unanimous decision of the TCB Holdings board of directors that it would be in the best interests of TCB Holdings and its shareholders to explore a potential business combination involving TCB Holdings as seller. The TCB Holdings board of directors voted unanimously to finalize the agreement with Olsen Palmer and move forward with exploring a sale transaction. Later that month, TCB Holdings executed a formal engagement letter with Olsen Palmer.

On March 28, 2019, Mrs. Small, members of TCB Holdings senior management, and representatives of Olsen Palmer met to discuss, among other things, the culture and history of TCB Holdings, the historical and projected financial performance of TCB Holdings, and the competitive advantages, challenges and opportunities of TCB Holdings.

Beginning in late April 2019, at the instruction of the TCB Holdings board of directors, Olsen Palmer contacted 17 parties that fit the criteria previously discussed by the TCB Holdings board of directors, including Reliant, regarding possible interest in pursuing a strategic transaction. TCB Holdings, with the assistance of Dan Small, legal counsel to TCB Holdings, negotiated and executed nondisclosure agreements with 10 potentially interested parties, including Reliant, another Tennessee-headquartered financial institution, and a financial institution headquartered outside of Tennessee (which we refer to respectively as “Company A” and “Company B”). Following the execution of a nondisclosure agreement, each of the 10 parties was given access to a virtual data room containing a confidential information memorandum and additional information about TCB Holdings and its business. Olsen Palmer initially requested that the parties complete their review of the confidential materials and submit a non-binding indication of interest regarding a potential strategic transaction with TCB Holdings no later than May 23, 2019.

In April of 2019, Reliant engaged Hovde Group, LLC (“Hovde Group”) as financial advisor to represent Reliant in connection with a potential transaction with TCB Holdings.

On May 23, 2019, each of Reliant and Company B submitted non-binding indication of interest letters. On May 24, 2019, Company A submitted its non-binding indication of interest letter. Each indication of interest was subject to a due diligence review of TCB Holdings. No indications of interest from any other parties were received. Reliant initially proposed an implied price of $32.00 per share of TCB Holdings common stock, in an all-cash offer. Following subsequent conversations between the two companies’ financial advisors, Reliant, on May 28, 2019, updated its indication of interest to orally propose an implied price range of $33.00 to $34.00 per share of TCB Holdings common stock, with the merger consideration being paid 50% in cash and 50% in stock consideration. Company A initially proposed an implied price of $29.94, in all-cash consideration. Company B initially proposed an implied price of $28.49, payable 25% in cash and 75% in stock consideration.

On May 24, 2019, TCB Holdings’ merger and acquisition committee and representatives of Olsen Palmer held a conference call to discuss the three non-binding indications of interest, including the strengths and weaknesses associated with each such letter.  Members of the merger and acquisition committee suggested calling a meeting of the full board of directors to discuss the non-binding indications of interest.

On May 30, 2019, the TCB Holdings board of directors held a special meeting. In addition to the members of the TCB Holdings board of directors, members of TCB Holdings senior management, representatives of Olsen Palmer, representatives of Dan Small and Company, and representatives of Maggart & Associates, P.C., TCB Holdings’ independent accountants, attended to discuss tax aspects of the proposed transaction. A representative of Olsen Palmer reviewed the three non-binding indications of interest that had been received and discussed with the TCB Holdings board of directors the pricing of recent mergers and acquisitions involving financial institutions with similar characteristics and financial profiles to TCB Holdings. Representatives of Olsen Palmer also summarized the conversations between TCB Holdings, its advisors and potential strategic partners to date, reviewed the indications of interest from each of Reliant, Company A and Company B, presented a financial analysis of each proposed transaction, and compared the pricing metrics of the proposed transactions to those of selected recent comparable financial institution merger transactions. Representatives of Dan Small and Company reviewed with the TCB Holdings board of directors its fiduciary duties in connection with negotiating and approving a potential merger. The TCB Holdings board of directors also discussed the perceived risks and challenges associated with pursuing a merger with each party. Given that the Reliant proposal had the highest aggregate implied purchase price and Reliant had demonstrated an ability to announce and consummate an acquisition of this type on a timely basis and with minimal regulatory delay when it acquired Community First, Inc. in Columbia, Tennessee, the TCB Holdings board of directors determined the Reliant proposal to be superior to the proposals of Company A and Company B, and determined not to pursue further negotiations with Company A or Company B. Following discussion and deliberation, the TCB Holdings board of directors instructed management and representatives from Olsen Palmer to propose a counteroffer to Reliant, including requests that Reliant increase its offer price, remove the offer price range, add a termination right pursuant to which TCB Holdings could elect to terminate the proposed transaction in the event Reliant’s common stock price declined by more than 20% and the decrease in Reliant’s stock price was more than 20% relative to, and outside of, the NASDAQ Bank Index, offer a Reliant board seat to a current member of the TCB Holdings board of directors, and allow TCB Holdings’ shareholders the ability to elect whether to receive their merger consideration solely in shares of Reliant common stock, solely in cash or 50% in shares of Reliant common stock and 50% in cash. Contingent upon execution of a non-binding indication of interest, the TCB Holdings’ board of directors authorized allowing Reliant to conduct further diligence on TCB Holdings.

On May 30, 2019, following discussions with  representatives of Olsen Palmer, Reliant submitted an updated non-binding indication of interest. Reliant’s revised indication of interest implied a price of $34.25 per share of TCB Holdings common stock, payable in $17.13 cash and 0.769 shares of Reliant common stock. Reliant’s revised indication of interest also included the termination right sought by the TCB Holdings board of directors related to a decline in Reliant’s common stock price, subject to Reliant’s ability to increase the consideration payable to the TCB Holdings shareholders so that the decline in the value of the merger consideration is not more than 20%.  Reliant’s revised indication of interest also included the proposed ability for TCB Holdings’ shareholders to elect whether to receive their merger consideration solely in shares of Reliant common stock, solely in cash or 50% in shares of Reliant common stock and 50% in cash.

On May 31, 2019, TCB Holdings executed the revised non-binding indication of interest submitted by Reliant. The indication of interest provided that TCB Holdings would negotiate exclusively with Reliant through July 31, 2019.  Thereafter and through about September 15, 2019, Reliant conducted further due diligence on TCB Holdings and TCB Holdings conducted due diligence on Reliant.

On June 6, 2019, Mrs. Small and DeVan Ard, President and Chief Executive Officer of Reliant, met to discuss the potential merger.

On June 25, 2019, Reliant’s board of directors met and discussed, among other things, the status of ongoing due diligence concerning TCB Holdings and the potential transaction.

On July 2, 2019, members of TCB Holdings and Reliant senior management met at Reliant’s headquarters in Franklin, Tennessee to discuss the proposed transaction.

On July 15, 2019, the merger and acquisition committee of the TCB Holdings board of directors met with members of management and representatives of Olsen Palmer to receive an update on the proposed terms of the transaction as it had done periodically since its formation.  At that meeting, the committee members also met with representatives of Bass Berry to discuss the potential transaction and the possibility of engaging Bass Berry to represent TCB Holdings in connection with the transaction.  Following that meeting, TCB Holdings hired Bass Berry as legal counsel for the proposed transaction. Thereafter, the merger and acquisition committee of the TCB Holdings board of directors met periodically between that date and the signing of the merger agreement to review the transaction and receive updates from management and TCB Holdings’ financial and legal advisors, including updates on the key terms of the merger agreement and the information discovered in connection with the due diligence efforts conducted by TCB Holdings’ management, legal advisors and financial advisors.

On July 18, 2019, Mrs. Small and Mr. Ard met to discuss various topics related to the potential merger, including, but not limited to, employee placement, employee retention and/or severance payments, and transaction announcement logistics.

On July 23, 2019, the parties agreed to extend the period under the indication of interest during which TCB Holdings would negotiate exclusively with Reliant to September 15, 2019.

On July 23, 2019, TCB Holdings’ board of directors met and discussed, among other things, the feature included in the executed indication of interest that would have allowed the shareholders of TCB Holdings to elect what form of consideration to receive in the transaction. The board of directors, acting on the recommendation of the merger and acquisition committee and believing that the election feature added unnecessary complexity to the transaction, voted unanimously to remove the election feature so that each shareholder would receive 50% of the merger consideration in shares of Reliant common stock and 50% in cash.

On July 23, 2019, Reliant’s board of directors met and discussed, among other things, the due diligence process as well as various topics related to the potential merger.

On July 26, 2019, Mrs. Small and Mr. Ard met to discuss various topics related to the potential merger.

On July 30, 2019, Butler Snow, legal counsel to Reliant, delivered an initial draft of the proposed definitive merger agreement to Bass Berry, legal counsel to TCB Holdings, based on the terms outlined in the indication of interest.

On August 7, 2019, Mrs. Small, the chairman of the merger and acquisition committee and representatives of each of Olsen Palmer and Bass Berry met telephonically to review the initial draft of the merger agreement that had been provided to TCB Holdings by Reliant’s legal counsel.  Thereafter, on August 11, 2019, representatives of Bass Berry delivered to Reliant’s legal counsel a list outlining key issues in the initial draft of the merger agreement and held a telephonic meeting to review those.  On August 13, 2019, Bass Berry delivered to Butler Snow a revised draft of the merger agreement.

Over the next two weeks, the legal counsel for TCB Holdings and Reliant, together with the members of management from both companies and both companies’ financial advisors, worked to resolve the outstanding issues in the merger agreement.

On August 30, 2019, the TCB Holdings board of directors held a special meeting to receive an update on the proposed merger with Reliant. Mr. Ard attended and introduced himself to the TCB Holdings board of directors. Mr. Ard also answered questions about the potential merger. After the special meeting, Mrs. Small and Mr. Ard met to discuss various topics related to the potential merger.

On September 2, 2019, Mrs. Small and Mr. Ard, together with representatives of Bass Berry and Butler Snow, held a lengthy telephonic meeting in an effort to reduce the number of issues that remained unresolved in the merger agreement.

On September 6, 2019 and September 9, 2019, TCB Holdings’ advisors, including representatives of Olsen Palmer and Bass Berry, conducted telephonic interviews with members of Reliant’s senior management as part of TCB Holdings’ reverse due diligence efforts.

On September 9, 2019, the TCB Holdings board of directors held a special meeting. All directors attended. Senior management and representatives of Olsen Palmer and Bass Berry also attended. Representatives of Olsen Palmer reviewed with the TCB Holdings board of directors a written presentation containing a financial analysis of the proposed merger and confirmed for the board that Olsen Palmer was prepared to deliver the oral opinion of Olsen Palmer to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer as set forth in its written fairness opinion, the merger consideration to be received by TCB Holdings shareholders in the proposed merger with Reliant was fair, from a financial point of view, to TCB Holdings shareholders. Olsen Palmer informed the TCB Holdings board of directors that their preliminary oral fairness opinion would be updated, and confirmed in a written fairness opinion addressed to the TCB Holdings board of directors, on the date the merger agreement was to be executed. Representatives of Olsen Palmer also confirmed that Olsen Palmer did not have any conflicts of interest relating to its representation of TCB Holdings with respect to a proposed merger between TCB Holdings and Reliant. At the meeting, a representative of Bass Berry reviewed TCB Holdings directors’ fiduciary duties in the context of their consideration of the proposed merger with Reliant, including the fiduciary duties of care and loyalty, and related matters. Bass Berry’s representative also summarized the results of legal and regulatory reverse due diligence conducted on Reliant, and reviewed in detail the terms of the proposed merger agreement between TCB Holdings, CBT, and Reliant, a copy of which was distributed to the TCB Holdings board of directors in advance of the meeting. Bass Berry’s representative also reviewed the proposed voting agreement, CBT, that all directors would be required to sign concurrently with the signing of the merger agreement, as well as the terms of the employment offers made by Reliant to Mrs. Small. At the conclusion of the meeting, the TCB Holdings board of directors authorized TCB Holdings’ management and Olsen Palmer and Bass Berry to proceed towards finalizing the negotiation of the transaction documents with Reliant on the terms described to the TCB Holdings board of directors, subject to further approval by the TCB Holdings board of directors of the final terms of such definitive transaction documents.

On September 10, 2019, the Reliant board of directors held a special meeting to review the terms of the proposed merger agreement with TCB Holdings. All directors attended. A representative of Butler Snow reviewed the fiduciary duties of the directors in the context of the strategic transaction and summarized and discussed the material terms and conditions set forth in the draft merger agreement and related ancillary documents. At this meeting, representatives of Hovde reviewed with the Reliant board of directors a written presentation containing a financial analysis of the proposed merger and confirmed for the Reliant board of directors that Hovde was prepared to deliver the oral opinion of Hovde to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in such opinion, the merger consideration to be paid by Reliant to TCB Holdings’ shareholders and the consideration payable by Reliant to holders of options to purchase TCB Holdings common stock was fair from a financial point of view to the shareholders of Reliant.

From September 9, 2019 through September 16, 2019, Reliant and TCB Holdings, with the assistance of their respective financial and legal advisors, finalized the terms of the merger agreement and the related ancillary agreements, including the TCB Holdings bank merger agreement and the form of voting agreement. Negotiations continued through September 15, 2019, at which time the outside legal counsels of TCB Holdings and Reliant, working with their clients, finalized the terms of the merger agreement and related ancillary agreements for presentation to the respective boards of directors.

On September 16, 2019, the TCB Holdings board of directors held a special meeting. All directors attended. Senior management and representatives of Olsen Palmer and Bass Berry also attended. Representatives of Olsen Palmer updated for the TCB Holdings board of directors the written presentation containing a financial analysis of the proposed merger previously presented to the board of directors on September 9, 2019 and delivered to the TCB Holdings board of directors the oral opinion of Olsen Palmer to the effect that, as of September 16, 2019 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer as set forth in its written fairness opinion, the merger consideration to be received by TCB Holdings shareholders in the proposed merger with Reliant was fair, from a financial point of view, to TCB Holdings shareholders. Olsen Palmer informed the TCB Holdings board of directors that their oral fairness opinion would be confirmed in a written fairness opinion addressed to the TCB Holdings board of directors and delivered later that day. Representatives of Olsen Palmer also confirmed that Olsen Palmer did not have any conflicts of interest relating to its representation of TCB Holdings with respect to a proposed merger between TCB Holdings and Reliant. Representatives of Bass Berry then summarized developments and changes to the merger agreement since the board’s September 9, 2019 meeting and Mrs. Small confirmed that she had reached agreement on the terms of her employment agreement with Reliant as had Alex Dowdy.

After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under “ – TCB Holdings’ Reason for the TCB Holdings Merger; Recommendation of the TCB Holdings Board of Directors,” the TCB Holdings board of directors voted unanimously to (1) adopt the merger agreement, (2) recommend that TCB Holdings’ shareholders vote to approve the merger agreement and the TCB Holdings merger and (3) authorize Mrs. Small to execute and deliver the merger agreement, and all related documents, on behalf of TCB Holdings.

On September 16, 2019, the Reliant board of director held a special meeting. All directors attended. Representatives of Hovde and Butler Snow also attended. Representatives of Hovde updated for the Reliant board of directors the written presentation containing a financial analysis of the proposed merger previously presented to the board of directors on September 10, 2019 and delivered to the Reliant board of directors the oral opinion of Hovde to the effect that, as of September 16, 2019 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in such opinion, the merger consideration to be paid by Reliant to TCB Holdings’ shareholders and the consideration payable by Reliant to holders of options to purchase TCB Holdings common stock was fair from a financial point of view to the shareholders of Reliant. Hovde informed the Reliant board of directors that their oral fairness opinion would be confirmed in a written fairness opinion addressed to the Reliant board of directors and delivered later that day. Representatives of Hovde also confirmed that Hovde did not have any conflicts of interest relating to its representation of Reliant with respect to a proposed merger between Reliant and TCB Holdings. A representative of Butler Snow then summarized developments and changes to the merger agreement and related ancillary documents since the Reliant board of directors’ September 10, 2019 meeting. After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting, including factors described under “—Reliant’s Reasons for the TCB Holdings Merger,” the Reliant board of directors unanimously voted to (1) adopt the merger agreement and (2) authorize members of Reliant management to execute and deliver the merger agreement, and all related documents, on behalf of Reliant.

On September 16, 2019, following approval by the boards of directors of Reliant and TCB Holdings, Reliant and TCB Holdings executed the merger agreement and issued a joint press release after the close of the financial markets to publicly announce the execution of the definitive merger agreement. Mr. Ard and Mrs. Small also met with the employees of TCB Holdings and CBT on the afternoon of September 16, 2019 to review the proposed merger in detail.

TCB Holdings’ Reasons for the TCB Holdings Merger; Recommendation of the TCB Holdings Board of Directors

In reaching its decision to adopt the merger agreement, and approve the TCB Holdings merger and the other transactions contemplated by the merger agreement, and to recommend to its shareholders to approve the TCB Holdings merger proposal, the TCB Holdings board of directors consulted with TCB Holdings management, as well as its financial and legal advisors, and considered a number of factors, including the following factors:

•	each of TCB Holdings’ and Reliant’s business, operations, financial condition, asset quality, earnings and prospects;

•	the anticipated economies of scale for the combined company;

•	the anticipated pro forma impact of the TCB Holdings merger on the combined company, including the expected impact on certain financial metrics;

•
the current and prospective environment in which TCB Holdings and Reliant operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on TCB Holdings both with and without the TCB Holdings merger;

•
the opportunity for TCB Holdings shareholders to exchange their shares of TCB Holdings common stock partially for shares of Reliant resulting in the ownership of a stock that offers a more liquid trading market;

•	the level of cash dividends paid by Reliant to its common shareholders annually;

•
publicly available information regarding Reliant’s regulatory status and the expectation that regulatory approvals for the TCB Holdings merger, the TCB Holdings bank merger  and the other transactions contemplated by the merger agreement could be received on a reasonably timely basis;

•
the stability, accessibility and expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•
the fact that a portion of the merger consideration would be in stock with a fixed exchange ratio, which would allow TCB Holdings’ shareholders to participate in the future growth and performance of the combined company;

•
the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the TCB Holdings merger, and potential for TCB Holdings’ shareholders, as future shareholders of Reliant, to benefit to the extent of their interest in the combined company from the synergies of the TCB Holdings merger and the anticipated pro forma impact of the TCB Holdings merger, and the expectation that the TCB Holdings merger will be accretive to Reliant’s earnings per share in 2020;

•
the expected tax treatment of the TCB Holdings merger as a “reorganization” for United States federal income tax purposes and the resulting lack of taxation to U.S. holders on the stock portion of the merger consideration;

•
the complementary nature of the business strategies, customers, cultures and business lines of the two companies, which the TCB Holdings board of directors believes should provide the opportunity to mitigate integration risks and increase potential returns, including:

o	the similar cultures of commitment to customers and the communities served;

o
the fact that there is little overlap with respect to the geographic footprint of Reliant and TCB Holdings, which allows TCB Holdings customers to transact business at an increased number of locations; and

o	the ability of the combined company to provide TCB Holdings customers with additional resources and expanded banking options;

•
the opinion of Olsen Palmer delivered to the TCB Holdings board of directors on September 16, 2019 that, as of such date, and based upon and subject to the various assumptions and qualifications set forth in such opinion, the merger consideration to be received by the shareholders of TCB Holdings for all the shares of TCB Holdings common stock in the TCB Holdings merger pursuant to the merger agreement is fair, from a financial point of view, to such shareholders as more fully described below under “The TCB Holdings Merger—Opinion of TCB Holdings’ Financial Advisor”;

•	the recommendation of the TCB Holdings merger by the merger and acquisition committee of the TCB Holdings board of directors;

•
the review undertaken by the TCB Holdings board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to TCB Holdings, including:

o
possible affiliation partners other than Reliant, the prospects of such other possible affiliation partners, the potential financial terms of a transaction with such other affiliation partners, and the likelihood of any such affiliation;

o	the value of TCB Holdings as an independent company;

o	the capital and earnings available to TCB Holdings as an independent company at the time and as expected in the future, to pursue various business and strategic initiatives; and

o
the challenges facing TCB Holdings as an independent institution and the board of directors’ belief that combining with a larger financial institution would benefit TCB Holdings’ shareholders, customers and communities;

•
the terms of the merger agreement that restrict TCB Holdings’ ability to solicit alternative transactions, and the fact that the merger agreement provides that TCB Holdings may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the TCB Holdings board of directors makes a good faith determination (in accordance with the merger agreement and after consultation with TCB Holdings’ outside legal counsel and financial advisor) that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, the possibility that TCB Holdings could be required to pay a termination fee under certain circumstances, and the fact that TCB Holdings’ shareholders will have an opportunity to vote on the TCB Holdings merger and that their approval is a condition to completion of the TCB Holdings merger;

•	the other terms of the merger agreement and their comparability to those in other recent merger transactions;

•	its review and discussions with TCB Holdings’ management and its financial and legal advisors concerning the due diligence examination of Reliant;

•	the transaction-related restructuring charges and other merger-related costs;

•	the risk that the TCB Holdings merger may not be consummated or that the closing of the TCB Holdings merger may be unduly delayed, including as a result of factors outside either party’s control;

•
the potential risks associated with successfully integrating TCB Holdings’ business, operations and workforce with those of Reliant, including the costs and risks of successfully integrating the two companies;

•	the potential risk of not realizing all of the anticipated benefits of the TCB Holdings merger or not realizing them in the expected timeframe;

•
the potential risk of diverting management attention and resources from the operation of TCB Holdings’ and Reliant’s respective businesses and towards the completion of the TCB Holdings merger and the integration of the two companies;

•	the potential risk of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the TCB Holdings merger;

•	the nature and amount of payments to be received by TCB Holdings’ directors and officers in connection with the TCB Holdings merger;

•
the regulatory and other approvals required in connection with the TCB Holdings merger and the TCB Holdings bank merger and the time required to obtain such approvals, consideration of the relevant factors expected to be assessed by the regulators for the approvals and the parties’ evaluations of those factors, the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions and the possibility that Reliant’s regulators may impose certain restrictions on the operations of TCB Holdings and Reliant in order to grant the required approvals;

•
the anticipated continued participation of certain of TCB Holdings’ officers and employees in the combined company, which enhances the likelihood that the strategic benefits that TCB Holdings expects to achieve as a result of the TCB Holdings merger will be realized and that the benefits and talents that TCB Holdings brings to the combined company will be appropriately valued and effectively utilized; and

•
the social and economic effects of the TCB Holdings merger on TCB Holdings’ depositors, borrowers, other customers, employees and creditors, and on the communities in which TCB Holdings operates or is located.

The foregoing discussion of the information and factors considered by the TCB Holdings board of directors is not intended to be exhaustive, but includes the material factors considered by the TCB Holdings board of directors. In reaching its decision to adopt the merger agreement, and approve the TCB Holdings merger and the other transactions contemplated by the merger agreement, the TCB Holdings board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The TCB Holdings board of directors considered all these factors as a whole, including discussions with TCB Holdings’ management and TCB Holdings’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the TCB Holdings board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the TCB Holdings board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of TCB Holdings and its shareholders, and adopted the merger agreement and approved the transactions contemplated thereby. The TCB Holdings board of directors unanimously recommends that TCB Holdings’ shareholders vote “FOR” the TCB Holdings merger proposal and “FOR” the TCB Holdings adjournment proposal, if necessary or appropriate to solicit additional proxies.

Opinion of TCB Holdings’ Financial Advisor

TCB Holdings retained Olsen Palmer to render financial advisory and investment banking services and to act as the exclusive financial advisor to TCB Holdings in connection with a potential strategic combination. Olsen Palmer is an investment banking firm specializing in community bank mergers and acquisitions. TCB Holdings selected Olsen Palmer as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with TCB Holdings and the Tennessee banking market. Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.

In its capacity as financial advisor, Olsen Palmer provided a fairness opinion to the board of directors of TCB Holdings in connection with the TCB Holdings merger. At the meeting of the TCB Holdings board on September 16, 2019, Olsen Palmer provided an oral opinion to the TCB Holdings board (which was subsequently confirmed in writing by delivery of Olsen Palmer’s written opinion dated September 16, 2019) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Olsen Palmer representatives’ experience as investment bankers, Olsen Palmer’s work as described in such opinion and other factors Olsen Palmer deemed relevant, as of such date, the merger consideration to be received by TCB Holdings’ shareholders in the proposed merger with Reliant was fair, from a financial point of view, to TCB Holdings’ shareholders. The Olsen Palmer written opinion, dated September 16, 2019, is sometimes referred to as the “Olsen Palmer opinion.” The full text of the Olsen Palmer opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Olsen Palmer in rendering its opinion, is attached to this proxy statement/prospectus as Appendix C. The summary of the Olsen Palmer opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. TCB Holdings’ shareholders should read the full text of the opinion carefully and in its entirety.

The Olsen Palmer opinion is addressed to the TCB Holdings board, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by TCB Holdings shareholders in the merger with Reliant, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the TCB Holdings merger. Olsen Palmer expressed no opinion as to the fairness of the merger consideration to the creditors or other constituencies of TCB Holdings.  Olsen Palmer’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the shareholders of TCB Holdings and does not address the underlying business decision of TCB Holdings to engage in the TCB Holdings merger or the relative merits of the TCB Holdings merger as compared to any other alternative business strategies that might exist for TCB Holdings.  Olsen Palmer did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the TCB Holdings merger by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the TCB Holdings merger by any other shareholder.  Olsen Palmer’s opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person.  Olsen Palmer’s opinion was not reviewed or issued by a fairness opinion committee.  Olsen Palmer has not been requested to opine as to, and Olsen Palmer’s opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the TCB Holdings merger to any one class or group of TCB Holdings or any other party’s security holders or other constituents vis-à-vis any other class or group of TCB Holdings’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents),  or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the TCB Holdings merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Olsen Palmer expressed no opinion as to the actual value of Reliant common stock when issued in the TCB Holdings merger or the prices at which TCB Holdings common stock or Reliant common stock will trade following announcement of the TCB Holdings merger or at any future time.

In performing its review, and for purposes of rendering its opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by TCB Holdings and Reliant or their representatives or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information.  Olsen Palmer further relied on the assurances of the management of TCB Holdings and Reliant that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. With TCB Holdings’ consent, Olsen Palmer relied upon the advice TCB Holdings has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the TCB Holdings merger that is contemplated by the merger agreement and Olsen Palmer assumed that all such advice is correct.

In connection with its Opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

•	a draft version of the merger agreement, dated September 13, 2019;
•	certain financial statements and other historical financial information of TCB Holdings and Reliant that it deemed relevant;
•
publicly available median analyst earnings estimates for Reliant for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 and based on growth rate assumptions provided by Reliant for the year ending December 31, 2022;

•
internal financial projections for TCB Holdings for the year ending December 31, 2019 and estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2020, December 31, 2021 and December 31, 2022 as provided by TCB Holdings;

•	a comparison of certain financial information for TCB Holdings with similar institutions for which publicly available information is available;
•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	an estimated range of the intrinsic value of TCB Holdings based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and future profitability;
•	the current and historical reported prices and trading activity of Reliant common stock;
•
the proforma financial impact of the TCB Holdings merger on Reliant based on certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses and the anticipated regulatory impact of the TCB Holdings merger on Reliant;

•	the current market environment generally and the banking industry in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of TCB Holdings and its representatives the business, financial condition, results of operations and prospects of TCB Holdings. Olsen Palmer held similar discussions with certain members of senior management of Reliant regarding the business, financial condition, results of operations, and prospects of Reliant.

Olsen Palmer’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of September 16, 2019. Events occurring after September 16, 2019 could materially affect Olsen Palmer’s opinion. Olsen Palmer has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after September 16, 2019.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.  The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.  Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its opinion. The summary below is not a complete description of the analyses underlying Olsen Palmer’s opinion or the presentation made by Olsen Palmer to TCB Holdings’ board of directors, but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable to TCB Holdings, Reliant, or the contemplated TCB Holdings merger.

Summary of Financial Terms of Merger Agreement. The financial terms of the merger agreement provide that TCB Holdings shareholders shall be entitled to receive in exchange for each share of TCB Holdings common stock, $17.13 in cash, without interest, and 0.769 shares of Reliant’s common stock. Based on 1,055,041.86 common shares of TCB Holdings outstanding as of September 16, 2019 and Reliant’s closing price on September 16, 2019 of $24.36, the implied deal value per share equaled $35.86 and the aggregate transaction value approximated $37.8 million (calculated by multiplying the per share deal value of $35.86 by the total number of TCB Holdings common shares outstanding as of September 16, 2019 of 1,055,041.86). Olsen Palmer calculated that the aggregate transaction value of $37.8 million represented:

•	142 percent of TCB Holdings’ June 30, 2019 tangible book value;
•	15.3 times TCB Holdings’ June 30, 2019 last twelve months earnings;
•	15.0 percent of TCB Holdings’ June 30, 2019 total assets; and
•	6.0 percent premium to TCB Holdings’ June 30, 2019 core deposits.

Reliant Selected Companies Analysis. As part of its analysis, Olsen Palmer reviewed publicly available information to compare selected financial and market trading information for Reliant and a group of 13 financial institutions which (i) were banks with common stock listed on NASDAQ or the NYSE; (ii) were headquartered in the Southeast U.S. (Southeast is defined as the following states: AL, AR, FL, GA, MS, NC, SC, TN, VA, and WV); (iii) had total assets as of June 30, 2019 between $1.75 billion and $5.0 billion; (iv) had return on average assets over the twelve months ended June 30, 2019 between 0.50% and 1.75%; and (v) had nonperforming assets as a percentage of total assets as of June 30, 2019 of less than 1.75%. These 13 financial institutions were as follows:

•	American National Bankshares Inc.	•	Franklin Financial Network, Inc.
•	Capital City Bank Group, Inc.	•	HomeTrust Bancshares, Inc.
•	CapStar Financial Holdings, Inc.	•	MVB Financial Corp.
•	Carolina Financial Corporation	•	SmartFinancial, Inc.
•	City Holding Company	•	Southern First Bancshares, Inc.
•	First Bancshares, Inc.	•	Southern National Bancorp of Virginia, Inc
•	First Community Bankshares, Inc.

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended June 30, 2019:

	Total Assets ($billions)	Last Twelve Months Return on Average Assets	Nonperforming Assets to Total Assets
Low	$1.8	0.54%	0.10%
High	$4.9	1.70%	1.28%
Median	$2.7	1.12%	0.50%
Mean	$3.0	1.14%	0.61%
Reliant	$1.8	0.95%	0.51%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of September 13, 2019 and financial metrics for the relevant period ended June 30, 2019, including trading price per share to last twelve months’ earnings per share, trading price per share to tangible common equity per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last Twelve Months Earnings per Share		Price to Tangible Common Equity per Share	Price to Total Assets	Core Deposit Premium Implied by Market Capitalization
Low	10.6	x	124%	11.5%	4.2%
High	21.5	x	249%	26.0%	19.9%
Median	16.1	x	166%	14.9%	8.0%
Mean	15.7	x	168%	16.4%	9.4%
25th Percentile	13.0	x	138%	13.9%	5.2%
75th Percentile	18.7	x	183%	16.7%	11.0%
Reliant	17.1	x	169%	15.3%	10.9%

Reliant Discounted Cash Flow Analysis. Olsen Palmer analyzed the discounted present value of Reliant’s projected free cash flows for the years ending December 31, 2019 through December 31, 2022. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital ratio of 10.0%. Olsen Palmer applied a range of price to earnings multiples of 12.5x to 16.5x, based on a review of price/last twelve months earnings multiples for relevant indices of publicly traded bank stocks, to Reliant estimated calendar year 2022 net income to derive a terminal value.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for Reliant derived by the Duff & Phelps discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. Olsen Palmer applied a range of discount rates of 11.0% to 15.0%.

The calculations resulted in a range of implied values of $18.54 to $26.60 per Reliant share, as compared to the $24.36 per share closing price of Reliant common stock on September 16, 2019.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. Financial forecasts from 2019 – 2021 were sourced from equity analysts’ estimates, and financial forecasts for 2022 were based on growth rate assumptions provided by Reliant and their representatives. The analysis does not purport to be indicative of the actual values or expected values of Reliant. In addition, the analysis relates only to the potential value that could be achieved by Reliant as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values that could be achieved on a post-merger basis.

Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 13 publicly-traded banks (including banks traded over-the-counter) which (i) were headquartered in the U.S.; (ii) had total assets as of June 30, 2019 between $200 million and $300 million; (iii) had a return on average assets over the twelve months ended June 30, 2019 between 0.75% to 1.25%; and (iv) had nonperforming assets as a percentage of total assets as of June 30, 219 of less than 1.00%. These 13 financial institutions were as follows:

•	blueharbor bank
•	Citizens Commerce Bancshares, Inc.
•	Community Bancorp of Santa Maria
•	Farmers Bank of Appomattox
•	Lewis & Clark Bank
•	MidCoast Community Bancorp, Inc.
•	Northern California National Bank
•	Oak View National Bank
•	Pacific Alliance Bank
•	Pinnacle Bancshares, Inc.
•	Quaint Oak Bancorp, Inc.
•	United Tennessee Bankshares, Inc.
•	Virginia Community Bankshares, Inc

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended June 30, 2019:

	Total Assets ($millions)	Twelve Months Return on Average Assets	Nonperforming Assets to Total Assets
Low	$214	0.63%	0.00%
High	$295	1.24%	1.11%
Median	$256	0.97%	0.17%
Mean	$255	0.98%	0.40%
TCB Holdings	$251	1.03%	0.43%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of September 13, 2019 and financial metrics for the relevant period ended June 30, 2019, including trading price per share to last twelve months’ earnings per share, trading price per share to tangible common equity per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last Twelve Months Earnings per Share		Price to Tangible Common Equity per Share	Price to Total Assets	Core Deposit Premium Implied by Market Capitalization
Low	10.2	x	77.0%	8.8%	-3.7%
High	15.4	x	167.0%	15.5%	7.4%
Median	12.0	x	110.0%	12.3%	1.0%
Mean	12.1	x	111.0%	11.8%	0.5%
25th Percentile	10.8	x	96.8%	10.4%	-1.8%
75th Percentile	12.5	x	114.0%	12.7%	1.4%

Selected Transactions Analysis – Tennessee. Olsen Palmer analyzed publicly available information relating to five acquisitions of banks that satisfied the following selected search criteria: transactions which (i) were announced between January 1, 2014 and September 13, 2019; (ii) where targets were headquartered in the state of Tennessee; (iii) where targets had total assets between $100 million and $450 million; (iv) where targets had return on average assets over the twelve months prior to the transaction announcement between 0.50% and 1.50%; and (v) where targets had tangible common equity as a percentage of tangible assets between 10.0% and 13.0%. The selected transactions consisted of the following (buyer / seller):

•	SmartFinancial, Inc./Tennessee Bancshares, Inc.
•	Citco Community Bancshares, Inc./American Trust Bank of East Tennessee
•	United Community Banks, Inc./MoneyTree Corporation
•	Commerce Union Bancshares, Inc./Reliant Bank
•	First Citizens Bancshares, Inc./Southern Heritage Bancshares, Inc.

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last twelve months’ earnings prior to the transaction announcement, deal value to tangible common equity, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each such metric of the acquired institution in each such transaction. The results of the selected transactions analysis are summarized below:

	Deal Value to Last Twelve Months Earnings		Deal Value to Tangible Common Equity	Deal Value to Total Assets	Core Deposit Premium Implied by the Deal Value
Low	12.0	x	111.1%	12.3%	1.8%
High	20.2	x	162.9%	14.0%	6.1%
Median	14.8	x	136.6%	13.0%	4.2%
Mean	15.4	x	137.2%	13.1%	4.0%
25th Percentile	14.2	x	122.1%	12.5%	3.0%
75th Percentile	16.0	x	153.2%	13.8%	5.2%

Selected Transactions Analysis – Nationwide. Olsen Palmer analyzed publicly available information relating to seven acquisitions of banks that satisfied the following selected search criteria: transactions which (i) were announced between January 1, 2016 and September 13, 2019; (ii) where targets were headquartered in the U.S.; (iii) where targets had total assets between $125 million and $325 million; (iv) where targets had a return on average assets over the twelve months prior to the transaction announcement between 0.80% and 1.10%; (v) where targets had nonperforming assets as a percentage of total assets between 0.00% and 0.90%; and (vi) where targets had tangible common equity as a percentage of tangible assets between 9.95% and 11.25%. The selected transactions consisted of the following (buyer / seller):

•	Community First Bancshares, Inc. (MHC)/ABB Financial Group, Inc.
•	Blue Ridge Bankshares, Inc./Virginia Community Bankshares, Inc.
•	Equity Bancshares, Inc./Kansas Bank Corporation
•	SmartFinancial, Inc./Tennessee Bancshares, Inc.
•	Investor Group/Bank Management, Inc.
•	Community Bancshares Corp./IT&S of Iowa, Inc.
•	Horizon Bancorp/Kosciusko Financial, Inc.

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last twelve months’ earnings prior to transaction announcement, deal value to tangible common equity, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each such metric of the acquired institution in each such transaction. The results of the selected transactions analysis are summarized below:

	Deal Value to Last Twelve Months Earnings		Deal Value to Tangible Common Equity	Deal Value to Total Assets	Core Deposit Premium Implied by the Deal Value
Low	13.8	x	128.0%	8.1%	2.4%
High	20.0	x	176.0%	17.7%	6.7%
Median	14.9	x	143.2%	13.3%	5.7%
Mean	16.1	x	147.1%	13.6%	5.3%
25th Percentile	14.4	x	135.4%	13.1%	5.1%
75th Percentile	17.7	x	155.6%	14.9%	6.1%

Discounted Cash Flow Analysis – Going Concern. Olsen Palmer analyzed the discounted present value of TCB Holdings projected free cash flows for the years ending December 31, 2019 through December 31, 2022. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital ratio of 10.0%. Olsen Palmer applied a range of price to earnings multiples of 10.5x to 12.5x, based on a review of price/last twelve months earnings multiples for relevant indices of publicly traded bank stocks, to TCB Holdings estimated calendar year 2022 net income to derive a terminal value.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for TCB Holdings derived by the Duff & Phelps discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. Olsen Palmer applied a range of discount rates of 12.0% to 14.0%.

The calculations resulted in a range of implied values of $21.36 to $25.53 per TCB Holdings share.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from 2019 – 2022 were provided by TCB Holdings management.

Discounted Cash Flow Analysis – Sale Transaction. Olsen Palmer analyzed the discounted present value of TCB Holdings projected free cash flows for the years ending December 31, 2019 through December 31, 2022. Olsen Palmer estimated fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of TCB Holdings and Reliant and their representatives. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital ratio of 10.0%. Olsen Palmer applied a range of price to earnings multiples of 10.5x to 12.5x, based on a review of price/last twelve months earnings multiples for relevant indices of publicly traded bank stocks, to TCB Holdings estimated calendar year 2022 net income to derive a terminal value.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for TCB Holdings derived by the Duff & Phelps discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. Olsen Palmer applied a range of discount rates of 12.0% to 14.0%.

The calculations resulted in a range of implied values of $34.10 to $41.79 per TCB Holdings share.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from 2019 – 2022 were provided by TCB Holdings management.

Conclusion. Based upon and subject to the foregoing, and in reliance thereon, it was Olsen Palmer’s opinion that, as of September 16, 2019, the merger consideration to be received by the shareholders of TCB Holdings for all of the shares of TCB Holdings common stock in the TCB Holdings merger pursuant to the agreement was fair, from a financial point of view, to such holders.

Olsen Palmer’s Compensation and Other Relationships with TCB Holdings and Reliant.

No limitations were imposed by TCB Holdings’ board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s opinion has any present or contemplated future ownership interest in TCB Holdings. Olsen Palmer is acting as TCB Holdings’ financial advisor in connection with the TCB Holdings merger and will receive a fee for such advisory services (“advisory fee”) with such fee determined by multiplying a certain percentage by the total merger consideration, with such advisory fee contingent upon the closing of the TCB Holdings merger. Given that the merger consideration will fluctuate between the signing of the merger agreement and the effective time, the amount of the advisory fee will likewise fluctuate. At the time of announcement of the transaction, Olsen Palmer’s advisory fee was approximately $426,000. Olsen Palmer also received a $25,000 fee from TCB Holdings upon rendering its opinion and a progress fee of $75,000 (“progress fee”) at the time of the signing of the merger agreement. Such progress fee will be credited in full towards the advisory fee which will become payable to Olsen Palmer upon closing of the TCB Holdings merger. TCB Holdings has also agreed to indemnify Olsen Palmer against certain claims and liabilities arising out of Olsen Palmer’s engagement and to reimburse Olsen Palmer for certain of its out-of-pocket expenses incurred in connection with Olsen Palmer’s engagement.

Olsen Palmer has not provided investment banking and financial advisory services to TCB Holdings or Reliant during the two-year period prior to September 16, 2019, except with respect to this transaction. Olsen Palmer may provide investment banking, financial advisory and other financial services to TCB Holdings and/or Reliant in the future, for which Olsen Palmer may receive compensation.

Reliant’s Reasons for the TCB Holdings Merger

The Reliant board of directors considered many factors, including the positive and negative factors described elsewhere in this proxy statement/prospectus, and concluded that the adoption of the merger agreement, and the consummation of the TCB Holdings merger, are advisable and in the best interests of Reliant and Reliant’s shareholders.

In reaching their conclusion, the members of the Reliant board of directors relied on, among other things, their personal knowledge of Reliant, TCB Holdings, and the banking industry, information provided by executive officers of Reliant, and their evaluation of the TCB Holdings merger and the merger agreement in consultation with Reliant’s management and legal and financial advisors.

The Reliant board of directors considered numerous factors, including, among other things, the factors set forth below, which are not intended to be exhaustive and are not presented in any relative order of importance. In reviewing these factors, the Reliant board of directors considered its view that TCB Holdings’ financial condition and asset quality are sound, that TCB Holdings’ business and operations complement those of Reliant, and that the TCB Holdings merger would result in a combined company with a larger market presence and more diversified revenue stream, and a well-balanced loan portfolio. The Reliant board of directors further considered that TCB Holdings’ earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to Reliant’s earnings and prospects on a stand-alone basis. In particular, the Reliant board of directors considered the following:

•	the complimentary geographic dispersion of CBT’s branch offices as compared to Reliant Bank’s current branch network;

•	CBT’s No. 1 deposit market share in Cheatham County, Tennessee, which is contiguous to multiple Tennessee counties in which Reliant Bank currently operates;

•	the potential for creating a premier community bank in Tennessee specializing in serving the banking needs of consumers and small and middle market businesses across its markets;

•	TCB Holdings’ current and historical financial condition and results of operations, as well as CBT’s asset quality;

•	the anticipated pro forma impact of the TCB Holdings merger on Reliant, including the anticipated impact on financial metrics such as earnings and tangible book value and regulatory capital levels;

•	the perceived synergistic opportunities and economies of scale available in the TCB Holdings merger;

•
the complementary nature of TCB Holdings’ business and operations, including customer and community focus and cultural compatibility, which Reliant management believes should serve to facilitate the successful integration and implementation of the proposed transaction;

•	the fact the TCB Holdings merger would strengthen Reliant’s market position in Robertson County, Tennessee;

•
the anticipated enhanced earnings potential associated with the TCB Holdings merger, including as a result of Reliant Bank’s ability to offer a larger number of banking products and services to legacy CBT customers;

•	the results of Reliant’s and its advisors’ review of TCB Holdings’ and CBT’s business, operations, and financial condition;

•
the potential expanded opportunities (including organic growth and acquisition opportunities) that would be available to the combined company given its larger size, scale, asset base, capital, and geographic footprint;

•	the enterprise risk diversification inherent in expanding operations into a new market such as the Cheatham County, Tennessee market;

•
the board of directors’ belief that the TCB Holdings merger presents an opportunity to create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in Tennessee (and the Nashville-Davidson--Murfreesboro--Franklin, Tennessee MSA specifically);

•
the board of directors’ understanding of the current and prospective environment in which Reliant and TCB Holdings operate, including national, regional, and local economic conditions, the competitive and regulatory environment for financial institutions generally, and the likely effect of these factors on Reliant in the context of the proposed merger;

•
the belief of Reliant’s senior management that the employees of Reliant Bank and CBT possess complementary skills and expertise, and the potential advantages of a larger institution when pursuing, or seeking to retain, talented personnel;

•
the belief of the Reliant board of directors that the pro forma increased market capitalization of Reliant could result in higher visibility and exposure in the capital markets, which could have positive valuation implications;

•
the belief of the Reliant board of directors that heightened regulatory scrutiny and increasing regulatory compliance costs make continued growth preferable, as large banks can more easily respond to market changes; and

•
the financial presentation, dated September 16, 2019, of Hovde Group and the opinion, dated September 16, 2019, of Hovde Group to the Reliant board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Reliant shareholders of the merger consideration.

The foregoing information and factors considered by Reliant’s board of directors is not exhaustive, but includes material factors that Reliant’s board of directors considered and discussed in adopting the merger agreement and approving the TCB Holdings merger. In view of the wide variety of factors considered and discussed by Reliant’s board of directors in connection with its evaluation of the TCB Holdings merger and the complexity of these factors, the Reliant board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors of Reliant discussed the foregoing factors internally and with Reliant’s management and legal and financial advisors. In considering the foregoing factors, individual directors may have assigned different weights to different factors. It should be noted that this explanation of the reasoning of Reliant’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Reliant board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Reliant and its shareholders, and adopted the merger agreement and approved the transactions contemplated thereby.

Dissenters’ Rights

TCB Holdings

Under Tennessee law, holders of shares of TCB Holdings common stock who deliver written notice of their intent to dissent and do not vote in favor of the TCB Holdings merger proposal have the right to dissent and receive the fair value of their TCB Holdings common stock in cash. TCB Holdings shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act in order to perfect their rights. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to this proxy statement/prospectus.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a holder of TCB Holdings common stock in order to properly dissent from the TCB Holdings merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, the full text of which appears as Appendix B of this proxy statement/prospectus.

Holders of TCB Holdings common stock who do not want to accept the merger consideration, who do not vote in favor of (or who abstain from voting on) the TCB Holdings merger proposal, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the Tennessee Business Corporation Act, will have the right to receive a cash payment for the “fair value” of their TCB Holdings common stock as determined in accordance with Chapter 23 of the Tennessee Business Corporation Act.

In order to perfect dissenters’ rights with respect to the TCB Holdings merger, a holder of TCB Holdings common stock must (1) deliver to TCB Holdings, before the vote to approve the TCB Holdings merger proposal is taken, written notice of his or her intent to demand payment for his or her shares of TCB Holdings common stock if the TCB Holdings merger is consummated; and (2) not vote, or cause or permit to be voted, any of his or her shares of TCB Holdings common stock in favor of the TCB Holdings merger proposal. Within 10 days after consummation of the TCB Holdings merger, TCB Holdings must send to each of the TCB Holdings shareholders who has perfected dissenters’ rights in accordance with the steps disclosed above, a written dissenters’ notice and form setting forth instructions for receipt and payment of their shares of TCB Holdings common stock. Upon receipt of such notice and form, dissenting shareholders of TCB Holdings will become entitled to receive payment of their shares of TCB Holdings common stock when they: (1) demand payment; (2) certify that they received their shares prior to the date of the first public announcement of Reliant’s and TCB Holdings’ intention to merge; and (3) deposit with Reliant certificates representing their shares of TCB Holdings common stock in accordance with the instructions set forth in the notice.

Any holder of TCB Holdings common stock contemplating the exercise of his or her dissenters’ rights should carefully review Chapter 23 of the Tennessee Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Appendix B. A holder of TCB Holdings common stock who fails to comply with all requirements of such Chapter 23 will forfeit his or her dissenters’ rights and, upon consummation of the TCB Holdings merger, that holder’s shares of TCB Holdings common stock will be converted into the right to receive the merger consideration to which the shareholder is entitled under the merger agreement.

In general, any dissenting shareholder who perfects his or her right to be paid the “fair value” of the holder’s TCB Holdings common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of any cash.

Material United States Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences generally applicable to a U.S. Holder (as defined below) of TCB Holdings common stock with respect to the exchange of shares of TCB Holdings common stock for shares of Reliant common stock and cash pursuant to the TCB Holdings merger, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code, the regulations promulgated thereunder by the U.S. Treasury (the “Regulations”), rulings and pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of TCB Holdings common stock and/or Reliant common stock. We have not sought or obtained any ruling from the IRS with respect to the statements made and the conclusions reached regarding the U.S. federal income tax consequences of the TCB Holdings merger, and there can be no assurance the IRS will agree with such statements and conclusions.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of TCB Holdings common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of TCB Holdings common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as holders of TCB Holdings common stock that are partnerships or other pass-through entities (and persons holding their TCB Holdings common stock through a partnership or other pass-through entity such as an S corporation), controlled foreign corporations, passive foreign investment companies, persons holding shares of TCB Holdings common stock as part of a “straddle,” “hedge,” “conversion transaction,” or other risk reducing transaction, persons who acquired shares of TCB Holdings common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, and persons having a “functional currency” other than the U.S. dollar.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds TCB Holdings common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships and partners in such a partnership are strongly urged to consult their tax advisors as to the specific tax consequences to them of the TCB Holdings merger.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TCB HOLDINGS MERGER ARISING UNDER OTHER FEDERAL TAX LAWS (SUCH AS ESTATE OR GIFT TAX LAWS AND THE MEDICARE TAX ON CERTAIN INVESTMENT INCOME) OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of TCB Holdings common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;
•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

General. Reliant and TCB Holdings have structured the TCB Holdings merger to qualify as a reorganization for United States federal income tax purposes. The obligations of Reliant and TCB Holdings to consummate the TCB Holdings merger are conditioned upon the receipt of an opinion from Butler Snow for its client, Reliant, and an opinion from Bass Berry for its client, TCB Holdings, to the effect that for United States federal income tax purposes, the TCB Holdings merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Neither Reliant nor TCB Holdings or CBT intends to waive this condition. If the effect on TCB Holdings’ common shareholders of the tax opinion to be delivered to TCB Holdings as of the closing is materially different from the opinions respecting the United States federal income tax considerations expressed herein under the heading “—Exchange of TCB Holdings Common Stock for Cash and Reliant Common Stock,” TCB Holdings would not affect the TCB Holdings merger without recirculating this document after revising this discussion appropriately and resoliciting the approval of its shareholders. The tax opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the TCB Holdings merger in the manner contemplated by the merger agreement, and representations and covenants made by Reliant and TCB Holdings, including those contained in certificates of officers of Reliant and TCB Holdings. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in this opinion, in which case the tax consequences of the TCB Holdings merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position.

Exchange of TCB Holdings Common Stock for Reliant Common Stock and Cash. Subject to the qualifications and limitations set forth above, the material United States federal income tax consequences of the TCB Holdings merger to TCB Holdings shareholders upon their exchange of TCB Holdings common stock for Reliant common stock and cash will be as follows:

•
Receipt of Merger Consideration. A holder of TCB Holdings common stock will recognize gain on the receipt of the cash portion of the merger consideration in the TCB Holdings merger equal to the lesser of (i) the amount by which the total merger consideration received by the holder of TCB Holdings common stock exceeds the portion of the holder’s basis in the TCB Holdings common stock, or (ii) the amount of the cash consideration received in the TCB Holdings merger. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of TCB Holdings common stock exchanged is more than one year at the completion of the TCB Holdings merger. A holder of TCB Holdings common stock will not recognize any gain or loss on the receipt of the stock portion of the merger consideration in the TCB Holdings merger.

•
Receipt of Cash in Lieu of Fractional Share. If a holder of TCB Holdings common stock receives cash instead of a fractional share of Reliant common stock, such holder will recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of TCB Holdings common stock allocable to the fractional share of Reliant common stock redeemed. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of TCB Holdings common stock exchanged for cash in lieu of the fractional share of Reliant common stock is more than one year at the completion of the TCB Holdings merger.

•
Tax Basis of Reliant Common Stock Received in the TCB Holdings Merger. A holder of TCB Holdings common stock will have a tax basis in the Reliant common stock received in the TCB Holdings merger equal to the tax basis of the TCB Holdings common stock exchanged by that holder in the TCB Holdings merger, less the amount of cash consideration received and increased by the amount of any gain recognized upon the exchange.

•
Holding Period of Reliant Common Stock Received in the TCB Holdings Merger. The holding period for shares of Reliant common stock received in exchange for shares of TCB Holdings common stock in the TCB Holdings merger will include the holding period for the shares of TCB Holdings common stock exchanged in the TCB Holdings merger.

In the case of a holder of TCB Holdings common stock who holds shares of TCB Holdings common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of TCB Holdings common stock pursuant to Regulation Section 1.358-2.

Tax on Net Investment Income. Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on “net investment income.” Net investment income is generally the excess of dividends and capital gains with respect to the sale, exchange, or other disposition of stock over allowable deductions. Each TCB Holdings common shareholder is urged to consult his, her or its tax advisor to determine their own particular tax consequences with respect to the TCB Holdings merger consideration to be received in the TCB Holdings merger and the net investment income tax.

Backup Withholding. Unless you comply with certain reporting or certification procedures or are an “exempt recipient” (in general, corporations and certain other entities), you may be subject to a backup withholding tax of 24% with respect to any cash payments received in the TCB Holdings merger. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Reporting Requirements. Because you will receive Reliant common stock as a result of the TCB Holdings merger, you will be required to retain records pertaining to the TCB Holdings merger and will be required to file with your United States federal income tax return for the year in which the TCB Holdings merger takes place a statement setting forth certain facts relating to the TCB Holdings merger.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE TCB HOLDINGS MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE TCB HOLDINGS MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Voting Agreements

Each of the directors of TCB Holdings and CBT, who collectively beneficially own and have the power to vote approximately [        ]% of TCB Holdings’ common stock have entered into agreements with Reliant in which they have agreed, among other things, to vote their shares of TCB Holdings common stock in favor of the TCB Holdings merger proposal and the TCB Holdings adjournment proposal. The voting agreements automatically terminate upon the earlier to occur of (a) the approval by TCB Holdings’ shareholders of the TCB Holdings merger proposal or (b) the termination of the merger agreement.

Accounting Treatment

The TCB Holdings merger will be accounted for as a “purchase,” as that term is used under United States generally accepted accounting principles for accounting and financial reporting purposes. TCB Holdings will be treated as the acquired corporation for accounting and financial reporting purposes. TCB Holdings’ assets and liabilities will be adjusted to their estimated fair value on the closing date of the TCB Holdings merger and combined with the historical book values of the assets and liabilities of Reliant. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill.

Interests of Officers and Directors of TCB Holdings in the TCB Holdings Merger

In considering the recommendation of the TCB Holdings board of directors, TCB Holdings shareholders should be aware that the directors and certain senior officers of TCB Holdings or CBT have certain interests in the TCB Holdings merger that may be different from, or in addition to, the interests of TCB Holdings shareholders generally. The TCB Holdings board of directors was aware of these interests and considered them, among other matters, in making its recommendation that TCB Holdings shareholders vote to approve the TCB Holdings merger proposal. These interests are described in further detail below.

Treatment of TCB Holdings Options

Each option to purchase TCB Holdings common stock outstanding immediately prior to consummation of the TCB Holdings merger will be cancelled in exchange for a cash payment in an amount equal to the product of (i) $34.25 minus the per share exercise price of the option multiplied by (ii) the number of shares of TCB Holdings common stock subject to the option (to the extent not previously exercised).

Reliant Employment Arrangements

Debbie Small. Mrs. Small has entered into an employment agreement with Reliant Bank, that will become effective at the consummation of the TCB Holdings merger and the TCB Holdings bank merger and supersede her current employment agreement with TCB Holdings and CBT, whereby Mrs. Small will serve as the Cheatham County Market Chairperson of Reliant Bank. The initial term of the agreement will expire 13 months after the effective date of the employment agreement.

The initial base salary under the agreement will be $100,000. If Mrs. Small is still employed with Reliant Bank on the one-year anniversary of the effective date of the employment agreement, Reliant Bank will pay Mrs. Small a one-time bonus in the amount of $897,750. Additionally, under the terms of the employment agreement, if prior to the one-year anniversary of the effective date of the employment agreement, (i) Mrs. Small is terminated without cause (ii) Mrs. Small’s employment is terminated by Mrs. Small for good reason (as defined in the agreement), or (iii) Mrs. Small’s employment is terminated upon her disability or death, Reliant Bank will pay the aforementioned one-time bonus within 15 days of Mrs. Small’s termination.

Mrs. Small will be entitled to participate in the retirement, health, and other benefit plans or programs of Reliant Bank applicable generally to similarly situated employees, and will be entitled to reimbursement of business-related expenses incurred.

Alex Dowdy. Mr. Dowdy has entered into an employment agreement with Reliant Bank, that will become effective at the consummation of the TCB Holdings merger and the TCB Holdings bank merger and supersede his current employment agreement with CBT, whereby Mr. Dowdy will serve as the Senior Vice President, Cheatham County Market President of Reliant Bank. The initial term of the agreement will expire one year after the effective date of the employment agreement.  Mr. Dowdy’s initial base salary under the agreement will be $165,000.

If Mr. Dowdy’s employment is terminated by Reliant Bank without cause (as defined in the employment agreement) or by Mr. Dowdy for good reason (as defined in the employment agreement) during the term of the employment agreement, he will be entitled to severance benefits equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bank will pay for health insurance continuation coverage for Mr. Dowdy and his dependents for up to 12 months.  Mr. Dowdy will be entitled to participate in the retirement, health, and other benefit plans or programs of Reliant Bank applicable generally to similarly situated employees, and will be entitled to reimbursement of business-related expenses incurred.

CBT Employment Agreements

Mrs. Small is party to an existing employment agreement with TCB Holdings and CBT, and Mr. Dowdy is party to an existing employment agreement with CBT. Shayne Bell was a party to an employment agreement with CBT prior to his termination of employment on October 31, 2019.

Under Mrs. Small’s employment agreement with TCB Holdings and CBT, if her employment were terminated involuntarily without cause or by her for good reason within 24 months following a change in control, she would be entitled to receive, upon the later of such termination or the consummation of the change in control transaction, a lump sum cash severance payment within 30 days following the later to occur of the date of termination or the consummation of the change in control transaction equal to the product of (i) 3.99 multiplied by (ii) her current base salary. Mrs. Small’s employment agreement provides that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Internal Revenue Code, such amounts would be reduced to the amount necessary to comply therewith.

Under each of Mr. Bell’s and Mr. Dowdy’s employment agreement, if his employment were terminated involuntarily without cause or by him for good reason within six months in the case of Mr. Bell or three months in the case of Mr. Dowdy, in each case following a change in control, he would be entitled to receive, upon such termination or the consummation of the change in control transaction, a severance payment equal to the product of (i) 1.99 multiplied by (ii) his current base salary, which would be paid in 48 equal bi-monthly payments in the case of Mr. Bell or 48 equal monthly payments in the case of Mr. Dowdy, in each case beginning within 30 days following the date of termination (or, in the case of Mr. Bell, the consummation of such change in control transaction if occurring after the termination date). Under Mr. Dowdy’s employment agreement, such termination payments may end at any time after 6 months following the start of such payments if he or CBT waives the restrictive covenants under his employment agreement for the rest of the duration provided for under the employment agreement.

Under Mrs. Small’s employment agreement, the execution of a letter of intent or a definitive agreement (like the merger agreement) that contemplates a strategic transaction that will result in the change of control of TCB Holdings constitutes a “change in control” event under such employment agreement, which triggers her right to terminate her employment for good reason thereunder. However, Mrs. Small only receives her termination payment when and if the transaction contemplated by such letter of intent or definitive agreement is consummated. Under Mr. Dowdy’s employment agreement, a change of control of TCB Holdings must actually be consummated before he has rights to terminate and receive his termination payment in connection therewith.

Effective October 31, 2019, Mr. Bell resigned as an employee with CBT and resigned from the boards of directors of TCB Holdings and CBT. Mr. Bell’s employment agreement contained similar provisions as Mrs. Small’s employment agreement regarding good reason termination rights triggered upon a “change in control.” TCB Holdings and Reliant executed a letter of intent regarding the TCB Holdings merger on May 31, 2019, which constituted a change in control event under Mr. Bell’s employment agreement, and consequently triggered his right to terminate his employment within six months following the execution of such letter of intent. However, like Mrs. Small’s employment agreement, Mr. Bell only receives his termination payment when and if the TCB Holdings merger is consummated.

Each CBT employment agreement contains covenants concerning noncompetition and nonsolicitation of clients or employees that apply for 24 months (or 12 months in the case of Mrs. Small in connection with a termination related to a change in control) following the applicable executive’s termination of employment; provided that in the case of Mr. Bell, the noncompetition covenants in his employment agreement no longer apply following his termination of employment since he was not terminated for cause under his employment agreement.

As noted above, Mrs. Small’s and Mr. Dowdy’s employment agreements with CBT will be superseded at the effective time by their new employment agreements with Reliant Bank, and they will not be entitled to receive any payments under their employment agreements with CBT.

Deferred Compensation Arrangements

Each member of the board of directors of TCB Holdings is a participant under the Community Trust, Incorporated Directors Deferred Compensation Plan, the Community Bank and Trust of Cheatham County Directors’ Supplemental Retirement Plan and the Directors’ Deferred Compensation Plan of Community Bank and Trust of Cheatham County. Each of Mrs. Small, Mr. Dowdy, and Ms. Adkins is a participant under the Community Bank and Trust of Cheatham County Executives’ Supplemental Retirement Income Plan. Mr. Bell is also a participant under each such plan. Each of these plans is a nonqualified deferred compensation retirement arrangement.

Under the Community Bank and Trust of Cheatham County Executives’ Supplemental Retirement Income Plan, if a participant under such plan is terminated without cause within three years following a change in control (such as the TCB Holdings merger), the participant becomes fully vested in the greater of their benefit under the plan before or after the change in control. Under each of the Community Trust, Incorporated Directors Deferred Compensation Plan, the Community Bank and Trust of Cheatham County Directors’ Supplemental Retirement Plan and the Directors’ Deferred Compensation Plan of Community Bank and Trust of Cheatham County, upon a change in control (such as the TCB Holdings merger), the acquirer must assume the plan and the obligations thereunder, and no accelerated vesting occurs. Notwithstanding such terms, the parties currently contemplate that each deferred compensation plan will be terminated on or immediately prior to the effective time and all benefits payable in connection with such termination event will be paid to the participants thereunder in a lump sum payment following the effective time. Under the Community Bank and Trust of Cheatham County Survivor Benefit Plan, upon a change in control (such as the TCB Holdings merger), the acquirer must assume the plan and the obligations thereunder, and no accelerated vesting occurs. Notwithstanding such terms, the parties currently contemplate that this plan will be terminated on or immediately prior to the effective time and all benefits payable in connection with such termination event will be paid to the participants thereunder in a lump sum payment following the effective time.

The aggregate distributions to each of the senior officers and directors under the various SERP and deferred compensation plans in which they participate are currently estimated to be approximately as follow: (i) Debbie Small—$616,493; (ii) Sam Balthrop—$30,476; (iii) James Dillingham—$85,929; (iv) David Gunn—$4,916; (v) Johnnie Marlin—$433,863; (vi) John Melton—$82,986; (vii) Richard Murray—$81,156; (viii) Darwin Newton—$84,580; (ix) James Perry—$126,880; (x) Daniel Reigle—$13,410; (xi) Doris Sanders—$30,476; (xii) Diane Adkins—$152,281; and (xiii) Alex Dowdy—$8,378. Mark Thomas is not a participant under any of the deferred compensation plans discussed above. In connection with the termination of Mr. Bell’s employment and his resignation from the board of directors of TCB Holdings and CBT, the board of directors of TCB Holdings and CBT agreed to pay Mr. Bell his aggregate distributions payable under the various deferred compensation plans in connection with the anticipated early termination of such plans in a lump sum, which is currently estimated to be approximately $44,216, following the effective time as if he had remained a director until the termination of such plans subject to his prior execution of a general release of claims.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, for a period of three years from and after the effective time, Reliant must indemnify certain persons, including TCB Holdings’ directors and executive officers. In addition, the merger agreement requires that for a period of six years from the effective time, subject to a cap on the amount of premiums, Reliant must maintain an insurance policy for the benefit of certain persons, including TCB Holdings’ directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements – Indemnification and Insurance.”

Reliant’s Dividend Policy

Holders of Reliant common stock are entitled to dividends when, as and if declared by the Reliant board of directors out of funds legally available for that purpose. Reliant currently expects to continue to pay (when, as and if declared by the Reliant board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends on Reliant common stock; however, there can be no assurance that Reliant will continue to pay dividends in the future. The principal source of Reliant’s cash flow, and any dividends payable to common shareholders, are dividends that Reliant Bank pays to Reliant as its sole shareholder. The ability of Reliant Bank to pay dividends, as well as Reliant’s ability to pay dividends to its common shareholders, will continue to be subject to and limited by the results of operations of Reliant Bank and by certain legal and regulatory restrictions. Further, any lenders making loans to Reliant or Reliant Bank may impose financial covenants that may be more restrictive than regulatory requirements with respect to Reliant’s payment of dividends to common shareholders.

Reliant’s board of directors may change its dividend policy at any time. For further information on Reliant’s dividend history and restrictions on Reliant’s and Reliant Bank’s ability to pay dividends, see “Description of Reliant Capital Stock - Common Stock - Dividend Rights and Limitations on Payment of Dividends” beginning on page [●], and “Comparative Per Share Market Price And Dividend Information” beginning on page [●].

Public Trading Markets

Reliant common stock is listed for trading on Nasdaq under the symbol “RBNC.” TCB Holdings common stock is listed for trading on the OTC Pink market of OTC Markets Group, Inc. under the symbol “TNCB.”  The market for TCB Holdings common stock has been illiquid and irregular, with most shares trading in private transactions. Under the merger agreement, Reliant will cause the shares of Reliant common stock to be issued in connection with the TCB Holdings merger to be authorized for listing on Nasdaq, subject to official notice of issuance.

Regulatory Matters

TCB Holdings and Reliant have agreed to cooperate with one another and use their reasonable best efforts to prepare all documents, to effect all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of governmental authorities and other third parties necessary to consummate the TCB Holdings merger. Additionally, each party has agreed to furnish the other parties with all information concerning itself and its subsidiaries, directors, officers, and shareholders as may be necessary or advisable in connection with any filing, notice, or application made or given with or to any governmental authority or other third party.

In order to consummate the TCB Holdings merger, Reliant must obtain the prior approval of the Federal Reserve under Section 3 of the Bank Holding Company Act or secure a waiver of this prior approval requirement from the Federal Reserve using procedures outlined in applicable regulations. Reliant has submitted to the Federal Reserve a request for a waiver of the otherwise applicable prior approval requirements contained in Section 3 of the Bank Holding Company Act as relates to the TCB Holdings merger, but as of the date of this proxy statement/prospectus the Federal Reserve has not acted on such request.

In order to consummate the TCB Holdings bank merger, Reliant Bank must obtain approval from both the Federal Reserve and the TDFI. Reliant Bank filed an Interagency Bank Merger Act Application with the Federal Reserve and with the TDFI on or about October 31, 2019. As of the date of this proxy statement/prospectus, neither the Federal Reserve nor the TDFI had granted its approval of the TCB Holdings bank merger. Federal Reserve approval or possible approval of the combination: (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders of TCB Holdings or Reliant or that the Federal Reserve has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.

THE MERGER AGREEMENT

The following is a summary of certain material terms and provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read the merger agreement carefully and in its entirety as it is the legal document that governs the TCB Holdings merger.

Structure of the TCB Holdings Merger

The merger agreement provides for the merger of TCB Holdings with and into Reliant subject to and upon the terms and conditions set forth in the merger agreement (the “TCB Holdings merger”), with Reliant to be the surviving corporation.

Immediately following and conditioned upon the TCB Holdings merger, CBT will merge with and into Reliant Bank subject to and upon the terms and conditions set forth in an agreement and plan of merger entered into by CBT and Reliant Bank simultaneously with the parties’ execution of the merger agreement (the “TCB Holdings bank merger”), with Reliant Bank to be the bank to survive the TCB Holdings bank merger.

Merger Consideration

At the effective time, each share of TCB Holdings common stock that is issued and outstanding immediately prior to the effective time except (a) shares of TCB Holdings common stock that are owned or held, other than in a bona fide fiduciary or agency capacity, by Reliant, TCB Holdings, CBT, or any subsidiary of Reliant, TCB Holdings, or CBT, including shares of TCB Holdings common stock held by TCB Holdings as treasury stock, and (b) shares of TCB Holdings common stock as to which the holder has perfected his or her appraisal rights pursuant to Chapter 23 of the Tennessee Business Corporation Act will be converted into and cancelled in exchange for the right to receive (x) $17.13 in cash, without interest, and (y) 0.769 (the “exchange ratio”) shares of TCB Holdings common stock, together with cash in lieu of fractional shares (collectively, the “merger consideration”). After the consummation of the TCB Holdings merger, each former holder of shares of TCB Holdings common stock will no longer have any rights with respect to those shares, except for the right to receive the merger consideration (provided that holders of dissenting shares will have those rights provided for by Chapter 23 of the Tennessee Business Corporation Act).

Fractional Shares

Reliant will not issue fractional shares of its common stock in connection with the TCB Holdings merger. Instead, Reliant will pay each former TCB Holdings shareholder who would otherwise be entitled to a fractional share of Reliant common stock an amount in cash, without interest, determined by multiplying the fractional share interest to which the shareholder would otherwise be entitled by the volume-weighted average closing price of Reliant’s common stock on Nasdaq for the 10 consecutive trading days ending on and including the business day immediately preceding the closing date for the TCB Holdings merger.

Exchange of Certificates

Prior to the effective time, Reliant will appoint an exchange agent to handle the exchange of TCB Holdings common stock certificates for the merger consideration. Within five business days after the effective time, the exchange agent will send a letter of transmittal, which is to be used to exchange TCB Holdings stock certificates and/or non-certificated shares of TCB Holdings common stock for the merger consideration, to each former TCB Holdings shareholder of record who holds one or more TCB Holdings stock certificates and/or non-certificated shares of TCB Holdings common stock immediately prior to the effective time (except for specified shares of TCB Holdings common stock held by TCB Holdings or Reliant and any dissenting shares). The letter of transmittal will contain instructions explaining the procedure for surrendering TCB Holdings stock certificates and/or non-certificated shares of TCB Holdings common stock. You should not return stock certificates with the enclosed proxy card and should not forward your stock certificates to the exchange agent prior to receiving a letter of transmittal.

TCB Holdings shareholders who surrender their stock certificates and/or non-certificated shares of TCB Holdings common stock, together with a properly completed letter of transmittal, will receive the cash and shares of Reliant common stock into which their shares of TCB Holdings common stock were converted in the TCB Holdings merger. After the effective date of the TCB Holdings merger, each certificate that previously represented shares of TCB Holdings common stock will only represent the right to receive the merger consideration into which those shares of TCB Holdings common stock have been converted.

If a certificate previously representing TCB Holdings common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration payable in respect of the shares represented by the certificate if the person claiming the certificate to be lost, stolen, or destroyed makes an affidavit of that fact and executes an indemnity agreement and/or posts a bond in such amount as Reliant and the exchange agent reasonably require as indemnity against any claim that may be made against them with respect to the certificate.

Dividends and other distributions payable or distributable with respect to shares of Reliant common stock to be issued as merger consideration will not be remitted to the person entitled to receive such Reliant common stock until the person surrenders his or her shares of TCB Holdings common stock that have been converted into such Reliant common stock. Upon proper surrender of his or her shares of TCB Holdings common stock, all such dividends and other distributions will be remitted to such person without interest. No interest will be paid or will accrue on any amounts payable to holders of TCB Holdings common stock in accordance with the merger agreement.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any TCB Holdings shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the shareholders from whom they were withheld.

Closing and Effective Time

The closing of the TCB Holdings merger will take place on a date to be designated by Reliant. Unless the parties otherwise agree, this closing date will not be later than the date that is 30 days after all of the conditions to the TCB Holdings merger have been satisfied or waived. For more information regarding the conditions to the TCB Holdings merger, see “ – Conditions to Consummation of the TCB Holdings Merger” below. In order to complete the TCB Holdings merger, Reliant and TCB Holdings must execute articles of merger and file them with the Tennessee Secretary of State. The TCB Holdings merger will become effective on the date and at the time set forth in these articles of merger, provided that the TCB Holdings merger shall not be effective prior to January 1, 2020.

We currently anticipate completing the TCB Holdings merger in the first quarter of 2020, subject to receipt of necessary regulatory and shareholder approvals and the satisfaction of other closing conditions set forth in the merger agreement. However, a delay in satisfying any condition to the TCB Holdings merger could delay the completion of the TCB Holdings merger, and there can be no assurances as to when or if the TCB Holdings merger will be completed. If the TCB Holdings merger is not consummated by June 30, 2020, either Reliant or TCB Holdings and CBT may terminate the merger agreement unless the failure to complete the TCB Holdings merger by this date is due to the failure of the terminating parties to perform their obligations under the merger agreement.

Prior to or at the closing of the TCB Holdings merger, Reliant shall cause Reliant Bank, and TCB Holdings shall cause CBT, to execute and deliver such articles or certificates of merger and such other documents and certificates as are necessary or appropriate to effectuate the TCB Holdings bank merger.

Boards of Directors of Reliant and Reliant Bank After the TCB Holdings Merger

The TCB Holdings merger will not affect the composition of the board of directors of Reliant and Reliant Bank.

However. the FABK merger agreement provides that, prior to or at the effective time of the FABK merger, Reliant and Reliant Bank and each of their respective boards of directors will take all requisite action to increase the size of the Reliant and Reliant Bank boards of directors by two members and to elect or appoint to each of the Reliant and Reliant Bank boards of directors, effective as of or immediately following the effective time of the FABK merger, William Lawson Mabry and Michael E. Wallace, or, if either such individual is unwilling or unable to serve, another member of FABK’s board of directors as of the date of the FABK merger agreement mutually agreed upon by Reliant and FABK who continues to serve as a member of FABK’s board of directors until immediately prior to the effective time of the FABK merger (each a “FABK Appointed Director”). Provided that a FABK Appointed Director continues to satisfy the standards and requirements for service on the Reliant and Reliant Bank boards of directors that are generally applicable to all directors, the board of directors of Reliant (or the appropriate committee thereof) shall nominate such FABK Appointed Director for reelection to Reliant’s board of directors at the first annual meeting of the shareholders of Reliant following the effective time of the FABK merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by TCB Holdings and CBT to Reliant and by Reliant to TCB Holdings and CBT. The representations and warranties contained in the merger agreement are the product of negotiations among the parties and, generally, are for the benefit of Reliant, TCB Holdings, and CBT. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the TCB Holdings merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that TCB Holdings and Reliant each delivered in connection with the merger agreement and certain documents filed with the SEC by Reliant. Generally, the merger agreement may only be enforced against a party thereto by another party thereto. Moreover, information concerning the subject matter of the representations and warranties contained in the merger agreement may change after the date of the merger agreement, and this subsequent information may or may not be fully reflected in Reliant’s and TCB Holdings’ public disclosures. Generally, the representations and warranties of the parties contained in the merger agreement will not survive the completion of the TCB Holdings merger or the termination of the merger agreement.

The merger agreement contains representations and warranties made by TCB Holdings and CBT to Reliant, and made by Reliant to TCB Holdings and CBT, relating to, among other things:

•	corporate organization, existence, and good standing; corporate power and authority; and qualification to conduct business;

•	subsidiaries and equity or other ownership interests;

•	capital stock and capitalization;

•	due authorization, execution, and delivery of the merger agreement and enforceability of the merger agreement;

•
the absence of violations or breaches of organizational documents, applicable laws, and contracts as a result of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	consents, approvals, waivers, notices, filings, and registrations required in connection with the merger agreement or the transactions contemplated by the merger agreement;

•	filings with governmental and regulatory authorities;

•	financial statements and books and records;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect since (and including) January 1, 2019;

•	pending and threatened legal proceedings and the absence of judgments, decrees, injunctions, orders, and rulings of governmental and regulatory authorities;

•	the absence of certain regulatory actions or any basis therefor;

•	compliance with laws and deposit insurance;

•	tax matters;

•	information technology systems;

•	labor and employment matters;

•	benefit plans and arrangements;

•	receipt of fairness opinion of financial advisor;

•	brokers and broker fees and expenses;

•	loan matters, including the adequacy of allowances for loan and lease losses and non-performing and classified loans;

•	insurance matters;

•	tax treatment of the TCB Holdings merger;

•	Community Reinvestment Act and Bank Secrecy Act compliance and compliance with anti-money laundering and customer or consumer privacy laws;

•	disclosure controls and procedures and internal control over financial reporting; and

•	regulatory capital levels.

In addition, the merger agreement contains certain representations and warranties made only by TCB Holdings and CBT to Reliant and relating to, among other things:

•	organizational documents and corporate records;

•	absence of certain events and actions, and the conduct of their business, in each case from January 1, 2019 to the date of the merger agreement;

•	certain material contracts;

•	intellectual property matters;

•	real and personal property;

•	environmental matters;

•	material interests of certain persons;

•	investment securities;

•	securities transactions;

•	transactions with affiliates;

•	administration and maintenance of fiduciary accounts; and

•	inapplicability of state antitakeover laws.

In addition, the merger agreement contains certain representations and warranties made only by Reliant to TCB Holdings and CBT and relating to, among other things:

•	filings required under federal securities laws.

Certain of the representations and warranties contained in the merger agreement are subject to materiality or “material adverse effect” qualifiers. For purposes of the merger agreement, “material adverse effect” generally means a material and adverse effect on (i) the business, financial condition, operations, or results of operations of Reliant or TCB Holdings (as the case may be) and its subsidiaries taken as a whole or (ii) the ability of Reliant or TCB Holding (as the case may be) to timely perform its obligations under the merger agreement or to timely consummate the transactions contemplated by the merger agreement. However, with respect to (i) above, the following will not be deemed to have or contribute to, and will not be taken into account in determining whether there exists, has been, or would reasonably be expected to be, a material adverse effect:

•
changes after the date of the merger agreement in laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by governmental authorities, except to the extent of any materially disproportionate impact they have on Reliant or TCB Holdings (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;

•
changes after the date of the merger agreement in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, except to the extent of any materially disproportionate impact they have on Reliant or TCB Holdings (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;

•
changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, except to the extent of any materially disproportionate impact they have on Reliant or TCB Holdings (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;

•	actions or omissions of the parties required under the merger agreement or taken or omitted with the prior consent of the counterparties;

•
any failure by TCB Holdings or CBT or by Reliant or Reliant Bank (as the case may be) to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (however, any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a material adverse effect);

•
changes in the trading price or trading volume of Reliant’s common stock (however, any facts or circumstances giving rise to or contributing to any such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a material adverse effect);

•
acts of war, armed hostilities, or terrorism within or involving the United States, except to the extent of any materially disproportionate impact they have on Reliant or TCB Holdings (as the case may be) and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry; and

•	the execution and delivery of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement.

Conduct of Business Pending the TCB Holdings Merger

The merger agreement contains customary covenants regarding the parties’ operation of their respective businesses prior to the effective time.

Subject to certain exceptions, from the date of the merger agreement to the effective time, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, or with the prior written consent of Reliant (such consent not be unreasonably withheld) each of TCB Holdings and CBT has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of Reliant:

•	conduct its business other than in the regular, ordinary, and usual course consistent in all material respects with past practice;

•
fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships, and retain the services of its officers and employees;

•
take any action that would reasonably be expected to adversely affect or delay, in any material respect, its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•
incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than 12 months;

•	prepay any indebtedness or other similar arrangements so as to cause TCB Holdings or CBT or any of their subsidiaries to incur any prepayment penalty;

•	purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 12 months or less;

•	adjust, split, combine, or reclassify any of its capital stock;

•
make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than dividends (i) by CBT to TCB Holdings for the purpose of funding the payment by TCB Holdings of expenses incurred by TCB Holdings in connection with the transactions contemplated by the merger agreement and (ii) dividends paid by TCB Holdings to its shareholders in October 2019 and April 2020 (if the TCB Holdings merger has not closed by April 1, 2020) consistent with past practice;

•
grant any person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of TCB Holdings options outstanding as of the date of the merger agreement; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

•
other than in the ordinary course of business, sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including other real estate owned), or cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

•
except for transactions in the ordinary course of business by way of foreclosure, conveyance in lieu of foreclosure, or other resolution of a loan secured by assets or collateral, make any equity investment;

•	form any new subsidiary or dissolve, liquidate, or terminate any existing subsidiary;

•	enter into, renew, fail to renew, materially amend or modify, cancel, or terminate any new or existing material contract;

•
make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, except (i) in conformity with existing lending practices and where the principal amount of the loan does not exceed $1,250,000 or (ii) loans as to which TCB Holdings or CBT and their subsidiaries had binding obligations to make such loans as of the date of the merger agreement and which were disclosed to Reliant;

•
make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, to any person if, when aggregated with all other outstanding loans and commitments for loans to such person and such person’s family members and affiliates, the aggregate principal amount of all such loans and commitments would exceed $2,750,000;

•
extend credit to any person who has a loan with TCB Holdings or CBT or any of their subsidiaries that is classified by TCB Holdings or CBT (or any of their subsidiaries) or the Federal Deposit Insurance Corporation, or FDIC, or the TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “classified borrower”), except in conformity with existing lending practices and regulatory requirements and where all outstanding loans and commitments for loans to the classified borrower and the classified borrower’s family members and affiliates do not and would not exceed $200,000 in the aggregate;

•
renegotiate, renew, increase the amount of, extend the term of, or modify any loan with or to a classified borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding loans and commitments for loans to the classified borrower and the classified borrower’s family members and affiliates do not and would not exceed $250,000 in the aggregate;

•
except in compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any loan, or commit to make or increase the amount of any loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of TCB Holdings or CBT or any of their respective subsidiaries, or any entity controlled, directly or indirectly, by any such person;

•
commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to TCB Holdings or CBT or any of their subsidiaries in the ordinary course of business, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000, individually, or $100,000, in the aggregate (net of any insurance proceeds or indemnity, contribution, or similar payments actually received by TCB Holdings, CBT, or their subsidiaries in connection therewith), or (ii) would impose any material restriction on its business or operations or the operations of any of its subsidiaries;

•
except as required by any written agreement or TCB Holdings benefit plan in effect as of the date of the merger agreement, increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases for non-executive officers in the ordinary course of business consistent with past practice not exceeding, in the aggregate, 3% of the wage and salary expense for non-executive officers for fiscal year 2018), or pay any bonus (other than in the ordinary course of business consistent with past practice), pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, change in control, consulting, or other contact, with or for the benefit of any director, officer, or employee, except as required by applicable law or as disclosed to Reliant; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of senior vice president or higher any person who did not hold such office as of the date of the merger agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $100,000, except as may be necessary to replace an employee (other than an officer with a title of senior vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

•
amend its charter, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization or any indication of interest, letter of intent, or agreement in principle with respect thereto;

•
purchase any debt security, including mortgage-backed and mortgage-related securities, other than (i) United States government and United States government agency securities with final maturities of less than two years, (ii) mortgage-backed and mortgage-related securities with weighted average lives of no more than five years, and (iii) municipal securities with call dates within seven years of the issuance of the securities;

•
make any capital expenditures in excess of $25,000 individually or $50,000, in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date of the merger agreement and disclosed to Reliant;

•
establish or commit to the establishment any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

•
except for interest rate caps and interest rate floors for individual loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

•
make any material changes in policies or procedures in existence on the date of the merger agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in law or GAAP or at the direction of a governmental authority;

•	except with respect to foreclosures in process as of the date of the merger agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to Reliant;

•
make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any taxes, enter into any closing agreement with respect to any taxes or surrender any right to claim a material tax refund, adopt any material method, or change any method, of accounting with respect to taxes, or file any amended tax return;

•
take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of TCB Holdings and CBT set forth in the merger agreement being or becoming untrue at any time prior to the effective time, (ii) any of the conditions to the TCB Holdings merger not being satisfied, or (iii) a breach or violation of any provision of the merger agreement;

•	adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP, regulatory guidelines, or policies imposed by any governmental authority;

•	enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

•
make any written communications to the officers or employees of TCB Holdings and CBT or their subsidiaries, or any oral communications presented to a significant portion of the officers or employees of TCB Holdings and CBT or their subsidiaries, in each case that are different than or include material information not contained in prior communications, pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, without first providing Reliant a copy or written description of the intended communication and providing Reliant with a reasonable period of time to review and comment on the communication;

•
except for non-structural repairs and maintenance, engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the merger agreement, ordinary wear and tear excepted;

•
subject any of its properties or assets to any lien (other than (i) certain permitted liens, (ii) liens existing as of the date of the merger agreement and (iii) in connection with securing advances, repurchase agreements, and other borrowings from the Federal Home Loan Bank and transactions in federal funds);

•
take any action or fail to take any action, which action or failure to act would prevent or impede the TCB Holdings merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Similarly, from the date of the merger agreement to the effective time, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, or with the prior written consent of TCB Holdings (such consent not to be unreasonably withheld), Reliant has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of TCB Holdings:

•	fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships;

•
amend its charter or bylaws in a manner that would materially and adversely affect the holders of TCB Holdings common stock (as prospective holders of Reliant common stock) relative to other holders of Reliant common stock;

•
merge or consolidate Reliant or Reliant Bank with any other person, or engage in any similar business combination transaction, in either case where Reliant or Reliant Bank, as applicable, is not the surviving person;

•
take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the TCB Holdings merger not being satisfied, or (ii) a breach or violation of any provision of the merger agreement;

•
take any action or fail to take any action, which action or failure to act would prevent or impede the TCB Holdings merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Covenants and Agreements

Other Acquisition Proposals

TCB Holdings and CBT agreed in the merger agreement to immediately terminate, and to use their reasonable best efforts to cause their subsidiaries and their and their subsidiaries’ affiliates, directors, officers, employees, agents, and representatives to immediately terminate, all discussions or negotiations with anyone other than Reliant and Reliant Bank with respect to any acquisition proposal.

The merger agreement provides generally, and subject to the exceptions described below, that unless the merger agreement has been terminated, TCB Holdings and CBT will not, and will cause their subsidiaries and their and their subsidiaries’ affiliates, directors, officers, employees, agents, and representatives not to:

•
solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate or that could reasonably be expected to result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, an acquisition proposal;

•
provide any non-public information regarding TCB Holdings and CBT or any of their subsidiaries to anyone other than Reliant and Reliant Bank relating to or in connection with any acquisition proposal or any inquiry, indication of interest, proposal, solicitation, or offer that could reasonably be expected to lead to an acquisition proposal;

•	continue or participate in any discussions or negotiations, or otherwise communicate in any way with any person other than Reliant and Reliant Bank, regarding any acquisition proposal;
•
approve, recommend, execute, enter into, or consummate any indication of interest, letter of intent, or other contract (whether or not binding) relating to any acquisition proposal (other than certain confidentiality agreements) or requiring TCB Holdings and CBT to abandon, terminate, or fail to consummate the transactions contemplated by the merger agreement (or propose to do any of the foregoing); or

•
make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal, except in connection with a TCB Holdings change of recommendation as discussed in the section below titled “—TCB Holdings Special Shareholders Meeting and Recommendation of TCB Holdings Board of Directors.”

The merger agreement requires TCB Holdings and CBT to promptly (within not more than 24 hours) advise Reliant orally and in writing of their receipt of an acquisition proposal, or any request for nonpublic information or inquiry, indication, proposal, solicitation, or offer which could reasonably be expected to lead to an acquisition proposal, and to keep Reliant informed, on a prompt basis, of any material changes in the status thereof, including the material terms thereof and any changes thereto, and to provide Reliant any material written materials received by TCB Holdings and CBT or any of their subsidiaries in connection therewith. Additionally, TCB Holdings and CBT shall promptly provide or make available to Reliant all non-public information provided or made available to any third party in connection with an acquisition proposal, which has not been previously provided or made available to Reliant.

The merger agreement provides that, prior to the approval of the merger agreement by TCB Holdings’ shareholders, if the TCB Holdings board of directors determines in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties, TCB Holdings and CBT may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the TCB Holdings board of directors determines in good faith constitutes or is reasonably likely to result in a superior proposal, (i) furnish information with respect to TCB Holdings and CBT and their subsidiaries to any person making the superior proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the terms contained in the confidentiality agreement between Reliant and Olsen Palmer, as authorized representative of TCB Holdings (and which confidentiality agreement shall not provide such person the exclusive right to negotiate with the TCB Holdings parties), and (ii) participate in discussions or negotiations with such person regarding the superior proposal. TCB Holdings and CBT must provide Reliant 48 hours prior written notice of their decision to take such action and provide Reliant with the identity of the person making the superior proposal and all of the material terms and conditions of the superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of a party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of a party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving a party or any of its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal which the TCB Holdings board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in the merger agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after taking into account the advice of TCB Holdings’ financial advisor and outside legal counsel and such other factors as the TCB Holdings board of directors reasonably considers to be appropriate, is (i) more favorable from a financial point of view to the shareholders of TCB Holdings than the TCB Holdings merger and (ii) is reasonably likely to be consummated on the terms set forth. For purposes of the definition of “superior proposal”, references to “20% or more” in the definition of the term “acquisition proposal” are replaced with references to “a majority.”

Notice of Certain Matters

Each party to the merger agreement has agreed to promptly notify the other parties of any fact or occurrence that (i) constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the party’s representations, warranties, covenants, or agreements contained in the merger agreement; (ii) has had or would reasonably be expected to have a material adverse effect on the party; or (iii) would or would reasonably be expected to prohibit, materially impede, or materially delay the consummation of the transactions contemplated by the merger agreement. Each party must give the other parties notice of any communication from a third party alleging that the consent or approval of the third party is or may be required in connection with the transactions contemplated by the merger agreement.

Access and Information

Prior to the effective time, each of TCB Holdings and CBT generally agreed to afford Reliant and its representatives reasonable access to its and its subsidiaries’ books, records, contracts, properties, assets, personnel, and information technology systems, as well as any other information relating it or its subsidiaries that Reliant reasonably requests. Prior to the effective time and solely for the limited purpose of verifying information, Reliant has generally agreed to provide TCB Holdings and CBT with information relating to it or its subsidiaries that TCB Holdings or CBT reasonably requests. Also, each party has generally agreed to, prior to the effective time, furnish the other parties with a copy of any material report, application, notice, schedule, or other document filed with or received from any governmental authority, except where disclosure of the same is not permitted by law.

Further Assurances

Generally, each of the parties has agreed in the merger agreement to use its commercially reasonable efforts to promptly take or cause to be taken all actions, and to promptly do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the merger agreement (including the merger) as expeditiously as reasonably possible.

TCB Holdings Special Shareholders Meeting and Recommendation of TCB Holdings Board of Directors

TCB Holdings has agreed in the merger agreement to take all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the effective date of the registration statement of which this proxy statement/prospectus is a part, a meeting of its shareholders for the purpose of its shareholders considering and voting on approval of the merger agreement and any other matters required to be approved by TCB Holdings’ shareholders in order to consummate the transactions contemplated by the merger agreement. Subject to certain limited exceptions discussed below, (i) TCB Holdings and its board of directors must at all times prior to and during the TCB Holdings special meeting recommend to TCB Holdings’ shareholders the approval of the merger agreement and the transactions contemplated by the merger agreement (and take all reasonable and lawful action to solicit and obtain such approval) and (ii) the TCB Holdings board of directors cannot withdraw, modify, or qualify in any manner adverse to Reliant its recommendation of the merger agreement and the transactions contemplated thereby to TCB Holdings’ shareholders, or take any other action or make any other public statement inconsistent with such recommendation (referred to in this proxy statement/prospectus as a “TCB Holdings change of recommendation”).

The TCB Holdings board of directors may make a TCB Holdings change of recommendation if, but only if:

•	TCB Holdings and CBT have complied in all material respects with their obligations under the merger agreement with respect to acquisition proposals;

•
the TCB Holdings board of directors determines in good faith (after consultation with and receiving and considering the advice of outside legal counsel and its financial advisors) that its failure to do so would be inconsistent with its fiduciary duties; and

•
in the event the TCB Holdings change of recommendation relates to an acquisition proposal, (i) the TCB Holdings board of directors has determined in good faith, after giving effect to any adjustments offered by Reliant in the manner discussed below, that the acquisition proposal constitutes a superior proposal, (ii) TCB Holdings notifies Reliant at least five business days in advance of its intention to effect a TCB Holdings change  of recommendation in response to such superior proposal, and furnishes Reliant the identity of the person making such superior proposal, a copy of the proposed transaction agreements and all other documents relating to such superior proposal, and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (iii) prior to effecting the TCB Holdings change of recommendation, TCB Holdings and CBT have for a period of five business days following TCB Holdings’ delivery of the notice referred to above negotiated in good faith with Reliant (to the extent Reliant desires to negotiate) to make adjustments in the terms of the merger agreement so that the acquisition proposal no longer constitutes a superior proposal.

Absent termination of the merger agreement, nothing in the merger agreement is intended to relieve TCB Holdings of its obligation to hold a meeting of its shareholders to obtain the approval required to complete the TCB Holdings merger. As described below under “-Termination of the Merger Agreement,” subject to compliance with the terms of the merger agreement, TCB Holdings and CBT may terminate the merger agreement at any time prior to approval of the TCB Holdings merger pursuant to enter into an agreement with regard to a superior proposal.

TCB Holdings has also agreed in the merger agreement to adjourn or postpone the TCB Holdings special meeting at least two times if as of the date of the meeting if (i) there are not sufficient shares of TCB Holdings common stock represented in person or by proxy to constitute the quorum necessary to conduct the business of the meeting or (ii) TCB Holdings has not received proxies representing a sufficient number of shares of TCB Holdings common stock for the approval of the merger agreement by TCB Holdings’ shareholders. TCB Holdings shall also adjourn or postpone the TCB Holdings special meeting if required by applicable law in order to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TCB Holdings’ shareholders a reasonable amount of time prior to the TCB Holdings special meeting.

Employee Benefits

Reliant and Reliant Bank generally have agreed to provide employees of CBT who become employees of Reliant or Reliant Bank in connection with the TCB Holdings merger (which we refer to as “continuing employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Reliant Bank as of the closing date of the TCB Holdings merger. Generally, and subject to certain customary exceptions, Reliant and Reliant Bank will recognize the years of service of continuing employees with CBT for vesting and eligibility purposes under employee benefit plans maintained by Reliant or Reliant Bank in which the continuing employees are eligible to participate. Reliant and Reliant Bank have agreed to use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions applicable to new employees under Reliant or Reliant Bank health care, dental, and vision plans to not apply to continuing employees or their eligible spouses and dependents. Moreover, if continuing employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, Reliant or Reliant Bank, as appropriate, will use commercially reasonable efforts to cause any successor Reliant or Reliant Bank benefit plan providing health care, dental, or vision coverage for continuing employees to give credit towards the satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor benefit plan for any deductible, co-payment, or other cost-sharing amounts previously paid by continuing employees as part of their participation in the corresponding TCB Holdings or CBT benefit plan during the plan year.

TCB Holdings and CBT generally have agreed in the merger agreement to, prior to the effective time, take any actions reasonably requested by Reliant to terminate or freeze, or cause benefit accruals to cease under, one or more of their benefit plans as of or immediately prior to the effective of the TCB Holdings merger, provided that TCB Holdings and CBT may terminate certain plans without the consent or request of Reliant; to continue after the effective time any contract or insurance policy relating to any of their benefit plans for such period as may be requested by Reliant; and to facilitate the TCB Holdings merger of any of their benefit plans into any employee benefit plans maintained by Reliant or its subsidiaries.

The parties agreed in the merger agreement to establish a cash-based retention program to promote employee retention and to incentivize employee efforts to consummate the TCB Holdings merger.

Generally, and subject to certain exceptions and conditions set forth in the merger agreement, CBT employees who are not offered continued employment with Reliant or Reliant Bank, and continuing employees whose employment is terminated by Reliant or Reliant Bank without cause during the six-month period immediately following the TCB Holdings merger, will be paid severance benefits based on their length of service with the TCB Holdings parties prior to the effective time and with Reliant thereafter.

Reliant and Reliant Bank have agreed to assume and honor all written employment, severance, and change in control agreements between the TCB Holdings parties or their subsidiaries and any of their respective employees which are not terminated prior to or in connection with the consummation of the transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement generally provides that, for a period of three years following the TCB Holdings merger, Reliant will indemnify, defend, and hold harmless all current and former directors, officers, and employees of TCB Holdings or CBT against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the effective time and based on the fact that such individuals were directors, officers, or employees of TCB Holdings or CBT (or was serving at the request of TCB Holdings or CBT as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity), to the fullest extent these individuals would have been entitled to be indemnified, defended, and held harmless under applicable law and the charters and bylaws of TCB Holdings or CBT as in effect as of the date of the merger agreement.

The merger agreement requires prior to the effective time, TCB Holdings and CBT obtain, and after the effective time, Reliant will maintain, a “tail” policy under TCB Holdings’ and CBT’s existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the effective time for persons who are immediately prior to the effective time covered by TCB Holdings’ and CBT’s existing directors’ and officers’ liability insurance policy (the “tail insurance”), which tail insurance will provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by TCB Holdings’ and CBT’s existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of Reliant, TCB Holdings and CBT shall not expend for such tail insurance (for said six-year period) an amount in excess of 175% of the most recent annual premium paid by TCB Holdings and CBT for their existing directors’ and officers’ liability insurance policy.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, approvals required for the transactions contemplated by the merger agreement; public statements or disclosures pertaining to the merger agreement or the transactions contemplated by the merger agreement; receipt of a customary estoppel letter from the landlord for CBT’s one leased branch; the preparation and filing of the registration statement and this proxy statement/prospectus; the authorization for listing on Nasdaq of the shares of Reliant common stock to be issued as merger consideration; exemption from liability under Rule 16b-3 under the Exchange Act for acquisitions of Reliant common stock by TCB Holdings’ and CBT’s insiders; and suspension and subsequent termination of the TCB Holdings Dividend Retirement Plan.

Conditions to Consummation of the TCB Holdings Merger

The respective obligations of Reliant, TCB Holdings, and CBT to consummate the TCB Holdings merger are subject to the satisfaction or, to the extent permissible, waiver of certain conditions, including:

•	the approval of the TCB Holdings merger proposal by TCB Holdings’ shareholders;

•
the receipt of all required consents and approvals of governmental authorities (including the Federal Reserve and the TDFI) required to consummate the transactions contemplated by the merger agreement, without the imposition of any non-customary condition, restriction, or requirement material and adverse to the economic benefits of the operation of the combined company and its subsidiaries, and the expiration of all statutory waiting periods;

•
the absence of any order, decree, or injunction enjoining or prohibiting the TCB Holdings merger or the TCB Holdings bank merger, and any action, suit, or proceeding seeking the same, and the absence of any law prohibiting or making illegal the consummation of the TCB Holdings merger or the TCB Holdings bank merger ;

•
the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, under the Securities Act, and the absence of any stop order suspending its effectiveness, as well as the absence of any action, suit, or proceeding to suspend the effectiveness of the registration statement; and

•	the authorization of the shares of Reliant common stock to be issued as merger consideration to TCB Holdings shareholders for listing on Nasdaq.

The obligation of each of TCB Holdings and CBT to consummate the TCB Holdings merger is also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

•
the accuracy of the representations and warranties of Reliant in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the TCB Holdings merger (except for representations and warranties that speak as of an earlier date than the date of the merger agreement), subject to the materiality standards provided for in the merger agreement;

•	Reliant’s performance of and compliance with, in all material respects, its obligations and covenants in the merger agreement;

•
TCB Holdings’ and CBT’s receipt of a certificate, dated as of the date of the closing of the TCB Holdings merger, signed by the chief executive officer and chief financial officer of Reliant to the effect that the two conditions described immediately above have been satisfied; and

•
TCB Holdings’ receipt of an opinion from Bass Berry, dated as of the date of the closing of the TCB Holdings merger, to the effect that the TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The obligation of Reliant to consummate the TCB Holdings merger is also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

•
the accuracy of the representations and warranties of TCB Holdings and CBT in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the TCB Holdings merger (except for representations and warranties that speak as of an earlier date than the date of the merger agreement), subject to the materiality standards provided for in the merger agreement;

•	TCB Holdings’ and CBT’s performance of and compliance with, in all material respects, their obligations and covenants in the merger agreement;

•
Reliant’s receipt of a certificate, dated as of the date of the closing of the TCB Holdings merger, signed by the chief executive officer and chief financial officer of TCB Holdings and CBT to the effect that the two conditions described immediately above have been satisfied;

•
Reliant’s receipt of an opinion from Butler Snow, dated as of the date of the closing of the TCB Holdings merger, to the effect that the TCB Holdings merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•
the holders of no more than 7.5% of the outstanding shares of TCB Holdings common stock shall have perfected, and not effectively withdrawn or lost, their rights to dissent from the TCB Holdings merger pursuant to Chapter 23 of the Tennessee Business Corporation Act; and

•
CBT having at the time of closing of the TCB Holdings merger, Tier 1 capital of not less than $25,669,000 (excluding transaction-related expenses of up to $750,000 and other items consented to by Reliant).

There can be no assurance as to whether or when all of the conditions to consummation of the TCB Holdings merger will be satisfied or, where permissible, waived.

Termination of the Merger Agreement

Generally.  The merger agreement may be terminated as follows:

•	by mutual written agreement of Reliant, TCB Holdings, and CBT;

•
by Reliant or the TCB Holdings parties, in the event that TCB Holdings’ shareholders do not approve the TCB Holdings merger proposal, provided that in the case of termination by the TCB Holdings parties, TCB Holdings and its board of director have complied in all material respects with their obligations to call and hold the TCB Holdings special meeting and to recommend and solicit approval of the merger agreement by TCB Holdings’ shareholders;

•
by Reliant or the TCB Holdings parties, in the event that any consent, approval, or waiver from the Federal Reserve, the TDFI, or the United States Department of Justice required in connection with the consummation of the transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental authorities or any application for any such consent, approval, or waiver has been permanently withdrawn at the direction of any such governmental authority, provided the denial or withdrawal is not due to the failure of the terminating party or parties to perform or observe its or their obligations under the merger agreement;

•
by Reliant or the TCB Holdings parties, in the event that any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement, provided that the action of such governmental authority is not due to the failure of the terminating party or parties to perform or observe its or their obligations under the merger agreement;

•
by Reliant or the TCB Holdings parties, in the event the merger is not consummated by June 30, 2020, provided that the failure to consummate the merger by such date is not due to the failure of the terminating party or parties to perform or observe its or their obligations under the merger agreement;

•	by Reliant:

-
in the event of a breach of the merger agreement by TCB Holdings or CBT, if the breach (individually or in the aggregate with all other breaches) would, if occurring on the closing date for the TCB Holdings merger, result in any of the conditions to the TCB Holdings merger not being satisfied and is not cured by the earlier of June 30, 2020, and 30 days after written notice to the breaching party of the breach (provided that Reliant is not in material breach of the merger agreement) (which we refer to as a “Reliant material breach termination”);

-
in the event that, prior to receipt of the requisite vote of the TCB Holdings shareholders to approve the TCB Holdings merger proposal, (i) TCB Holdings or CBT materially breach their obligations under the merger agreement relative to acquisition proposals or calling and holding the TCB Holdings special meeting and recommending and soliciting approval of the merger agreement by TCB Holdings’ shareholders or (ii) the TCB Holdings board of directors does not recommend in this proxy statement/prospectus the approval of the merger agreement and the transactions contemplated thereby by TCB Holdings’ shareholders or, after having made such recommendation, subsequently makes a TCB Holdings change of recommendation;

-
in the event a tender offer or exchange offer for 20% or more of the outstanding shares of any class or series of TCB Holdings Stock is commenced (other than by Reliant) and the TCB Holdings board of directors recommends that the shareholders of TCB Holdings tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•	by the TCB Holdings parties:

-
in the event of a breach of the merger agreement by Reliant, if the breach (individually or in the aggregate with all other breaches) would, if occurring on the closing date for the TCB Holdings merger, result in any of the conditions to the TCB Holdings merger not being satisfied and is not cured by the earlier of June 30, 2020, and 30 days after written notice to Reliant of the breach (provided that the TCB Holdings parties are not in material breach of the merger agreement);

-
at any time prior to receipt of the requisite vote of the TCB Holdings shareholders to approve the TCB Holdings merger proposal, for the purpose of entering into an agreement with regard to a superior proposal, provided that the TCB Holdings parties have not materially breached their obligations under the merger agreement relative to acquisition proposals or calling and holding the TCB Holdings special meeting and recommending and soliciting approval of the merger agreement by TCB Holdings’ shareholders; or

-
in the event that both (i) the volume-weighted average closing price of Reliant’s common stock for the 20 consecutive trading day period ending on and including the fifth business day prior to the closing date for the TCB Holdings merger is less than $17.82 and (ii) the quotient resulting from dividing the volume-weighted average closing price of Reliant’s common stock for the same 20-day period by the volume-weighted average closing price of Reliant’s common stock for the 20 consecutive trading day period ending on and including September 16, 2019 is less than the difference between (1) the quotient resulting from dividing the closing index value for the Nasdaq Bank Index on the fifth business day prior to the closing date for the TCB Holdings merger by the closing index value for the Nasdaq Bank Index on September 16, 2019 minus (2) 0.20, provided that the TCB Holdings parties shall not be entitled to terminate the merger agreement in the event Reliant elects to increase the merger consideration (either with additional shares of Reliant common stock or, subject to the requirement that the merger remains a “reorganization” for tax purposes, additional cash) such that the aggregate merger consideration payable to the TCB Holdings shareholders equals, at a minimum, $32,430,816.

Effect of Termination.  Generally, and except as discussed below, if the merger agreement is terminated, the parties will have no further liability or obligations under the merger agreement, provided that (i) certain designated provisions of the merger agreement will survive termination, including those relating to the confidentiality of information shared by the parties pursuant to the merger agreement, public statements or disclosures pertaining to the merger agreement or the transactions contemplated by the merger agreement, the payment of a termination fee described below, and the payment of costs and expenses associated with the transactions contemplated by the merger agreement, and (ii) the termination of the merger agreement will not release a party from any liability for fraud or any willful or intentional breach of the merger agreement.

Termination Fees.  The TCB Holdings parties will be required to pay Reliant a termination fee of $1,800,000:

•
in the event of a Reliant material breach termination, if at or before the TCB Holdings special meeting the TCB Holdings parties receive a bona fide acquisition proposal that is not withdrawn prior to the date of termination of the merger agreement and within 12 months of the date of termination TCB Holdings or CBT enters into a definitive agreement with respect to or consummates an acquisition proposal, whether or not the same acquisition proposal first mentioned above (for this purpose, references to “20%” in the definition of the term “acquisition proposal” will be deemed to be references to “50%”);

•
in the event Reliant terminates the merger agreement because, prior to the approval of the merger agreement by TCB Holdings’ shareholders, (i) the TCB Holdings parties materially breach their obligations under the merger agreement relative to acquisition proposals or calling and holding the TCB Holdings special meeting and recommending and soliciting approval of the merger agreement by TCB Holdings’ shareholders or (ii) the TCB Holdings board of directors does not recommend in this proxy statement/prospectus the approval of the merger agreement and the transactions contemplated thereby by TCB Holdings’ shareholders or, after having made such recommendation, subsequently makes a TCB Holdings change of recommendation;

•
in the event Reliant terminates the merger agreement because TCB Holdings’ board of directors recommends that TCB Holdings shareholders tender their shares in a third-party tender or exchange offer for 20% or more of any class or series of outstanding shares of TCB Holdings stock or otherwise fails to recommend that TCB Holdings shareholders reject the tender or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

•	in the event the TCB Holdings parties terminate the merger agreement for the purpose of entering into an agreement with regard to a superior proposal.

The above-described termination fee payable by the TCB Holdings parties could discourage other companies from seeking to acquire or merge with the TCB Holdings parties prior to completion of the TCB Holdings merger and could cause the TCB Holdings parties to reject any acquisition proposal from a third party, which does not take into account the termination fee.

Amendment and Waiver

The merger agreement may be amended, modified, or supplemented at any time by a written instrument executed by each of the parties. However, notwithstanding the foregoing descriptions of the provisions for extensions and waivers, after the approval of the TCB Holdings merger proposal by the shareholders of TCB Holdings, no amendment or waiver may be accomplished without the further approval of TCB Holdings shareholders, if such amendment or waiver requires further approval under applicable law. Any provision of the merger agreement may be waived by the party or parties entitled to the benefits of that provision, if the waiver is in writing and executed by the party or parties granting the waiver.

Governing Law

The merger agreement is governed by Tennessee law.

Expenses

The merger agreement provides generally that each party will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. This includes fees and expenses of legal counsel, accountants, and other professional advisors. However, the parties agreed in the merger agreement that all filing and other fees paid to the SEC in connection with the transactions contemplated by the merger agreement shall be borne by Reliant, and all costs and expenses associated with printing and mailing this proxy statement/prospectus shall be borne by the TCB Holdings parties.

Specific Performance

The merger agreement provides that its terms may be specifically enforced by the parties, without limitation of any other remedies that may be available to the parties.

INFORMATION ABOUT RELIANT
General

Reliant, through its subsidiary Reliant Bank, provides a full range of traditional banking products and services throughout the Middle Tennessee Region and the Nashville-Davidson—Murfreesboro—Franklin, TN Metropolitan Statistical Area (the “Nashville MSA”), and in Chattanooga, Tennessee. Based on the deposit market share data published by the FDIC as of June 30, 2019, the latest available date, Reliant Bank is ranked the 10th largest bank in the Nashville MSA. Reliant Bank primarily markets its services to small businesses and residents within its markets. Reliant Bank operates its main office and sixteen branches in Davidson, Hickman, Hamilton, Maury, Robertson, Rutherford, Sumner, and Williamson counties in Tennessee. Additionally, Reliant Bank operates mortgage offices in Brentwood, Hendersonville, and Memphis, Tennessee as well as two in Little Rock, Arkansas.

History

Reliant, a Tennessee corporation, was incorporated on March 4, 2011, to serve as a holding company for and the sole shareholder of Reliant Bank. It became the holding company of Reliant Bank upon completion of Reliant Bank’s reorganization into a holding company structure on June 6, 2012.

Reliant is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, and under the bank holding company laws of the State of Tennessee. Reliant Bank was incorporated on April 17, 2006, as a state-chartered bank under the laws of the State of Tennessee. Reliant Bank opened for business on August 14, 2006.

Products and Services Overview

Reliant Bank is a full-service community bank. Its principal business is banking, consisting of lending to and deposit gathering from (as well as providing other banking-related products and services to) businesses and individuals within the communities it serves, and the operational support to deliver, fund and manage such banking services. Reliant Bank provides a wide range of commercial banking services for businesses and individuals, including checking, savings, and money market deposit accounts, certificates of deposit and consumer, commercial and real estate loans. Reliant Bank’s profitability is dependent on responsible lending with strong focus on lending standards to help ensure long-term growth in assets, loans, deposits and net income in a manner consistent with safe, sound and prudent banking practices. To achieve this goal, Reliant Bank’s strategy is to: (1) expand loans and deposits through organic market share growth and strategic acquisitions; (2) provide customers with a breadth of products and financial services; (3) employ, empower and motivate management to provide personalized customer service, consistent with the best traditions of community banking, while maximizing profits; and (4) maintain asset quality and control overhead expense.

Reliant Bank provides a variety of loans, deposits and related services to its business customers. Such services include but are not limited to business checking, deposit products and services, business loans, and lines of credit. Reliant Bank offers similar services to its consumer customers, including but not limited to personal loans, checking accounts, residential mortgage loans and mortgage refinancing, safe deposit boxes, debit cards, direct deposit, and official bank checks.

Employees

As of September 30, 2019, Reliant and Reliant Bank had 296 employees on a full-time or part-time basis. The employees are not represented by a collective bargaining unit. Reliant and Reliant Bank believe that their relationship with their employees is good. Reliant Bank employs seasoned banking professionals with experience in its market areas and who are active in their communities.

Competition

Reliant Bank has substantial competition in attracting and retaining deposits and making loans to its customers in all of its principal markets. Reliant Bank face competition in all areas of its operations from a variety of different competitors, many of which are larger and have more financial resources than it. Such competitors primarily include national, regional, and internet banks, in addition to other community banks that seek to offer service levels similar to Reliant Bank’s. Reliant Bank also faces competition from many others types of financial institutions, including, without limitation, savings and loans associations, credit unions, finance companies, brokerage firms, insurance companies, and other financial intermediaries.

The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and continued consolidation. Banks, securities firms, and insurance companies can operate as affiliates under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking services. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of Reliant Bank’s non-bank competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than Reliant Bank can. Finally, as a result of the passage of the Tax Cuts and Jobs Act, which was signed into law in late 2017, Reliant Bank’s competitors may choose to offer lower interest rates and pay higher deposit rates than Reliant Bank does.

Reliant Bank believes that it successfully competes with larger banks and other community banks in its target markets by focusing on personal service and financial products to meets the needs of the businesses and consumers in those markets.

Corporate Information

Reliant’s principal executive offices are located at 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027, and its telephone number is (615) 221-2020. Reliant’s website is www.reliantbank.com. References to the Reliant website and information contained therein is not, and you must not consider that information to be, a part of this proxy statement/prospectus.

Additional Information Concerning Reliant

Certain additional information concerning directors and executive officers of, principal shareholders of, certain relationships and related transactions and other matters concerning Reliant is included in Reliant’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019. Additionally, Reliant’s financial statements and management’s discussion and analysis of financial condition and results of operations are included in Reliant’s most recent Annual Report on Form 10-K and in Reliant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019. These reports are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●]. Shareholders of either Reliant or TCB Holdings desiring a copy of such documents may contact Reliant at the address listed on the inside front cover page, or the SEC which also maintains a web site on the Internet at http://www.sec.gov that contains reports that Reliant files electronically with the SEC. These reports also are available at Reliant’s website (www.reliantbank.com). Information contained on Reliant’s website, other than the documents that Reliant files with the SEC that are incorporated by reference in this proxy statement/prospectus, is not incorporated by reference into this proxy statement/prospectus and, therefore, is not part of this proxy statement/prospectus.

Pending Acquisition of FABK

On October 22, 2019, Reliant and FABK entered into a definitive merger agreement for FABK to merge with and into Reliant and FAB, a wholly owned subsidiary of FABK, to merge with and into Reliant Bank. The FABK merger agreement has been adopted by the board of directors of each of Reliant and FABK and the FABK merger is expected to close in the second quarter of 2020. Completion of the FABK merger is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Reliant’s and FABK’s shareholders.

Under and subject to the terms of the FABK merger agreement, at the effective time of the FABK merger, each outstanding share of common stock, par value $0.01 per share, of FABK (other than certain excluded and dissenting shares) will be converted into and canceled in exchange for the right to receive (i) $3.00 in cash, without interest, and (ii) 1.17 shares of Reliant’s common stock, par value $1.00 per share, subject to adjustment under certain circumstances provided for in the FABK merger agreement. As of October 22, 2019, there were 4,012,105 shares of FABK common stock outstanding. At the effective time of the FABK merger, each outstanding option to purchase FABK common stock will be cancelled in exchange for a cash payment in an amount equal to the product of (i) $30.00 minus the per share exercise price of the option multiplied by (ii) the number of shares of FABK common stock subject to the option (to the extent not previously exercised).  In addition, at the effective time of the FABK merger, each outstanding FABK restricted stock unit award and FABK restricted common stock award will fully vest and will be cancelled and converted automatically into the right to receive the FABK merger consideration, treating the shares of FABK common stock underlying such awards in the same manner as all other shares of FABK common stock for such purposes.

FABK is a bank holding company headquartered in Clarksville, Tennessee, and operates eight banking centers in Clarksville, Franklin, and Nashville, Tennessee, and a loan production office in Knoxville, Tennessee, through its wholly owned subsidiary FAB. See page [•] for “Selected Consolidated Historical Financial Data of FABK.”

DESCRIPTION OF RELIANT CAPITAL STOCK

General

Reliant is authorized by its charter to issue a maximum of 30,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of [●], 2019, there were [●] shares of Reliant common stock issued and outstanding and no shares of preferred stock issued and outstanding. There were approximately [●] holders of record of Reliant common stock as of [●], 2019. The number of record holders does not include DTC participants or beneficial owners holding shares through nominee names.

The following is a summary of certain rights and provisions of Reliant’s capital stock. You are urged to read the Reliant charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page [●].

Common Stock

Voting Rights. The holders of Reliant common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting.

Dividend Rights and Limitations on Payment of Dividends. Holders of Reliant common stock are entitled to dividends when, as and if declared by the Reliant board of directors out of funds legally available for that purpose. Reliant currently expects to continue to pay (when, as and if declared by the Reliant board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends on Reliant common stock; however, there can be no assurance that Reliant will continue to pay dividends in the future. Future dividends on Reliant common stock will depend upon earnings, liquidity, and capital requirements, the general economic and regulatory climate, Reliant’s ability to service any equity or debt obligations senior to Reliant common stock, and other factors deemed relevant by the Reliant board of directors.

As a holding company, Reliant is ultimately dependent upon its subsidiary, Reliant Bank, to provide funding for its operating expenses, debt service, and dividends. Various banking laws and regulations applicable to Reliant Bank limit the payment of dividends and other distributions by Reliant Bank to Reliant, and these laws and regulations may limit Reliant’s ability to pay dividends on Reliant common stock.  Additionally, bank regulatory authorities could impose administratively stricter limitations on the ability of Reliant Bank to pay dividends to Reliant if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Board of Directors. The business of Reliant is managed by a board of directors, the members of which are elected by a majority of the votes cast by holders of Reliant common stock (except in the event of a contested election in which case directors are elected by a plurality of the votes cast by shares entitled to vote, assuming the presence of a quorum at the subject meeting). Reliant’s board of directors is divided into three classes; however, it is in the process of phasing out its three-class board structure.  All directors will be up for election at the 2020 annual meeting of shareholders, and individuals elected as directors at the 2020 annual meeting will serve for terms expiring at the 2021 annual meeting of Reliant’s shareholders and until the election and qualification of their successors.  No shareholder has the right to cumulative voting with respect to the election of directors.

Liquidation Rights. In the event of Reliant’s liquidation, dissolution, or winding-up, holders of Reliant common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, all liabilities, and any liquidation preferences of any outstanding shares of preferred stock.

Conversion and Subscription Rights. The holders of shares of Reliant common stock have no conversion, preemptive, or other subscription rights.

Liability to Further Calls or to Assessments. The shares of Reliant common stock are not subject to liability for further calls or to assessments by Reliant.

NASDAQ Listing. Reliant common stock is listed on Nasdaq under the symbol “RBNC.”

Preferred Stock

No shares of Reliant preferred stock are outstanding. The board of directors of Reliant may, without further action by the Reliant shareholders, issue one or more series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights may be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value. The Tennessee Control Share Acquisition Act is not applicable to Reliant because Reliant’s charter does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Business Combination Act generally prohibits a “business combination” by a Tennessee corporation with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. The corporation can, however, enter into a business combination within that period if, before the interested shareholder became such, the corporation’s board of directors adopted the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of stock of the corporation. Reliant’s charter does not have special requirements for transactions with interested parties; however, under the Tennessee Business Corporation Act, with exceptions, all mergers and similar transactions must be adopted by a majority of Reliant’s board of directors and a majority of the shares entitled to vote.

The Tennessee Business Combination Act applies to Reliant, because neither Reliant’s charter nor its bylaws expressly provide that the company shall not be subject to the act as is required under the act.

The Tennessee Greenmail Act applies to a Tennessee corporation, such as Reliant, that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Reliant  may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Reliant or Reliant makes an offer, of at least equal value per share, to all shareholders of such class.

Certain Protective Provisions

General

Reliant’s charter and bylaws, as well as the Tennessee Business Corporation Act, contain certain provisions designed to enhance the ability of the Reliant board of directors to deal with attempts to acquire control of Reliant. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though such a transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of Reliant common stock.

The following briefly summarizes protective provisions that are contained in Reliant’s charter and bylaws and which are provided by the Tennessee Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to the Reliant charter and bylaws and the statutory provisions contained in the Tennessee Business Corporation Act.

Authorized but Unissued Stock

The authorized but unissued shares of Reliant common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of Reliant common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Reliant by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.

Removal of Directors and Filling Vacancies

Reliant’s charter and bylaws provide that a director may be removed from office prior to the expiration of such director’s term only for cause at a meeting called for such purpose. This provision could reduce the likelihood that the shareholders are able remove a member of the Reliant board of directors. Additionally, Reliant’s bylaws provide that all vacancies on the board may be filled by the board of directors for the unexpired term, giving the board the ability to appoint directors to serve for a limited period of time without shareholder approval.

Advance Notice Requirements for Shareholder Proposals

Reliant’s bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder must submit certain information regarding the proposal, together with the proposal itself, to the Reliant Corporate Secretary in advance of the annual meeting. Shareholders submitting proposals for inclusion in the company’s proxy statement must comply with the proxy rules under the Exchange Act. Reliant may reject a shareholder proposal that is not made in accordance with such procedures. These provisions could reduce the likelihood that shareholders submit proposals for matters to be considered at annual or special meetings of Reliant’s shareholders.

Certain Nomination Requirements

Pursuant to Reliant’s bylaws, Reliant has established certain shareholder nomination requirements for an individual to be nominated for election as a director at any annual or special meeting of Reliant shareholders, including that the nominating party provide the company within a specified time prior to the meeting: (i) certain identifying information about any person who the shareholder proposes to nominate for election as a director, including information relating to such person that is required to be disclosed under the Exchange Act in solicitations of proxies for elections of directors, and (ii) certain identifying information about the shareholder making the nomination. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Reliant board of directors.

Business Combinations with Interested Shareholders

The Tennessee business combinations statute provides that a 10% or greater shareholder of a Tennessee corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose charter contains a provision electing not to be covered by the law. The Reliant charter does not contain such a provision. An amendment of the Reliant charter to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

Registrar and Transfer Agent

The registrar and transfer agent for Reliant common stock is Broadridge Financial Solutions, Inc.

COMPARATIVE RIGHTS OF SHAREHOLDERS

Reliant and TCB Holdings are incorporated under the laws of the State of Tennessee. The holders of TCB Holdings common stock, whose rights are governed by Tennessee law, the charter of TCB Holdings, and the bylaws of TCB Holdings, will become holders of Reliant common stock upon the exchange of their shares of TCB Holdings common stock for shares of Reliant common stock at the effective time pursuant to the TCB Holdings merger. Accordingly, their rights as such will be governed by Tennessee law, the Reliant charter, and the Reliant bylaws.

The summary below is a description of the material differences between the rights of TCB Holdings’ shareholders and Reliant’s shareholders under their respective governing documents and the Tennessee Business Corporation Act.

RIGHTS	RELIANT BANCORP, INC. SHAREHOLDER RIGHTS	TENNESSEE COMMUNITY BANK HOLDINGS, INC. SHAREHOLDER RIGHTS

Voting Rights	The holders of Reliant common stock are entitled to one vote per share on all matters presented for a shareholder vote. Reliant’s shareholders are not entitled to cumulative voting.
Each outstanding share of TCB Holdings common stock is entitled to one vote on each matter to be voted on by the shareholders. Holders of TCB Holdings preferred stock are entitled to one vote for each such share on matters on which holders of preferred stock are entitled to vote unless different voting rights are designated for a series of preferred stock by the board in authorizing the creation and issuance of such series.  Cumulative voting is not permitted for any purpose.

Description of Common Stock
Reliant’s charter authorizes the issuance of 30,000,000 shares of Reliant common stock. In the event of Reliant’ s liquidation, dissolution, or winding-up, holders of Reliant common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, all liabilities, and any liquidation preferences of any outstanding shares of preferred stock.

TCB Holdings’ charter authorizes the issuance of 10,000,000 shares of TCB Holdings common stock, par value $1.00 per share. In the event of dissolution, liquidation, or winding up of the affairs of TCB Holdings, whether voluntary of involuntary, after payment or provision for the payment of the debts and other liabilities of TCB Holdings and after making provision for the holders of each series of preferred stock, if any, the remaining assets and funds of TCB Holdings, if any and if such series have such priority, shall be divided among and paid ratably to the holders of the TCB Holdings common stock.

Description of Preferred Stock
Reliant’s charter authorizes the board of directors to issue 10,000,000 shares of preferred stock, par value $1.00 per share. The board of directors may, by resolution, issue one or more series of preferred stock and set forth the designation and preferences, limitations, and relative rights of such series without shareholder approval. Reliant has no shares of preferred stock outstanding.

TCB Holdings has the authority to issue 5,000,000 shares of preferred stock. The preferred stock may be issued by the TCB Holdings board of directors from time to time in one or more series and in such amounts and at such par values as may be determined by the board of directors. The board of directors has the ability through resolution to determine the rights, preferences and restrictions of one or more series of preferred stock. TCB Holdings has no shares of preferred stock issued and outstanding.

Number of Shares of Outstanding Common Stock before the TCB Holdings Merger	[_________] shares of Reliant common stock were issued and outstanding as of the last practicable date prior to the date of this proxy statement/prospectus.	[_________] shares of TCB Holdings common stock were issued and outstanding as of the last practicable date prior to this proxy statement/prospectus.

Number of Shares of Outstanding Common Stock after the TCB Holdings Merger	Immediately after the TCB Holdings merger, Reliant will have approximately [_________] shares of Reliant common stock outstanding.	Immediately after the TCB Holdings merger, TCB Holdings will not have any shares of any class of capital stock issued or outstanding.

Estimated Voting Percentage of Reliant’s and TCB Holdings’ Shareholders with respect to Reliant Common Stock after the TCB Holdings Merger
On a non-diluted basis, based on the number of shares of Reliant common stock outstanding as of the last practicable date prior to this proxy statement/prospectus, if the TCB Holdings merger was completed today, current shareholders of Reliant would own approximately [___]% of the outstanding shares of the combined company.

On a non-diluted basis, based on the number of shares of TCB Holdings common stock outstanding as of the last practicable date prior to this proxy statement/prospectus, if the TCB Holdings merger was completed today, current shareholders of TCB Holdings would own approximately [___]% of the outstanding shares of the combined company.

Rights of Holders of Stock Subject to Future Issuances of Stock	The rights of holders of Reliant common stock may be affected by the future issuance of Reliant common stock or preferred stock.	The rights of holders of TCB Holdings common stock may be affected by the future issuance of TCB Holdings common or preferred stock.

Preemptive Rights	Reliant’s charter does not provide for preemptive rights for holders of Reliant common stock.	TCB Holdings’ charter does not provide for preemptive rights for holders of TCB Holdings common stock.

Special Meeting of Shareholders
Reliant’s charter allows special meetings of the shareholders to be called by the holder(s) of 20% or more of the issued and outstanding shares of voting stock of Reliant in the manner prescribed in the bylaws of Reliant. Reliant’s bylaws provide that special meetings of the shareholders of Reliant may be called by (i) the Chairman of the board of directors, (ii) the President or Chief Executive Officer, (iii) a majority of the board of directors, or (iv) the holders of 20% or more of the outstanding shares of voting stock of Reliant.

Moreover, Reliant’s bylaws provide that if a shareholder calls a special meeting, the request for the meeting shall: (i) be in writing, (ii) specify the general nature of the business proposed to be transacted, and (iii) be delivered to the Secretary of Reliant.

TCB Holdings’ charter provides that a special meeting of shareholders may be called by (i) the Chairman of the board of directors, (ii) the President or Chief Executive Officer, (iii) 75% of the members of the board of directors, or (iv) the holders of at least 60% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date, and deliver to TCB Holdings’ Secretary one or more written demands for the meeting describing the purpose or purposes for which such special meeting is to be held, including all statements necessary to make any statement of such purpose not incomplete, false, or misleading, and certain other prescribed supporting information. TCB Holdings’ bylaws further provide that the Tennessee Department of Financial Institutions may call a special meeting. Only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting.

Election, Size, and Classification of Board of Directors
Reliant’s bylaws provide that the board of directors shall consist of at least five but no more than 25 individuals. The number of members of the board of directors may from time to time be fixed or changed, within the range set forth above, by resolution of the board of directors. Directors are elected annually at the annual meeting of the shareholders by a majority of the votes cast, except that if the number of nominees exceeds the number of directors to be elected, directors are instead elected by a plurality of the votes cast by shares entitled to vote, assuming the presence a quorum at the meeting.
TCB Holdings’ charter provides that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Prior to Reliant’s 2018 annual meeting of shareholders, its board of directors was divided into three classes, Class I, Class II and Class III, which were as nearly equal in number as possible, and each class of director served a three year term. Reliant’s shareholders approved an amendment to Reliant’s charter to declassify the board of directors at the 2018 annual meeting of shareholders. As a result, beginning with the election of directors at the 2019 annual meeting of shareholders, all directors are elected for one year terms. The board of directors will be completely declassified commencing with the 2020 annual meeting of shareholders.
Both the bylaws and the charter of TCB Holdings state that the board of directors will consist of not less than five nor more than 25 directors; the exact number of directors may be fixed, changed, or determined from time to time by the board of directors. The directors are divided into three classes, designated Class I, Class II and Class III, with each consisting, as nearly as may be possible, of one-third of the total number of directors.

Reliant’s board of directors presently consists of 12 individuals. In connection with the FABK merger, Reliant’s board of directors will take all requisite action to increase the size of the Reliant board of directors by two members (for a total of 14 individuals) mutually agreed upon by Reliant and FABK.
TCB Holdings’ board of directors presently consists of thirteen individuals.

Vacancies on the Board of Directors	The Tennessee Business Corporation Act provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.	The Tennessee Business Corporation Act provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.

Reliant’s bylaws state that in the event of a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or a vacancy resulting from the removal of a director for any reason or a director’s resignation, (a) the shareholders may fill the vacancy, (b) the board of directors may fill the vacancy, or (c) if the directors remaining in office constitute fewer than a quorum of the board of directors, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of such directors.

TCB Holdings’ charter provides that, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors or a vacancy resulting from the removal of a director with cause, only the board of directors may fill such vacancy, by the affirmative vote of a majority of all the directors remaining in office, even if less than a quorum.

Removal of Directors
The Tennessee Business Corporation Act provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

The Tennessee Business Corporation Act provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

Reliant’s charter provides that a director may be removed by the shareholders of Reliant only for cause and in accordance with the bylaws. Reliant directors may also be removed for cause by the vote of a majority of the board of directors at a meeting called for such purpose. The notice of any such meeting, whether of the shareholders of Reliant or the directors, must state that the purpose of the meeting is the removal of one or more directors.

TCB Holdings’ charter states that directors may only be removed for cause by a vote of at least 75% of the entire board of directors or at least 60% of all the issued and outstanding shares of stock entitled to vote for the election of directors.

Indemnification
Reliant’s charter provides that Reliant shall indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons it has the power to indemnify and advance expenses to under the Tennessee Business Corporation Act. Reliant may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, and employees, in each case to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal laws and regulations.

TCB Holdings’ charter provides that TCB Holdings shall indemnify every person who is or was a party or is or was threatened to be made a party to or is otherwise involved in any action, suit, or proceeding (whether civil, criminal, administrative, arbitral or investigative and whether formal or informal) because he or she is or was a (1) director or officer or (2) is or was serving at the request of TCB Holdings as a director, officer or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including an employee benefit plan, against all expense, liability, and loss, reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute if (i) any such person furnishes TCB Holdings with a written affirmation of his or her good faith belief that he or she has met the standards for indemnification under the Tennessee Business Corporation Act, (ii) such person delivers to TCB Holdings a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) TCB Holdings determines that the facts then known to it would not preclude indemnification.

Personal Liability of Directors
The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends), as amended.

The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Section 48-18-302 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends), as amended.

Reliant’s charter provides that no director of Reliant shall be personally liable to Reliant or its shareholders for monetary damages for breach of any fiduciary duty as a director with the only exceptions being those listed in Section 48-18-302 of the Tennessee Business Corporation Act (above).
TCB Holdings’ charter provides that to the fullest extent permitted by the Tennessee Business Corporation Act, a director of TCB Holdings shall not be liable to TCB Holdings or its shareholders for monetary damages for breach of fiduciary duty as a director, unless such exemption from liability is determined by a court of competent jurisdiction to violate Tennessee law or public policy.

Any amendment to this provision of the Reliant charter by the shareholders of Reliant requires the affirmative vote of at least two-thirds of all votes entitled to be cast on the amendment, unless the amendment is approved by of two-thirds of the members of the board of directors in which event the amendment requires the affirmative vote of a majority of all votes entitled to be cast on the amendment. If any such amendment to this provision of the Reliant charter is approved by the shareholders, such amendment shall be prospective only and shall not adversely affect the limitation of the personal liability of any director with respect to actions or omissions occurring prior to the effective date of such charter amendment.

Dissenters’ Rights
The Tennessee Business Corporation Act provides that a shareholder of a Tennessee corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from certain transactions, including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights generally are not available to holders of shares, such as shares of Reliant common stock, which are listed on a national exchange.

The Tennessee Business Corporation Act provides dissenters’ rights to shareholders of a company proposing a merger, share exchange or a sale of substantially all of the assets of the company allowing shareholders to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of, certain extraordinary corporate transactions. The parties have determined that TCB Holdings’ shareholders have the right to dissent from the TCB Holdings merger.

Votes on Extraordinary Corporate Transactions
Under the Tennessee Business Corporation Act, a sale or other disposition of all or substantially all of Reliant’s assets, a merger of Reliant with and into another corporation, or a share exchange involving one or more classes or series of Reliant’s shares or a dissolution of Reliant must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Under the Tennessee Business Corporation Act, a sale or other disposition of all or substantially all of TCB Holdings’ assets, a merger of TCB Holdings with and into another corporation, or a share exchange involving one or more classes or series of TCB Holdings’ shares or a dissolution of TCB Holdings must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

TCB Holdings’ charter provides that any such transaction must be approved by the affirmative vote of the holders of at least 60% of the outstanding shares entitled to vote for the election of directors; provided that if at least 75% of the directors have approved such transaction and recommended its approval to the shareholders at a meeting, then such transaction need only be approved by the holders of a majority of the shares entitled to vote thereon (or such greater percentage determined by the board of directors not to exceed 60%).

Consideration of other Constituencies
The Tennessee Business Corporation Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, or suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.

The Tennessee Business Corporation Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, or suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.

TCB Holdings’ charter and bylaws contain provisions that substantially mirror the relevant sections of the Tennessee Business Corporation Act.

Amendment of Charter
The Tennessee Business Corporation Act provides that certain relatively technical amendments to a corporation’s charter may be adopted by the corporation’s board of directors without shareholder action. Generally, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

The Tennessee Business Corporation Act provides that certain relatively technical amendments to a corporation’s charter may be adopted by the corporation’s board of directors without shareholder action. Generally, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

Reliant’s charter provides that it may be amended by the shareholders of Reliant only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is expressly required by Reliant’s charter or by the Tennessee Business Corporation Act.

TCB Holdings’ charter provides that certain sections of the charter relating to the requisite shareholder vote on strategic transactions, the nomination and election of directors, shareholder meetings and the business conducted at such meetings, the limitation of liability for directors, indemnification, business combinations and factors to be considered in connection therewith, and shareholder communications may only be amended upon the affirmative vote of the holders of at least 60% of the outstanding shares entitled to vote thereon; provided that if at least 75% of the directors have approved such amendment and recommended its approval to the shareholders at a meeting, then such amendment need only be approved by the holders of a majority of the shares entitled to vote thereon (or such greater percentage determined by the board of directors not to exceed 60%). TCB Holdings’ charter does not contain a specific amendment provision that applies to the other sections of the charter

Amendment of Bylaws
Under the Tennessee Business Corporation Act, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.

Under the Tennessee Business Corporation Act, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.

Reliant’s charter provides that the bylaws of Reliant may be amended by the shareholders of Reliant only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is required by the Tennessee Business Corporation Act. The bylaws of Reliant may be amended by the board of directors of Reliant to the fullest extent permitted by the Tennessee Business Corporation Act; provided, however, that any amendment of the bylaws of Reliant by the board of directors must be approved by the affirmative vote of a majority of the members of the board of directors, unless a greater vote is required by the Tennessee Business Corporation Act.

TCB Holdings’ charter provides that the bylaws of TCB Holdings may only be amended upon the affirmative vote of at least 75% of the board of directors following at least 20 days prior written notice to all directors of the proposed amendment or the affirmative vote of at least 60% of the outstanding shares entitled to vote on such proposed amendment, excluding any “interested shareholder” as defined under the Tennessee Business Combination Act.

Business Combinations Involving Interested Shareholders
The Tennessee Business Combination Act generally prohibits a “business combination” by Reliant or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Reliant or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Reliant’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Corporation Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Reliant’s stock.

The Tennessee Business Combination Act generally prohibits a “business combination” by TCB Holdings or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. TCB Holdings or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, TCB Holdings’ board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the Tennessee Business Corporation Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of TCB Holdings stock.

	Reliant’s charter does not have special requirements for transactions with interested parties.	TCB Holdings’ charter and bylaws contain provisions that substantially mirror the relevant sections of the Tennessee Business Combination Act.

Shareholder Right to Make Proposals and to Nominate Directors	Under Tennessee law shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.	Under Tennessee law shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

Under Reliant’s bylaws, in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must, in addition to any other applicable requirement, give timely notice in proper form to the Secretary of Reliant. Moreover, the shareholder must be compliant with Rule 14A of the Exchange Act.

Under TCB Holdings’ charter and bylaws, for a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of TCB Holdings in proper form, and the shareholder must comply with certain informational requirements.

INFORMATION ABOUT TCB HOLDINGS

Tennessee Community Bank Holdings, Inc., a bank holding company registered under the Bank Holding Company Act, is a Tennessee corporation that was incorporated on April 22, 2003. TCB Holdings is the parent company of Community Bank & Trust, a Tennessee state-chartered bank, and owns all of the voting shares of CBT. In this proxy statement/prospectus we sometimes refer to TCB Holdings and CBT collectively as the “TCB Holdings parties.” CBT commenced business on October 4, 1999 and conducts banking activities from its five banking centers in Ashland City, Kingston Springs, Pegram, Pleasant View and Springfield, Tennessee.

As of September 30, 2019, TCB Holdings had total consolidated assets of approximately $257.0 million, total loans (net of allowance) of approximately $168.3 million, and total deposits of approximately $212.2 million.

PROPOSAL NO. 2 – ADJOURNMENT PROPOSAL

The TCB Holdings special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the TCB Holdings merger proposal.

If, at the TCB Holdings special meeting, the number of shares of TCB Holdings common stock present or represented by proxy and voting in favor of the TCB Holdings merger proposal is insufficient to approve such proposal, TCB Holdings intends to move to adjourn the TCB Holdings special meeting in order to solicit additional proxies for the approval and adoption of the merger agreement.

In this proposal, TCB Holdings is asking its shareholders to authorize the holder of any proxy solicited by the TCB Holdings board of directors on a discretionary basis to vote in favor of adjourning the TCB Holdings special meeting to another time and place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies, including the solicitation of proxies from TCB Holdings’ shareholders who have previously voted. Among other things, approval of the TCB Holdings adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the TCB Holdings merger proposal have been received, TCB Holdings could adjourn the TCB Holdings special meeting without a vote on the TCB Holdings merger proposal and seek to convince the holders of those shares of TCB Holdings common stock to change their votes to votes in favor of the TCB Holdings merger proposal.

Except as required by the Tennessee Business Corporation Act or TCB Holdings’ bylaws, the TCB Holdings board of directors is not required to fix a new record date to determine the TCB Holdings shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the TCB Holdings special meeting. If the TCB Holdings board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the TCB Holdings special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original special meeting. If a new record date is fixed, notice of the adjourned special meeting must be given as in the case of an original special meeting.

The TCB Holdings board of directors unanimously recommends that TCB Holdings’ shareholders vote “FOR” the TCB Holdings adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TCB HOLDINGS

The following table shows the number and percentage of shares of TCB Holdings common stock owned by TCB Holdings’ directors and executive officers and owners of more than 5% of the outstanding TCB Holdings common stock, and all directors and executive officers as a group as of 12. Unless otherwise indicated, the mailing address for each beneficial owner is 575 South Main Street, Ashland City, Tennessee 37015.

	Shares Beneficially Owned
Greater than 5% shareholders (other than directors and executive officers) (1)	Number of Shares	Percentage of Shares
John Spence (2)	84,691	7.85%

Directors and Executive Officers (1) (3)
Sam Balthrop	10,605	0.98%
James Dillingham (4)	73,550	6.81%
David Gunn	10	0.00%
Johnnie Marlin (5)	10,472	0.97%
John Melton (6)	24,225	2.24%
Richard Murray (7)	22,523	2.09%
Darwin Newton (8)	2,164	0.20%
James Perry (9)	28,220	2.61%
Daniel Reigle	10	0.00%
Walter Sanders (10)	1,010	0.09%
Debbie Small	54,938	5.09%
Mark Thomas (11)	15,031	1.39%

(1) Except as otherwise indicated below, each person is the record owner of and has sole voting and investment power with respect to his or her shares.
(2) Includes 35,771 shares held by Spence Limited, LP, of which Mr. Spence is a partner.
(3) TCB Holdings does not have any executive officers other than Debbie Small, who is also a director.
(4) Includes 36,832 shares held jointly with Mr. Dillingham’s spouse, 11,198 shares held directly by Mr. Dillingham’s spouse and 25,520 shares held by The Dillingham Foundation, of which Mr. Dillingham is the President.
(5) Includes 8,728 shares held jointly with Mr. Marlin’s spouse.
(6) All of these shares are held jointly with Mr. Melton’s spouse.
(7) Includes 9,762 shares held jointly with Mr. Murray’s spouse.
(8) All of these shares are held jointly with Mr. Newton’s spouse.
(9) Includes 14,110 shares held directly by Mr. Perry’s spouse.
(10) All of these shares are held jointly with Mr. Sanders’ spouse.
(11) Includes 14,450 vested options to purchase TCB Holdings common stock.

LEGAL MATTERS

The validity of the shares of Reliant common stock to be issued by Reliant in connection with the TCB Holdings merger will be passed upon for Reliant by Butler Snow. Certain matters pertaining to the federal income tax consequences of the TCB Holdings merger will be passed upon for TCB Holdings by Bass Berry and for Reliant by Butler Snow.

EXPERTS

The consolidated financial statements of Reliant as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement of which this proxy statement/prospectus is a part in reliance upon the reports of Maggart & Associates, P.C., registered independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Reliant has filed a registration statement on Form S-4 to register with the SEC shares of Reliant common stock that holders of TCB Holdings common stock will receive in connection with the consummation of the transactions contemplated by the merger agreement, if TCB Holdings’ common shareholders approve the merger agreement and the transactions contemplated thereby are completed. This proxy statement/prospectus is a part of the registration statement of Reliant on Form S-4 and is a prospectus for Reliant and a proxy statement for TCB Holdings.

Reliant files annual, quarterly and current reports, proxy statements and other information with the SEC. Reliant’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus unless such information is otherwise specifically referenced elsewhere in this proxy statement/prospectus. Reliant makes available free of charge through its website its annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is filed with or furnished to the SEC. Reliant’s website address is www.reliantbank.com. Information contained on or accessible through Reliant’s website is not part of this proxy statement/prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this proxy statement/prospectus.

Reliant “incorporates by reference” into this proxy statement/prospectus, which means Reliant can disclose important information to you by referring you specifically to that information. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus. Certain information that Reliant subsequently files with the SEC will automatically update and supersede information in this proxy statement/prospectus and in Reliant’s other filings with the SEC. Reliant incorporates by reference the documents listed below, which Reliant has already filed with the SEC, and any future filings Reliant makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date that the offering is terminated, except that Reliant is not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

•	Reliant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 8, 2019;
•
those portions of Reliant’s definitive proxy statement on Schedule 14A filed on April 22, 2019, in connection with Reliant’s 2019 annual meeting of shareholders that are incorporated by reference into Reliant’s Annual Report on Form 10-K for the year ended December 31, 2018;

•	Reliant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, filed on May 7, 2019, August 6, 2019, and November 5, 2019, respectively; and

•
Reliant’s Current Reports on Form 8-K filed on February 25, 2019, March 28, 2019, March 29, 2019, April 3, 2019, May 24, 2019, June 26, 2019, July 24, 2019, September 17, 2019, and October 23, 2019, except to the extent any such information is deemed “furnished” in accordance with SEC rules.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Reliant, by requesting them in writing or by telephone as follows:

Reliant Bancorp, Inc.
6100 Tower Circle, Suite 120
Franklin, Tennessee 37067
Attention: J. Dan Dellinger, Chief Financial Officer
(615) 221-2003

Shareholders of TCB Holdings requesting Reliant documents should do so by [                    ], 2019 in order to receive them before the TCB Holdings special meeting.

You should only rely on the information in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making an offer to sell or exchange any securities, soliciting any offer to buy any securities, or soliciting any proxy, in any state where it is unlawful to do so.

Appendix A

Agreement and Plan of Merger
by and among
Reliant Bancorp, Inc., Tennessee Community Bank Holdings, Inc.,
and Community Bank & Trust
dated September 16, 2019

AGREEMENT AND PLAN

OF

MERGER

RELIANT BANCORP, INC.

TENNESSEE COMMUNITY BANK HOLDINGS, INC.

and

COMMUNITY BANK & TRUST

September 16, 2019

i

EXHIBIT A   –   FORM OF VOTING AGREEMENT

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 16th day of September, 2019, is made and entered into by and among Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), Tennessee Community Bank Holdings, Inc., a Tennessee corporation (“TCB Holdings”), and Community Bank & Trust, a Tennessee-chartered commercial bank and wholly owned subsidiary of TCB Holdings (the “Bank”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A.          The board of directors of each of Reliant, TCB Holdings, and the Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Reliant, TCB Holdings, and the Bank, respectively, and their respective shareholders.

B.          As a material inducement for Reliant to enter into this Agreement, all members of the boards of directors of TCB Holdings and the Bank have entered into Voting Agreements dated as of the date hereof and in the form attached hereto as Exhibit A pursuant to which such individuals have agreed, among other things, to vote their shares of TCB Holdings Common Stock (as defined below) in favor of approval of this Agreement and the transactions contemplated hereby.

C.          For United States federal income tax purposes, the Parties (as defined below) intend for the Parent Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions.  For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bank Stock” means the common stock, par value $1.00 per share, of the Bank.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1-101 et seq.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means shares of TCB Holdings Common Stock immediately prior to the Effective Time which are non-certificated.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Certificate” means a certificate which prior to the Effective Time represents shares of TCB Holdings Common Stock.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Corporation Act” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“Disclosure Memoranda” means, collectively, the Reliant Disclosure Memorandum and the TCB Holdings Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the environment, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, and regulations addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the portions of the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., concerning exposure to any Hazardous Substance, and (ii) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of TCB Holdings Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by Reliant, TCB Holdings, or the Bank, or any Subsidiary of Reliant, TCB Holdings, or the Bank, including shares of TCB Holdings Common Stock held by TCB Holdings as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, and mycotoxins.

“Intellectual Property” means, collectively, (a) all rights (anywhere in the world, whether statutory, common law, or otherwise) in or affecting intellectual property or other proprietary rights, including with respect to (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites and social media accounts, and corporate, fictitious, assumed, and trade names, together with the goodwill associated with any of the foregoing; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all computer software (whether in object code or source code form), datasets, databases, trade secrets, confidential information, and related information and documentation; (v) any and all other intellectual property and proprietary rights; and (vii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action, and rights to sue for past, present, and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery, and revenues arising from or pertaining to the foregoing; and (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

3

“Knowledge” means (i) with respect to Reliant, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule 1.1 of the Reliant Disclosure Memorandum and (ii) with respect to the TCB Holdings Parties, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule 1.1 of the TCB Holdings Memorandum.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, Reliant, TCB Holdings, and the Bank.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or the amount of which or the liability therefor is being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves for the payment of such Taxes have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, and similar inchoate liens arising or incurred in the ordinary course of business for amounts which are not yet due or delinquent and which are not, either individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewer, electric, and other utility lines, telegraph and telephone lines, zoning and building codes, and other similar restrictions relative to the TCB Holdings Properties that, either individually or in the aggregate, do not and would not reasonably be expected to materially impair the occupancy, use, or value of any of the TCB Holdings Properties; and (iv) imperfections or irregularities of title or other Liens that do not materially affect in a negative manner the occupancy, use, or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at or on such properties.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Proxy Statement/Prospectus” means the proxy statement prepared by TCB Holdings to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of TCB Holdings, which will include the prospectus of Reliant relating to the issuance by Reliant of Reliant Common Stock to holders of TCB Holdings Common Stock pursuant to and in accordance with Article III of this Agreement.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by Reliant with the SEC under the Securities Act with respect to the shares of Reliant Common Stock to be issued by Reliant to the holders of TCB Holdings Common Stock in connection with the transactions contemplated by this Agreement.

4

“Reliant Bank Common Stock” means the common stock, par value $1.00 per share, of Reliant Bank.

“Reliant Bank Preferred Stock” means the preferred stock, par value $1.00 per share, of Reliant Bank.

“Reliant Bank Stock” means, collectively, the Reliant Bank Common Stock and the Reliant Bank Preferred Stock.

“Reliant Common Stock” means the common stock, par value $1.00 per share, of Reliant.

“Reliant Confidentiality Agreement” means that certain Confidentiality Agreement dated April 25, 2019, by and between Reliant, on the one hand, and Olsen Palmer LLC as authorized representative of TCB Holdings, on the other hand.

“Reliant Equity Award” means an option to purchase shares of Reliant Common Stock granted under the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan or the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan; a grant or award of Reliant Common Stock subject to vesting, repurchase, or other lapse restriction granted or awarded under the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan; or a restricted stock unit grant or award in respect of shares of Reliant Common Stock granted or awarded under the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan.

“Reliant Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities, financial condition, operations, or results of operations of Reliant and its Subsidiaries taken as a whole or (ii) the ability of Reliant to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Reliant Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank or financial holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank or financial holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions or omissions of Reliant, TCB Holdings, and the Bank required under this Agreement or taken or omitted to be taken with the prior written consent of Reliant (in the case of actions or omissions by the TCB Holdings Parties) or TCB Holdings (in the case of actions or omissions by Reliant), (E) any failure by Reliant or Reliant Bank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Reliant Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Reliant Material Adverse Effect), (F) changes in the trading price or trading volume of the Reliant Common Stock (it being understood that any facts or circumstances giving rise to or contributing to any such changes that are not otherwise excluded from the definition of Reliant Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Reliant Material Adverse Effect), (G) acts of war, armed hostilities, or terrorism within or involving the United States, or (H) the public announcement or pendency of the transactions contemplated by this Agreement; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), (C), and (G) shall not be excluded in determining whether there exists or has occurred a Reliant Material Adverse Effect to the extent of any materially disproportionate impact they have on Reliant and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

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“Reliant Parties” means, collectively, Reliant and Reliant Bank.

“Reliant Preferred Stock” means the preferred stock, par value $1.00 per share, of Reliant.

“Reliant Stock” means, collectively, the Reliant Common Stock and the Reliant Preferred Stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, trust, or other entity in which a Party or any of its Subsidiaries, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal which the TCB Holdings board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of TCB Holdings’ financial advisor and outside legal counsel and such other factors as the TCB Holdings board of directors reasonably considers to be appropriate, is (i) more favorable from a financial point of view to the shareholders of TCB Holdings than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

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“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TCB Holdings Confidentiality Agreement” means that certain Confidentiality Agreement dated June 28, 2019, by and among Reliant, Reliant Bank (as defined below), TCB Holdings, and the Bank.

“TCB Holdings Common Stock” means the common stock, par value $1.00 per share, of TCB Holdings.

“TCB Holdings Financial Statements” means, collectively, the Audited TCB Holdings Financials and the Interim TCB Holdings Financials.

“TCB Holdings Loan Property” means any property in which TCB Holdings or a Subsidiary of TCB Holdings holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“TCB Holdings Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, financial condition, operations, or results of operations of TCB Holdings and its Subsidiaries taken as a whole or (ii) the ability of TCB Holdings or the Bank to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term TCB Holdings Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions or omissions of Reliant, TCB Holdings, and the Bank required under this Agreement or taken or omitted to be taken with the prior written consent of Reliant (in the case of actions or omissions by the TCB Holdings Parties) or TCB Holdings (in the case of actions or omissions by Reliant), (E) any failure by TCB Holdings or the Bank to meet any internal projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of TCB Holdings Material Adverse Effect may be taken into account in determining whether there exists or has occurred a TCB Holdings Material Adverse Effect), (F) acts of war, armed hostilities, or terrorism within or involving the United States, or (G) the public announcement or pendency of the transactions contemplated by this Agreement; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), (C), and (F) shall not be excluded in determining whether there exists or has occurred a TCB Holdings Material Adverse Effect to the extent of any materially disproportionate impact they have on TCB Holdings and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

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“TCB Holdings Option” means an option to purchase shares of TCB Holdings Common Stock.

“TCB Holdings Parties” means, collectively, TCB Holdings and the Bank.

“TCB Holdings Preferred Stock” means the preferred stock, par value $1.00 per share, of TCB Holdings.

“TCB Holdings Stock” means, collectively, the TCB Holdings Common Stock and the TCB Holdings Preferred Stock.

“TDFI” means the Tennessee Department of Financial Institutions.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2          Other Definitions.  Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II
THE MERGERS

Section 2.1          The Parent Merger.  Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), TCB Holdings shall be merged with and into Reliant in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Corporation Act (the “Parent Merger”). At the Effective Time, the separate corporate existence of TCB Holdings shall cease and Reliant shall continue, as the surviving corporation of the Parent Merger, as a corporation chartered under the laws of the State of Tennessee unaffected and unimpaired by the Parent Merger (Reliant in such capacity as the surviving corporation of the Parent Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2          Closing.  Subject to the satisfaction or, subject to applicable Law, waiver of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Parent Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as shall be designated by Reliant (provided that such date shall not be more than 30 days after the satisfaction or, subject to applicable Law, waiver of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing)), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3          Effective Time.  Prior to or at the Closing, in order to effect the Parent Merger, Reliant and TCB Holdings shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Articles of Merger”), such articles of merger to be in such form and of such substance as is consistent with applicable provisions of the Corporation Act and otherwise mutually agreed upon by Reliant and TCB Holdings. The Parent Merger shall become effective on such date and at such time as set forth in the Articles of Merger, provided that the Parent Merger shall not be effective prior to January 1, 2020 (the date and time the Parent Merger becomes effective being referred to in this Agreement as the “Effective Time”).

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Section 2.4          Effects of the Parent Merger.  The Parent Merger shall have the effects set forth in this Agreement and applicable provisions of the Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of TCB Holdings shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of TCB Holdings shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.5          Name of Surviving Corporation.  The legal name of the Surviving Corporation at and after the Effective Time of the Parent Merger will be “Reliant Bancorp, Inc.”

Section 2.6          Charter and Bylaws of Surviving Corporation.  The charter and bylaws of Reliant, in each case as amended and/or restated and in effect immediately prior to the Effective Time, shall at and after the Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended and/or restated in accordance with applicable Law.

Section 2.7          The Bank Merger.  Simultaneously with the Parties’ execution of this Agreement, Reliant Bank, a Tennessee-chartered commercial bank and wholly owned Subsidiary of Reliant (“Reliant Bank”), and the Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of the Bank with and into Reliant Bank immediately following the Parent Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the Corporation Act (the “Bank Merger”). Reliant Bank will be the banking corporation to survive the Bank Merger, and, at the effective time of the Bank Merger, the separate corporate existence of the Bank will cease. As soon as reasonably practicable following the date of this Agreement, Reliant shall approve the Bank Merger Agreement as the sole shareholder of Reliant Bank and TCB Holdings shall approve the Bank Merger Agreement as the sole shareholder of the Bank. Prior to or at the Closing, Reliant shall cause Reliant Bank, and TCB Holdings shall cause the Bank, to execute and deliver such articles or certificates of merger and such other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III
MERGER CONSIDERATION

Section 3.1          Conversion of TCB Holdings Common Stock.  Subject to the other provisions of this Article III, solely by virtue and as a result of the Parent Merger, each share of TCB Holdings Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (a) $17.13 in cash, without interest (the “Cash Consideration”), and (b) 0.769 (as may be adjusted pursuant to Section 3.7 or Section 9.1(j), the “Exchange Ratio”) validly issued, fully paid, and non-assessable shares of Reliant Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by Reliant to holders of TCB Holdings Common Stock as consideration for the Parent Merger in accordance with this Agreement, together with any cash payable by Reliant to holders of TCB Holdings Common Stock in lieu of fractional shares pursuant to Section 3.4, is referred to herein as the “Merger Consideration.”

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Section 3.2          Exchange Procedures.

(a)          Deposit with Exchange Agent.  At or prior to the Closing, Reliant shall deliver or cause to be delivered to an agent designated by Reliant (who, if other than Reliant’s then acting stock transfer agent, is reasonably acceptable to TCB Holdings) to act as the exchange agent for purposes of this Agreement (the “Exchange Agent”), for the benefit of holders of TCB Holdings Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at Reliant’s option, evidence of shares in book entry form representing the number of shares of Reliant Common Stock issuable to holders of TCB Holdings Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Stock Consideration and (ii) the cash portion of the Merger Consideration payable to holders of TCB Holdings Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in accordance with this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Reliant Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)          Letter of Transmittal.  Reliant shall take all reasonable actions necessary to cause the Exchange Agent to, as soon as reasonably practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), mail or otherwise deliver to each holder of record of shares of TCB Holdings Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares and holders of Dissenting Shares) a letter of transmittal, in customary form and containing such provisions as Reliant shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent), and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of TCB Holdings Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, as well as any Post-Closing Distributions (as defined below), in each case pursuant to the provisions of this Agreement.

(c)          Payment of Merger Consideration.  Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange, together with a properly completed and duly executed letter of transmittal (or an “agent’s message” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, (i) that portion of the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of TCB Holdings Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) any Post-Closing Distributions payable or distributable to such holder in accordance with Section 3.2(d). In the event the Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of TCB Holdings Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)          Closing of Stock Transfer Books.  At the Effective Time, the stock transfer books of TCB Holdings shall be closed and there shall thereafter be no transfers of shares of TCB Holdings Stock on the books or records of TCB Holdings, and, if any shares of TCB Holdings Stock are thereafter presented to Reliant or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the TCB Holdings Common Stock previously represented thereby) in accordance with this Agreement, together with any Post-Closing Distributions payable or distributable in accordance with the immediately following sentence. No dividends or other distributions payable or distributable on or with respect to shares of Reliant Common Stock that are issued or issuable in connection with the Parent Merger in accordance with this Agreement (“Post-Closing Distributions”) will be remitted to any Person entitled to receive such shares of Reliant Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of TCB Holdings Common Stock converted into such Reliant Common Stock, or his or her Book-Entry Shares converted into such Reliant Common Stock, as applicable, at which time Post-Closing Distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of TCB Holdings Common Stock under or in accordance with this Agreement.

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(e)          Lost, Stolen, or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as Reliant or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of TCB Holdings Common Stock previously represented thereby pursuant to this Agreement together with any Post-Closing Distributions payable or distributable in accordance with Section 3.2(d).

(f)          Unclaimed Merger Consideration.  Any Merger Consideration, and any other amounts payable or distributable by Reliant to the holders of shares of TCB Holdings Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of TCB Holdings for 12 months after the Effective Time (as well as any dividends or other distributions payable or distributable in respect thereof) shall at the request of Reliant be delivered by the Exchange Agent to Reliant. Any former shareholder of TCB Holdings who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Reliant for that portion of the Merger Consideration deliverable in respect of the shares of TCB Holdings Common Stock previously held by such shareholder, and any Post-Closing Distributions payable or distributable in accordance with Section 3.2(d), in each case as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable, issuable, or distributable under this Agreement in respect of any shares of TCB Holdings Common Stock (or shares of Reliant Common Stock into which the same shall have been converted) is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to a Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of Reliant (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of TCB Holdings Common Stock for any portion of the Merger Consideration (or any other amounts) properly paid or delivered to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Reliant and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of TCB Holdings to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of TCB Holdings Common Stock, Reliant and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable, issuable, or distributable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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Section 3.3          Rights as TCB Holdings Shareholders.  Holders of TCB Holdings Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of TCB Holdings and have no further rights as shareholders of TCB Holdings, other than the right to receive the Merger Consideration and/or any other amounts payable or issuable in respect of such holders’ TCB Holdings Common Stock in accordance with this Article III (including Section 3.5 in the event a holder perfects and has not withdrawn or lost such holder’s right to dissent from the Parent Merger pursuant to Chapter 23 of the Corporation Act).

Section 3.4          No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of Reliant Common Stock, and no certificate or scrip therefor, will be issued in connection with the Parent Merger to any holder of shares of TCB Holdings Common Stock. Instead, Reliant shall pay to each holder of TCB Holdings Common Stock who would otherwise be entitled to a fraction of a share of Reliant Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume-weighted average closing price per share of Reliant Common Stock on Nasdaq (or such other securities market or stock exchange on which the Reliant Common Stock then principally trades) for the 10 consecutive trading days ending on and including the Business Day immediately preceding the Closing Date.

Section 3.5          Availability of Dissenters’ Rights; Dissenting Shares.

(a)          Holders of shares of TCB Holdings Common Stock shall have such rights to dissent from the Parent Merger and obtain payment of the fair value of their shares as are afforded to such holders by Chapter 23 of the Corporation Act.

(b)          Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.5(c), each issued and outstanding share of TCB Holdings Common Stock the holder of which has perfected his or her right to dissent from the Parent Merger pursuant to Chapter 23 of the Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Corporation Act. Reliant shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of TCB Holdings shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by Reliant within the time periods set forth in, and otherwise in accordance with, the Corporation Act.

(c)          If any holder of shares of TCB Holdings Common Stock who asserts such holder’s right to dissent from the Parent Merger pursuant to Chapter 23 of the Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of TCB Holdings Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement, together with any Post-Closing Distributions payable or distributable in accordance with Section 3.2(d).

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Section 3.6          Excluded Shares.  At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.7          Adjustments Upon Change in Capitalization.  If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of TCB Holdings Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Reliant Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio. For the avoidance of doubt, neither the grant or award of, the lapse of restrictions with respect to, or the issuance or withholding of shares of Reliant Common Stock upon the exercise or settlement of (including the satisfaction of Tax withholding obligations associated with) Reliant Equity Awards nor the issuance of shares of TCB Holdings Common Stock upon the exercise of TCB Holdings Options shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration.

Section 3.8          TCB Holdings Options.  Each TCB Holdings Option outstanding immediately prior to the Effective Time, whether then vested or unvested, shall, at the Effective Time and without any action on the part of the holder thereof, be automatically cancelled, and the holder thereof shall have the right to receive from Reliant a cash payment in respect of such cancelled TCB Holdings Option in an amount, rounded to the nearest whole cent (the “Option Consideration”), equal to the product of (a) $34.25 (the “Option Price”) minus the per share exercise price of such TCB Holdings Option multiplied by (b) the number of shares of TCB Holdings Common Stock subject to such TCB Holdings Option, to the extent not previously exercised. At and after the Effective Time, each such cancelled TCB Holdings Option shall no longer be exercisable by the former holder thereof and shall instead only entitle such holder to the payment of the Option Consideration, if any, payable in respect thereof, without interest. In the event the per share exercise price of a TCB Holdings Option is equal to or greater than the Option Price, such TCB Holdings Option shall be cancelled for no consideration and shall have no further force or effect. In the event the number of shares of TCB Holdings Common Stock subject to outstanding TCB Holdings Options changes during the period from the date of this Agreement until immediately prior to the Effective Time other than as a result of the exercise, expiration, or termination of TCB Holdings Options, the Option Price shall be equitably and proportionality adjusted.

Section 3.9          Withholding Rights.  Reliant (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of TCB Holdings Common Stock or TCB Holdings Options such amounts as Reliant is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.10          Reliant Stock.  The shares of Reliant Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Parent Merger, and, accordingly, each share of Reliant Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE TCB HOLDINGS PARTIES

Section 4.1          TCB Holdings Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, TCB Holdings and the Bank have delivered to Reliant a confidential memorandum (the “TCB Holdings Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the TCB Holdings Parties contained in this Article IV or to one or more covenants of the TCB Holdings Parties contained in Article VI, making specific reference in such TCB Holdings Disclosure Memorandum to the section(s) of this Agreement to which such items relate.

Section 4.2          TCB Holdings Parties Representations and Warranties.  Each of TCB Holdings and the Bank hereby represents and warrants to Reliant as follows:

(a)          Organization and Qualification.  TCB Holdings is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of TCB Holdings and the Bank has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of TCB Holdings and the Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect. The copies of the charter, bylaws, and other organizational and governing documents of TCB Holdings and the Bank and their respective Subsidiaries previously provided or made available to Reliant are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither TCB Holdings or the Bank nor any Subsidiary of TCB Holdings or the Bank is in violation, in any material respect, of its respective charter, bylaws, or other organizational or governing documents. The minute books of TCB Holdings and the Bank and their Subsidiaries previously provided or made available to Reliant constitute, in all material respects, a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof) and other governing bodies and their respective shareholders, members, partners, and other securityholders, in each case for the periods covered thereby.

(b)          Subsidiaries and Other Interests.  Set forth on Schedule 4.2(b) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of TCB Holdings (other than the Bank) and/or the Bank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and TCB Holdings’ and/or the Bank’s percentage ownership of each such Subsidiary. Except as set forth on Schedule 4.2(b) of the TCB Holdings Disclosure Memorandum, each of TCB Holdings and the Bank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any Liens. There are no Contracts relating to the right of TCB Holdings or the Bank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of TCB Holdings or the Bank. The ownership interests of TCB Holdings and the Bank in their respective Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect. Each of the Subsidiaries of TCB Holdings (other than the Bank) and/or the Bank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of TCB Holdings and/or the Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of TCB Holdings and/or the Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of TCB Holdings and/or the Bank, or any other debt or equity security of any Subsidiary of TCB Holdings and/or the Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of TCB Holdings and/or the Bank or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the TCB Holdings Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither TCB Holdings nor the Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

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(c)          Capitalization.  The authorized capital stock of TCB Holdings consists of 10,000,000 shares of TCB Holdings Common Stock, of which 1,055,041.86 shares were issued and outstanding as of the date of this Agreement, and 5,000,000 shares of TCB Holdings Preferred Stock, no shares of which were issued and outstanding as of the date of this Agreement. The authorized capital stock of the Bank consists of 3,000,000 shares of Bank Stock, of which 721,009.86 shares were issued and outstanding and owned by TCB Holdings as of the date of this Agreement. There are no other classes or series of authorized, issued, or outstanding capital stock of TCB Holdings or the Bank. Except as set forth on Schedule 4.2(c) of the TCB Holdings Disclosure Memorandum, no shares of TCB Holdings Stock are held in treasury by TCB Holdings or otherwise owned, directly or indirectly, by TCB Holdings, and no shares of Bank Stock are held in treasury by the Bank or otherwise owned, directly or indirectly, by the Bank. All of the issued and outstanding shares of TCB Holdings Common Stock and Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of TCB Holdings Common Stock or Bank Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 4.2(c) of the TCB Holdings Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate TCB Holdings to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of TCB Holdings capital stock, or securities convertible into or exercisable for shares of TCB Holdings capital stock, or that require or obligate or could require or obligate TCB Holdings to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bank capital stock, or securities convertible into or exercisable for shares of Bank capital stock, or that require or obligate or could require or obligate the Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. Set forth on Schedule 4.2(c) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of all outstanding TCB Holdings Options, including for each TCB Holdings Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such TCB Holdings Option, and whether such TCB Holdings Option is an “incentive stock option” under Section 422 of the Code. There are no outstanding obligations of TCB Holdings or the Bank to repurchase, redeem, or otherwise acquire any shares of its capital stock. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of TCB Holdings or the Bank may vote are issued or outstanding.

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(d)          Authority.  Each of TCB Holdings and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the TCB Holdings Parties and the consummation by the TCB Holdings Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of TCB Holdings and the Bank, and no other corporate actions or proceedings on the part of TCB Holdings or the Bank are necessary to authorize the execution and delivery of this Agreement by the TCB Holdings Parties and the consummation by the TCB Holdings Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of TCB Holdings in accordance with the charter and bylaws of TCB Holdings and applicable Law and the approval of the Bank Merger Agreement by TCB Holdings as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law. The board of directors of TCB Holdings has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of TCB Holdings and its shareholders and has directed that this Agreement be submitted to the shareholders of TCB Holdings for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of TCB Holdings approve this Agreement. This Agreement has been duly and validly executed and delivered by each of TCB Holdings and the Bank and, assuming due authorization, execution, and delivery by Reliant, constitutes a valid and legally binding obligation of each of TCB Holdings and the Bank enforceable against each of TCB Holdings and the Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e)          No Violations.  Neither the execution, delivery, or performance of this Agreement by TCB Holdings or the Bank nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of TCB Holdings in accordance with the charter and bylaws of TCB Holdings and applicable Law and the approval of the Bank Merger Agreement by TCB Holdings as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law, violate the charter, bylaws, or other organizational or governing documents of TCB Holdings or the Bank or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, notices, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law or violate in any material respect any permit or license, in each case applicable to the TCB Holdings Parties or any of their Subsidiaries, to which the TCB Holdings Parties or any of their Subsidiaries (or the properties or assets of the TCB Holdings Parties or any of their Subsidiaries) are subject, or by which the TCB Holdings Parties or any of their Subsidiaries (or the properties or assets of the TCB Holdings Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the termination, cancellation, or modification of, accelerate the maturity of or the performance required by, or result in the creation of any Lien upon any of the properties or assets of TCB Holdings or the Bank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which TCB Holdings or the Bank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of TCB Holdings or the Bank, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (B) above, for breaches, violations, defaults, terminations, cancellations, modifications, accelerations, or Liens that do not have and would not reasonably be expected to have, either individually or in the aggregate, a TCB Holdings Material Adverse Effect or a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole.

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(f)          Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by TCB Holdings or the Bank, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the TCB Holdings Parties or the consummation by the TCB Holdings Parties of the Parent Merger, the Bank Merger, or the other transactions contemplated by this Agreement, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iii) the approval of this Agreement by the shareholders of TCB Holdings and the approval of the Bank Merger Agreement by TCB Holdings as the sole shareholder of the Bank; and (iv) as otherwise set forth on Schedule 4.2(f) of the TCB Holdings Disclosure Memorandum. As of the date of this Agreement, the TCB Holdings Parties do not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)          Reports.  TCB Holdings and the Bank, and each of their respective Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a TCB Holdings Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)          [Reserved]

(i)          Financial Statements.  The TCB Holdings Parties have previously delivered to Reliant complete copies of (i) the consolidated balance sheets of TCB Holdings and its Subsidiaries as of the fiscal years ended December 31, 2018, 2017, and 2016, and the related consolidated statements of operations, comprehensive earnings, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of TCB Holdings’ independent accountant(s) (the “Audited TCB Holdings Financials”), and (ii) the unaudited consolidated balance sheet of TCB Holdings and its Subsidiaries as of June 30, 2019 (the “Interim Financials Date”), and the related unaudited consolidated statement of income for the six-month period ended June 30, 2019 (the “Interim TCB Holdings Financials”). The TCB Holdings Financial Statements were prepared from and in accordance with the books and records of TCB Holdings and its Subsidiaries, fairly present in all material respects the consolidated financial position of TCB Holdings and its Subsidiaries in each case at and as of the dates indicated and, to the extent included, the consolidated results of operations, changes in stockholders’ equity, and cash flows of TCB Holdings and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end audit adjustments (which will not be material individually or in the aggregate) and lack footnotes. No financial statements of any entity or enterprise other than TCB Holdings and its Subsidiaries are required by GAAP to be included in the financial statements of TCB Holdings. The books and records of TCB Holdings and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements.

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(j)          Undisclosed Liabilities.  Neither TCB Holdings nor any of its Subsidiaries has, or has incurred, any Liability other than (i) Liabilities reflected on or reserved against in the Interim TCB Holdings Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) as set forth on Schedule 4.2(j) of the TCB Holdings Disclosure Memorandum.

(k)          Absence of Certain Changes or Events.

(i)          Since (and including) January 1, 2019, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a TCB Holdings Material Adverse Effect.

(ii)          From (and including) January 1, 2019, through the date of this Agreement, except as relates to this Agreement and the transactions contemplated hereby, TCB Holdings and the Bank and their respective Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. From (and including) January 1, 2019, through the date of this Agreement, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1(b), (c), (d), (e), (k), (l), (m), (o), (p), (r), (t), (v), or (z), or in Section 6.1(bb) (solely, however, as it relates to Section 6.1(b), (c), (d), (e), (k), (l), (m), (o), (p), (r), (t), (v), and (z)), except as set forth on Schedule 4.2(k)(ii) of the TCB Holdings Disclosure Memorandum.

(l)          Litigation.  There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the TCB Holdings Parties, threatened against TCB Holdings or the Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of TCB Holdings or the Bank or any of their respective Subsidiaries in his or her capacity as such, any TCB Holdings Benefit Plan (as defined below), or any property, asset, right, or interest of TCB Holdings or the Bank or any of their respective Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a TCB Holdings Material Adverse Effect, and, to the Knowledge of the TCB Holdings Parties, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the TCB Holdings Parties, threatened against TCB Holdings or the Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of TCB Holdings or the Bank or any of their respective Subsidiaries in his or her capacity as such, any TCB Holdings Benefit Plan, or any property, asset, right, or interest of TCB Holdings or the Bank or any of their respective Subsidiaries. Neither TCB Holdings nor the Bank nor any of their respective Subsidiaries, nor any of the properties or assets of TCB Holdings or the Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that, either individually or in the aggregate, has had or would reasonably be expected to have a TCB Holdings Material Adverse Effect. Set forth on Schedule 4.2(l) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that TCB Holdings or the Bank or any of their respective Subsidiaries, or any of the properties or assets of TCB Holdings or the Bank or any of their respective Subsidiaries, is a party or subject to or bound by.

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(m)          Regulatory Actions.  Except as set forth on Schedule 4.2(m) of the TCB Holdings Disclosure Memorandum, since January 1, 2017, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the TCB Holdings Parties, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of TCB Holdings or the Bank or any of their respective Subsidiaries. Since January 1, 2017, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of TCB Holdings or the Bank or any of their respective Subsidiaries.

(n)          Compliance with Laws; Deposit Insurance.

(i)          Except as set forth on Schedule 4.2(n) of the TCB Holdings Disclosure Memorandum, the TCB Holdings Parties and their respective Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all applicable Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws, either individually or in the aggregate, has not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect. Except in each case as has not had and would not reasonably be expected to have, either individually or in the aggregate, a TCB Holdings Material Adverse Effect, the TCB Holdings Parties and their respective Subsidiaries have, and have at all times since January 1, 2017 had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect. To the Knowledge of the TCB Holdings Parties, no termination, suspension, or cancellation of any such permit, license, franchise, certificate of authority, order, authorization, or approval is threatened.

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(ii)          The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and the Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the TCB Holdings Parties, threatened.

(o)          Taxes.

(i)          The TCB Holdings Parties and their respective Subsidiaries have timely filed all material Tax Returns required to be filed by or with respect to them (collectively, the “TCB Holdings Returns”). Neither the TCB Holdings Parties nor any of their respective Subsidiaries currently are the beneficiary of any extension of time within which to file any TCB Holdings Returns (other than any applicable customary or automatic extensions requested consistent with past practice of the TCB Holdings Parties). All of the TCB Holdings Returns are true, correct, and complete in all material respects, and all material Taxes due and payable by the TCB Holdings Parties and their respective Subsidiaries with respect to the periods covered by such TCB Holdings Returns have been paid (whether or not shown on any TCB Holdings Returns). The accruals and reserves for Taxes reflected in the Interim TCB Holdings Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of TCB Holdings and its Subsidiaries for periods ending on or prior to the date(s) of the Interim TCB Holdings Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of TCB Holdings and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of TCB Holdings and its Subsidiaries accruing through the Closing Date. No written claim has been made against the TCB Holdings Parties or any of their respective Subsidiaries in the past three years by an authority in a jurisdiction where TCB Holdings or the Bank or their respective Subsidiaries do not file Tax Returns that TCB Holdings or the Bank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any TCB Holdings Return has been agreed to or entered into or granted (by the TCB Holdings Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested by or from the TCB Holdings Parties or any of their respective Subsidiaries, and neither the TCB Holdings Parties nor any of their respective Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii)          All estimated Taxes for current Tax periods required to be paid by or with respect to, or in respect of the operations of, the TCB Holdings Parties or any of their respective Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, has not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect. All Taxes that the TCB Holdings Parties or any of their respective Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the TCB Holdings Parties or any of their respective Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the TCB Holdings Parties and their respective Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the TCB Holdings Parties and their respective Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, in each case except for failures to withhold, collect, pay, or file and such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect.

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(iii)          The TCB Holdings Parties have delivered or made available to Reliant true, correct, and complete copies of all TCB Holdings Returns filed by or with respect to the TCB Holdings Parties or any of their respective Subsidiaries with respect to any taxable periods ended on or after December 31, 2016. The TCB Holdings Returns for all taxable years ending on or before December 31, 2015, either have been examined by the applicable taxing authority and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired or will have expired prior to the Closing. The TCB Holdings Parties have delivered or made available to Reliant true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the TCB Holdings Returns.

(iv)          Neither TCB Holdings or the Bank nor any of their respective Subsidiaries has received written notice from any Governmental Entity that any audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending and, to the Knowledge of the TCB Holdings Parties, no such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding has been threatened against or with respect to the TCB Holdings Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the TCB Holdings Parties there are no facts or circumstances that would reasonably be expected to give rise to any such deficiency assessment or refund litigation. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the TCB Holdings Parties or any of their respective Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the TCB Holdings Parties or any of their respective Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority in the past three years that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency of TCB Holdings or any of its Subsidiaries for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the TCB Holdings Parties or any of their respective Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)          Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to TCB Holdings or the Bank or any of their respective Subsidiaries.

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(vi)          Except as set forth on Schedule 4.2(o)(vi) of the TCB Holdings Disclosure Memorandum, there is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of TCB Holdings or the Bank or any of their respective Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or would reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (as determined without regard to Section 280G(b)(4) of the Code) or Section 162 of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Except as set forth on Schedule 4.2(o)(vi) of the TCB Holdings Disclosure Memorandum, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code.

(vii)          Except as set forth on Schedule 4.2(o)(vii) of the TCB Holdings Disclosure Memorandum, (A) neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return, other than a group the common parent (or similar designation) of which is TCB Holdings or the Bank; (B) neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)          The TCB Holdings Parties and their respective Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the TCB Holdings Parties nor their respective Subsidiaries have at any time engaged in or entered into any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any transaction that would have been a “reportable transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the TCB Holdings Parties or any of their respective Subsidiaries. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has entered into any Tax shelter or listed transaction with no valid business purpose other than the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The TCB Holdings Parties and their respective Subsidiaries have disclosed on all TCB Holdings Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has incurred, and no position has been taken by TCB Holdings or the Bank or any of their respective Subsidiaries on a less than “more likely than not” standard (within the meaning of Treasury Regulations Section 1.6694-2) that could result in TCB Holdings or the Bank, or any of their respective Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)          None of the assets, properties, or rights of the TCB Holdings Parties or their respective Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the TCB Holdings Parties nor any of their respective Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is TCB Holdings or the Bank, or any of their respective Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of TCB Holdings or the Bank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

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(x)          Set forth on Schedule 4.2(o)(x) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list of all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the TCB Holdings Parties or their respective Subsidiaries are parties or in which the TCB Holdings Parties or their respective Subsidiaries participate. The TCB Holdings Parties have delivered or made available to Reliant true, correct, and complete copies of all such Tax abatement, Tax reduction, Tax credit, and similar agreements or programs. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)          In the past five years, neither TCB Holdings or the Bank nor any of their respective Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither TCB Holdings or the Bank nor any of their respective Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the TCB Holdings Parties or their respective Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither TCB Holdings or the Bank nor any of their respective Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii)          For purposes of this Section 4.2(o), (A) references to TCB Holdings shall be deemed to include any predecessor to TCB Holdings, any Person which merged or was liquidated with or into TCB Holdings, any direct or indirect Subsidiary of TCB Holdings, and any Person from which TCB Holdings has incurred any Liability for Taxes as a result of transferee liability and (B) references to the Bank shall be deemed to include any predecessor to the Bank, any Person which merged or was liquidated with or into the Bank, any direct or indirect Subsidiary of the Bank, and any Person from which the Bank has incurred any Liability for Taxes as a result of transferee liability.

(p)          Material Contracts.

(i)          Set forth on Schedule 4.2(p)(i) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list (arranged by applicable subsection), as of the date of this Agreement, of the following Contracts to which TCB Holdings or the Bank, or any of their respective Subsidiaries, is a party or by which TCB Holdings or the Bank, or any of their respective Subsidiaries, is bound (whether or not actually set forth on such schedule, collectively, the “TCB Holdings Material Contracts”):

(A)          Any Contract (other than Contracts for Bank Loans (as defined below) made in the ordinary course of business) that involves, or would reasonably be expected to involve, annual receipts or disbursements of $50,000 or more;

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(B)          Any Contract that requires TCB Holdings or the Bank, or any of their respective Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)          Any Contract (other than a Contract related to a Bank Loan or collateral securing a Bank Loan) relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by TCB Holdings or the Bank, or any of their respective Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $25,000 or more;

(D)          Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to TCB Holdings or the Bank or any of their respective Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by the TCB Holdings Parties in the ordinary course of business);

(E)          Any Contract (other than Contracts for Bank Loans made in the ordinary course of business) not disclosed under Section 4.2(p)(i)(D) with or for the primary and direct benefit of any shareholder, director, officer, employee, or Affiliate of TCB Holdings or the Bank or any of their respective Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(F)          Any Contract under or pursuant to which any payment or benefit (whether change of control, severance, or otherwise) will or may become due or will or may be accelerated as of result of or upon the execution or delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement (either alone or upon or together with the occurrence of any additional acts or events);

(G)          Any Contract that limits or purports to limit the right of TCB Holdings or the Bank, or any of their respective Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(H)          Any partnership, joint venture, limited liability company, or similar Contract;

(I)          Any Contact with respect to the ownership, occupancy, management or lease (as lessor, lessee, or otherwise) of real property;

(J)          Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of TCB Holdings or the Bank or any of their respective Subsidiaries;

(K)          Any Contract that relates to indebtedness of or borrowings of money by TCB Holdings or the Bank, or any of their respective Subsidiaries, in excess of $50,000 (other than Contracts relating to customer deposit liabilities, Federal Home Loan Bank borrowings, or repurchase agreements with customers, in each case created, incurred, or entered into in the ordinary course of business); and

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(L)          Any Contract relating to the acquisition, transfer, sale, or issuance of, or otherwise directly affecting or dealing with, any securities of TCB Holdings or the Bank or any of their respective Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement.

(ii)          A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each TCB Holdings Material Contract, as amended through the date of this Agreement, has been previously provided or made available to Reliant. Each of the TCB Holdings Material Contracts is in full force and effect and is a valid and binding obligation of TCB Holdings or the Bank or their respective Subsidiaries, as applicable, and, to the Knowledge of the TCB Holdings Parties, each of the other parties thereto, enforceable against TCB Holdings or the Bank or their respective Subsidiaries, as applicable, and, to the Knowledge of the TCB Holdings Parties, each of the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. TCB Holdings and the Bank and their respective Subsidiaries have performed, in all material respects, all duties and obligations required to be performed by them under each TCB Holdings Material Contract. Neither TCB Holdings or the Bank or any of their respective Subsidiaries nor, to the Knowledge of the TCB Holdings Parties, any other party thereto is in breach or violation of or default under, in each case in any material respect, any TCB Holdings Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default.

(q)          Intellectual Property; Information Technology Systems.

(i)          Set forth on Schedule 4.2(q)(i) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of (A) all of the Intellectual Property owned by TCB Holdings or the Bank or any of their respective Subsidiaries, registered before a Governmental Entity, and used by TCB Holdings or the Bank or any of their respective Subsidiaries in the conduct of their respective businesses (collectively, the “TCB Holdings Registered IP”), and (B) all unregistered trademarks, service marks, and logos, corporate, fictitious, assumed, and trade names, domain names, websites, and social media accounts owned by TCB Holdings or the Bank or any of their respective Subsidiaries and used by TCB Holdings or the Bank or any of their respective Subsidiaries in the conduct of their respective businesses. All required filings and fees related to TCB Holdings Registered IP have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all TCB Holdings Registered IP is in good standing.

(ii)          Set forth on Schedule 4.2(q)(ii) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list of all Contracts pursuant to which TCB Holdings or the Bank (A) obtain a license to use Intellectual Property owned by a third party (excluding all Contracts for off-the-shelf or commercially available software or technology) or (B) grant a license or right to use Intellectual Property owned by TCB Holdings or the Bank or one of their Subsidiaries (the “IP Licenses”). Neither TCB Holdings or the Bank or any of their respective Subsidiaries nor, to the Knowledge of the TCB Holdings Parties, any other party thereto is in breach of or default under any IP Licenses, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(iii)          TCB Holdings or the Bank, or one of their respective Subsidiaries, is the sole and exclusive owner of all of the material Intellectual Property required or necessary for the conduct of the business of TCB Holdings and the Bank and their respective Subsidiaries as presently conducted (the “TCB Holdings IP”) not leased or licensed to TCB Holdings or the Bank or one of their respective Subsidiaries, free and clear of any Liens other than Permitted Liens, and, with respect to any TCB Holdings IP leased or licensed to TCB Holdings or the Bank or one of their respective Subsidiaries, has a valid and enforceable lease, license, or other right to use such TCB Holdings IP, and except as set forth on Schedule 4.2(q)(iii) of the TCB Holdings Disclosure Memorandum, no leases, licenses, or other rights have been granted by TCB Holdings or the Bank or their respective Subsidiaries to third Persons with respect to any material TCB Holdings IP. TCB Holdings and the Bank and their respective Subsidiaries own or possess all requisite rights to use the TCB Holdings IP, without any known conflict with the rights of others or any known use by others which conflicts with the rights of TCB Holdings or the Bank or any of their respective Subsidiaries. Except pursuant to the IP Licenses set forth on Schedule 4.2(q)(ii) of the TCB Holdings Disclosure Memorandum, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by TCB Holdings or the Bank or any of their respective Subsidiaries of any of the TCB Holdings IP. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has received written notice of, and to the Knowledge of the TCB Holdings Parties there is no basis for, any claimed conflict with respect to any of the TCB Holdings IP or any claim against TCB Holdings or the Bank or any of their respective Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that TCB Holdings or the Bank or any of their respective Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any written claim or assertion that any of the TCB Holdings IP is invalid or defective in any way.

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(iv)          No present or former employee, officer, consultant or contractor of the TCB Holdings Parties or any of their respective Subsidiaries has any ownership, license, or other right, title, or interest in TCB Holdings IP. To the Knowledge of the TCB Holdings Parties, neither the TCB Holdings Parties or their respective Subsidiaries nor any of the officers, employees, or agents of the TCB Holdings Parties or their respective Subsidiaries has done, or failed to do, any act or thing which may prejudice the validity or enforceability of any TCB Holdings IP.

(v)          All of the computer firmware, computer hardware, computer software (whether general or special purpose), telecommunications hardware, and other similar or related items of automated, computerized, or software system(s), networks, interfaces, platforms or applications, whether or not in electronic format, and other equipment used or relied upon in the conduct of the business of any of the TCB Holdings Parties or their respective Subsidiaries (collectively, the “TCB Holdings IT Systems”) (A) have been properly maintained in accordance with standards in the industry, to ensure proper operation, monitoring, and use; (B) are to the Knowledge of the TCB Holdings Parties free of any material defects, bugs, or errors; (C) to the Knowledge of the TCB Holdings Parties, do not contain or make available any disabling software, code, or instructions, spyware, Trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to or disruption, impairment, disablement, or destruction of any software, data, or other materials (collectively, “Contaminants”); and (D) are sufficient for the existing and currently anticipated needs of the business of the TCB Holdings Parties and their respective Subsidiaries. The TCB Holdings Parties and their respective Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to ensure that the TCB Holdings IT Systems are free from Contaminants. The TCB Holdings Parties and their respective Subsidiaries have reasonable business continuity and disaster recovery plans, procedures, and facilities for their respective businesses and have taken reasonable steps to safeguard the TCB Holdings IT Systems. Since January 1, 2017, the TCB Holdings IT Systems have not suffered any failures, errors, or breakdowns which have caused any substantial disruption to or interruption in operation of the business of the TCB Holdings Parties and their respective Subsidiaries. Neither TCB Holdings or the Bank nor any of their respective Subsidiaries is in material breach of or material default under any Contract relating to any of the TCB Holdings IT Systems.

(vi)          The TCB Holdings Parties and their respective Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) the TCB Holdings IT Systems owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws) (the “TCB Holdings Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The TCB Holdings Parties and their respective Subsidiaries have, since January 1, 2017, complied with their respective published privacy policies and complied with all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of TCB Holdings Data, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the TCB Holdings Parties pursuant to 12 C.F.R. Part 364, and complied in all material respects with all generally accepted industry standards applicable to the TCB Holdings Data, including card association rules and the payment card industry data security standards. The TCB Holdings Parties and their respective Subsidiaries have taken reasonably sufficient measures to ensure that all TCB Holdings Data is protected against loss, damage, unauthorized access, use, or disclosure, modification, or other misuse. To the Knowledge of the TCB Holdings Parties, the TCB Holdings Parties and their respective Subsidiaries have the legal right to possess, use, and process all TCB Holdings Data collected, held, or proceed by the TCB Holdings Parties and their respective Subsidiaries. Since January 1, 2017, to the Knowledge of the TCB Holdings Parties, there has been no loss, damage, unauthorized access, use, or disclosure, modification, or other misuse of any TCB Holdings Data. There currently are not any, and since January 1, 2017, there have not been any, pending or, to the Knowledge of the TCB Holdings Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the TCB Holdings IT Systems or (B) TCB Holdings Data or any other information collected, maintained, or stored by or on behalf of the TCB Holdings Parties or their respective Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

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(r)          Labor and Employment Matters.

(i)          The TCB Holdings Parties and their respective Subsidiaries are, and have at all times since January 1, 2017, been, in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is TCB Holdings or the Bank, or any of their respective Subsidiaries, the subject of any proceeding in which it is asserted that TCB Holdings or the Bank, or any of their respective Subsidiaries, has committed an unfair labor practice or seeking to compel TCB Holdings or the Bank, or any of their respective Subsidiaries, to bargain with any labor organization as to wages or conditions of employment, nor, to the Knowledge of the TCB Holdings Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving TCB Holdings or the Bank, or any of their respective Subsidiaries, pending or, to the Knowledge of the TCB Holdings Parties, threatened.

(ii)          Set forth on Schedule 4.2(r)(ii) of the TCB Holdings Disclosure Memorandum are the names of any employees of TCB Holdings or the Bank or their respective Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. Other than compensation and benefits payable in the ordinary course of business the payment of which is not delinquent, there are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of TCB Holdings or the Bank or any of their respective Subsidiaries.

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(iii)          To the Knowledge of the TCB Holdings Parties, no director, officer, employee, or independent contractor of or to TCB Holdings or the Bank or any of their respective Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that has adversely affected or would reasonably be expected to adversely affect the ability of TCB Holdings or the Bank or any of their respective Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv)          Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has any material Liability for (A) classifying any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any TCB Holdings Benefit Plan (as defined below), should have been classified as an employee or (B) improperly excluding any Person who provides or has provided services to TCB Holdings or the Bank or any of their respective Subsidiaries in any capacity from participating in any TCB Holdings Benefit Plan.

(v)          Except as set forth on Schedule 4.2(r)(v) of the TCB Holdings Disclosure Memorandum, as of the date of this Agreement and to the Knowledge of the TCB Holdings Parties, no employee of TCB Holdings or the Bank (or any of their respective Subsidiaries) with a title of vice president or above has informed TCB Holdings or the Bank (or any of their respective Subsidiaries) of his or her intent to terminate his or her employment.

(vi)          There is no pending or, to the Knowledge of the TCB Holdings Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of TCB Holdings or the Bank or any of their respective Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which would reasonably be expected to have, either individually or in the aggregate, a TCB Holdings Material Adverse Effect, and there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s)          Benefit Plans.

(i)          Set forth on Schedule 4.2(s)(i) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by TCB Holdings or the Bank or any of their respective Subsidiaries for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of TCB Holdings or the Bank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or to or under which TCB Holdings or the Bank or any of their respective Subsidiaries has any Liability, contingent or otherwise (herein referred to collectively as the “TCB Holdings Benefit Plans”), including any and all plans or policies offered to employees of TCB Holdings or the Bank, or any of their respective Subsidiaries, with respect to which TCB Holdings or the Bank or any of their respective Subsidiaries has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“TCB Holdings Voluntary Plans”). The TCB Holdings Parties have previously delivered or made available to Reliant true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth in Schedule 4.2(s)(i) of the TCB Holdings Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by TCB Holdings or the Bank, or any of their respective Subsidiaries, to create any additional TCB Holdings Benefit Plan, to amend any TCB Holdings Benefit Plan (except for amendments required by applicable Law or which do not materially increase the cost of such TCB Holdings Benefit Plan or as contemplated by Section 7.8), or to terminate any TCB Holdings Benefit Plan. Except as set forth in Schedule 4.2(s)(i) of the TCB Holdings Disclosure Memorandum, each TCB Holdings Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, stock option, or salary continuation agreement between TCB Holdings or the Bank or any of their respective Subsidiaries and any current or former director, officer, or employee, complies in all material respects with Section 409A of the Code.

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(ii)          Other than routine claims for benefits thereunder, there is no pending or, to the Knowledge of the TCB Holdings Parties, threatened or anticipated claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding (legal, administrative, or otherwise) relating to any TCB Holdings Benefit Plan which, individually or in the aggregate, is or would reasonably be expected to be material to the TCB Holdings Parties. Except as set forth on Schedule 4.2(s)(ii) of the TCB Holdings Disclosure Memorandum, all of the TCB Holdings Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the TCB Holdings Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and, to the Knowledge of the TCB Holdings Parties, no event has occurred that would reasonably be expected to cause or result in any TCB Holdings Benefit Plan intended to be tax-qualified under Section 401 of the Code to not be so qualified. As of the date of this Agreement, no audit of any TCB Holdings Benefit Plan by the IRS, the United States Department of Labor, or any other Governmental Entity is ongoing or, to the Knowledge of the TCB Holdings Parties, threatened. No audit of any TCB Holdings Benefit Plan by the IRS, the United States Department of Labor, or any other Governmental Entity was ongoing or, to the Knowledge of the TCB Holdings Parties, threatened or closed at any time during the five-year period immediately preceding the date of this Agreement. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any TCB Holdings Benefit Plan that is reasonably likely to result in, or has already resulted in, the imposition of any material penalties or Taxes upon TCB Holdings or the Bank or any of their respective Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)          No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the TCB Holdings Parties or their respective Subsidiaries to be, incurred with respect to any TCB Holdings Benefit Plan that is subject to Title IV of ERISA (a “TCB Holdings Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by TCB Holdings or the Bank or any ERISA Affiliate. No TCB Holdings Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date of this Agreement; the fair market value of the assets of each TCB Holdings Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such TCB Holdings Pension Plan as of the end of the most recent plan year ending prior to the date of this Agreement, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such TCB Holdings Pension Plan as of the date of this Agreement; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any TCB Holdings Pension Plan within the 12-month period ending on the date of this Agreement. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has provided or was or is required to provide security to any TCB Holdings Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries or any ERISA Affiliate, has contributed to or is or has been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

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(iv)          Each TCB Holdings Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “TCB Holdings Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the TCB Holdings Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the TCB Holdings Parties there are no facts or circumstances that would reasonably be expected to result in the revocation of any such determination letter, opinion, or advisory letter. Each TCB Holdings Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such TCB Holdings Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)          Except as set forth on Schedule 4.2(s)(v) of the TCB Holdings Disclosure Memorandum, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has any obligations for post-retirement or post-employment health, medical, dental, vision, or life insurance benefits under any TCB Holdings Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the electing individuals.

(vi)          All contributions and payments required to be made with respect to any TCB Holdings Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TCB Holdings Benefit Plan, have been timely made or paid in full by the applicable due date, with extensions, or to the extent not yet required to be made or paid have been fully reflected or reserved against in the Interim TCB Holdings Financials to the extent required by GAAP or regulatory accounting requirements. Each TCB Holdings Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded TCB Holdings Benefit Plan pays benefits solely from the general assets of TCB Holdings or the Bank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required.

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(vii)          All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) with respect to each TCB Holdings Benefit Plan have been timely filed or distributed in accordance in all material respects with applicable Law. All required Tax filings with respect to each TCB Holdings Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2017, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that would reasonably be expected to result in TCB Holdings or the Bank, or any of their respective Subsidiaries, being required by the Code to file any such Form 8928.

(viii)          Except as set forth on Schedule 4.2(s)(viii) of the TCB Holdings Disclosure Memorandum, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) under or pursuant to which (A) any current or former director, officer, employee, or independent contractor of TCB Holdings or the Bank, or of any of their respective Subsidiaries, is or will be entitled to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) the timing of any payment or vesting will be accelerated, any payment or funding (through a grantor trust or otherwise) of compensation or benefits will be triggered, the amount payable thereunder will be increased, or any withdrawal liability or any other material obligation will be triggered, or (C) there is or will be payable any “excess parachute payment” within the meaning of Section 280G of the Code, the imposition of any Tax under Section 409A of the Code, or the forgiveness of any indebtedness, in each case as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Parent Merger or the Bank Merger, contemplated hereby, either alone or in connection with any other event.

(ix)          Except as set forth on Schedule 4.2(s)(ix) of the TCB Holdings Disclosure Memorandum, each TCB Holdings Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance, in all material respects, with Section 409A of the Code and (A) was administered in good faith compliance, in all material respects, with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) has been administered in compliance, in all material respects, with Section 409A of the Code since January 1, 2009.

(x)          No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from TCB Holdings or the Bank or any of their respective Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required or imposed by Section 409A of the Code.

(xi)          All of the TCB Holdings Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the TCB Holdings Benefit Plans have been approved by the shareholders of TCB Holdings or the Bank, as applicable, or the shareholders of corporations TCB Holdings or the Bank has acquired.

(xii)          All TCB Holdings Voluntary Plans satisfy the regulatory safe-harbor requirements provided for by ERISA in order for such TCB Holdings Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by TCB Holdings or the Bank or any of their respective Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

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(t)          Real and Personal Property.

(i)          Set forth on Schedule 4.2(t)(i) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by TCB Holdings or the Bank or any of their respective Subsidiaries, including without limitation property carried on the books of the Bank as “Other Real Estate Owned” (the “Owned Real Property”), and all real property leased by TCB Holdings or the Bank or any of their respective Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “TCB Holdings Properties”). Except for the TCB Holdings Properties, as of the date of this Agreement, neither TCB Holdings nor the Bank nor any of their respective Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property, other than interests held as a creditor in real property securing Bank Loans. TCB Holdings and the Bank and their respective Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Permitted Liens. Except as set forth on Schedule 4.2(t)(i) of the TCB Holdings Disclosure Memorandum, none of the Owned Real Property is leased by TCB Holdings or the Bank or any of their Subsidiaries. To the Knowledge of the TCB Holdings Parties, there are no material unpaid bills or claims for work performed on or at the TCB Holdings Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which TCB Holdings or the Bank or their respective Subsidiaries lease the Leased Real Property is valid, binding, enforceable, and in full force and effect, and neither TCB Holdings nor the Bank nor any of their respective Subsidiaries, nor to the Knowledge of the TCB Holdings Parties any other party to any such lease, is in breach or default under or in violation of, in any material respect, any provision of any such lease. The TCB Holdings Parties have previously delivered or made available to Reliant a true, correct, and complete copy of each such lease, including all amendments thereto. Except as set forth on Schedule 4.2(t)(i) of the TCB Holdings Disclosure Memorandum, each of the TCB Holdings Properties that is used or held for use by TCB Holdings or the Bank or their respective Subsidiaries in connection with the business or operations of TCB Holdings or the Bank or their respective Subsidiaries (the “TCB Holdings Business Properties”) is in good condition (normal wear and tear excepted), to the Knowledge of the TCB Holdings Parties conforms in all material respects with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the TCB Holdings Parties to be adequate for the current business of the TCB Holdings Parties and their respective Subsidiaries. To the Knowledge of the TCB Holdings Parties, none of the buildings, structures, or other improvements located on any of the TCB Holdings Business Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way, and none of the buildings, structures, or other improvements located on any parcel adjoining any of the TCB Holdings Business Properties encroaches upon or over any portion of the TCB Holdings Business Properties. Except as set forth on Schedule 4.2(t)(i) of the TCB Holdings Disclosure Memorandum, there are no easements of any kind on, in respect of, or affecting the TCB Holdings Business Properties that materially and adversely affect the rights of the TCB Holdings Parties and their respective Subsidiaries to use the TCB Holdings Business Properties for the conduct of their business.

(ii)          The TCB Holdings Parties and their respective Subsidiaries are entitled to and have exclusive possession of the Leased Real Property pursuant to valid and enforceable leases for the Leased Real Property; except as set forth on Schedule 4.2(t)(ii) of the TCB Holdings Disclosure Memorandum, the TCB Holdings Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the TCB Holdings Parties’ or their respective Subsidiaries’ use of the TCB Holdings Properties; and, except as set forth on Schedule 4.2(t)(ii) of the TCB Holdings Disclosure Memorandum, there is no Person in possession or occupation of, or who has any current right to possession or occupation of, the TCB Holdings Properties other than the TCB Holdings Parties and their respective Subsidiaries.

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(iii)          Except as set forth on Schedule 4.2(t)(iii) of the TCB Holdings Disclosure Memorandum, none of the TCB Holdings Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the TCB Holdings Parties have no Knowledge that any of the TCB Holdings Properties, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. To the Knowledge of the TCB Holdings Parties, there are no special, general, or other assessment proceedings affecting the TCB Holdings Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the TCB Holdings Properties as currently used and operated by the TCB Holdings Parties and their respective Subsidiaries.

(iv)          To the Knowledge of the TCB Holdings Parties, none of the TCB Holdings Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. To the Knowledge of the TCB Holdings Parties, the TCB Holdings Business Properties are appropriately zoned for each of the purposes for which they are being used by the TCB Holdings Parties and their respective Subsidiaries.

(v)          Except as set forth on Schedule 4.2(t)(v) of the TCB Holdings Disclosure Memorandum, since January 1, 2017, neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by TCB Holdings or the Bank or any of their respective Subsidiaries in the operation of their business as presently conducted, and there is no pending or, to the Knowledge of the TCB Holdings Parties, threatened governmental action that would, or would reasonably be expected to, prohibit or materially interfere with such access. All existing utilities provided at the TCB Holdings Properties are adequate in all material respects for the TCB Holdings Parties’ and their respective Subsidiaries’ existing use and operation of the TCB Holdings Properties.

(vi)          TCB Holdings and the Bank and their respective Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens, except for Permitted Liens. Each lease pursuant to which TCB Holdings or the Bank, or any of their respective Subsidiaries, leases personal property is valid, binding, enforceable, and in full force and effect, and neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, nor to the Knowledge of the TCB Holdings Parties any other party to any such lease, is in default under or in breach or violation of any provision of any such lease, except for defaults, breaches, or violations that, either individually or in the aggregate, have not had and would not reasonably be expected to have a TCB Holdings Material Adverse Effect. The personal property owned or leased by TCB Holdings and the Bank and their respective Subsidiaries is reasonably considered by the TCB Holdings Parties to be in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of TCB Holdings and the Bank and their respective Subsidiaries in the ordinary course consistent with past practice.

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(u)          Environmental Matters.

(i)          Each of the TCB Holdings Properties is, and has been during the period of TCB Holdings’ or the Bank’s or their respective Subsidiaries’ ownership or operation thereof, in compliance in all material respects with all Environmental Laws, and to the Knowledge of the TCB Holdings Parties each of the TCB Holdings Loan Properties is, and has been during the period of TCB Holdings’ or the Bank’s or their respective Subsidiaries’ possession of a security interest therein, in compliance in all material respects with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of the TCB Holdings Parties, threatened against TCB Holdings or the Bank or any of their respective Subsidiaries, (A) relating to alleged noncompliance with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by TCB Holdings or the Bank or any of their respective Subsidiaries. To the Knowledge of the TCB Holdings Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any TCB Holdings Loan Property (or TCB Holdings or the Bank or any of their respective Subsidiaries in respect of any TCB Holdings Loan Property) (A) relating to alleged noncompliance with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a TCB Holdings Loan Property. Neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, has received any written notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in violation of or have any Liability under any Environmental Law.

(ii)          There are no underground storage tanks at or on any of the TCB Holdings Properties or any other property currently operated by TCB Holdings or the Bank or any of their respective Subsidiaries. Neither TCB Holdings nor the Bank nor any of their respective Subsidiaries, nor to the Knowledge of the TCB Holdings Parties any other Person, has closed or removed any underground storage tank on or from any of the TCB Holdings Properties or any other property operated by TCB Holdings or the Bank or any of their respective Subsidiaries. None of the TCB Holdings Properties is the site of or, to the Knowledge of the TCB Holdings Parties, was formerly the site of a dry cleaning facility.

(iii)          During the period of the TCB Holdings Parties’ and their respective Subsidiaries’ ownership, occupancy, or operation of the TCB Holdings Properties, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the TCB Holdings Parties, prior to the period of the TCB Holdings Parties’ and their respective Subsidiaries’ ownership, occupancy, or operation of the TCB Holdings Properties there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)          The TCB Holdings Parties and their respective Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the TCB Holdings Parties or their respective Subsidiaries, and the TCB Holdings Parties and their respective Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and immediately after the Effective Time.

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(v)          Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of TCB Holdings has received from Olsen Palmer LLC an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be received by the shareholders of TCB Holdings for all the shares of TCB Holdings Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such shareholders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

(w)          Broker Fees.  Except as set forth on Schedule 4.2(w) of the TCB Holdings Disclosure Memorandum, neither TCB Holdings or the Bank or any of their respective Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of TCB Holdings or the Bank or any of their respective Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)          Loan Matters.

(i)          All Loans made, originated, or held by TCB Holdings or the Bank or any of their respective Subsidiaries (collectively, the “Bank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance with all applicable Laws, except, as it relates to clause (3) only, as had not had and would not reasonably be expected to have, either individually or in the aggregate, a TCB Holdings Material Adverse Effect. To the Knowledge of the TCB Holdings Parties, none of the Bank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Bank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii)          Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a TCB Holdings Material Adverse Effect, neither the terms of any Loan held, originated, made, administered, or serviced by TCB Holdings or the Bank or any of their respective Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor TCB Holdings’ or the Bank’s or their respective Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii)          The TCB Holdings Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be as of the Effective Time adequate under all such standards.

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(iv)          Except as set forth on Schedule 4.2(x)(iv) of the TCB Holdings Disclosure Memorandum, none of the Contracts pursuant to which TCB Holdings or the Bank or any of their respective Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of TCB Holdings or the Bank or any of their respective Subsidiaries to repurchase such Loans or interests therein.

(v)          Set forth on Schedule 4.2(x)(v) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date of this Agreement, by TCB Holdings or the Bank or any of their respective Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of TCB Holdings or the Bank or any of their respective Subsidiaries. All such Loans are, and were originated, in compliance in all material respects with all applicable Laws.

(vi)          Set forth on Schedule 4.2(x)(vi) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete listing, as of July 31, 2019, of (A) each borrower, customer, or other Person who has notified TCB Holdings or the Bank or any of their respective Subsidiaries during the past 12 months of, or has asserted against TCB Holdings or the Bank or any of their respective Subsidiaries, any “lender liability” or similar claim; (B) all Loans of TCB Holdings and the Bank and their respective Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by TCB Holdings or the Bank or any of their respective Subsidiaries as “other real estate owned” or real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of July 31, 2019.

(vii)          Except for such exceptions as are not and would not reasonably be expected to be, either individually or in the aggregate, material to the TCB Holdings Parties, each Loan held by TCB Holdings or the Bank or their respective Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected, and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(viii)          To the Knowledge of the TCB Holdings Parties, there are no material oral modifications or amendments related to any Loans held by TCB Holdings or the Bank or their respective Subsidiaries that are not reflected in the written records of the TCB Holdings Parties or their respective Subsidiaries. All Loans held by TCB Holdings or the Bank or their respective Subsidiaries are owned by the TCB Holdings Parties or their respective Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Cincinnati to secure advances therefrom. No claims of defense as to the enforcement of any Loan held by TCB Holdings or the Bank or their respective Subsidiaries have been asserted in writing against the TCB Holdings Parties or their respective Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by TCB Holdings or the Bank or their respective Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third-party servicing.

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(ix)          Neither TCB Holdings or the Bank nor any of their respective Subsidiaries is now or has been since January 1, 2017, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y)          Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business in compliance, in all material respects, with applicable Law, no current or former officer or director of TCB Holdings or the Bank or any of their respective Subsidiaries, or any immediate family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract of TCB Holdings or the Bank or any of their respective Subsidiaries or any property, real or personal, tangible or intangible, of, used in the business of, or owned or leased by TCB Holdings or the Bank or any of their respective Subsidiaries.

(z)          Insurance.  Set forth on Schedule 4.2(z) of the TCB Holdings Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by TCB Holdings or the Bank or any of their respective Subsidiaries, including without limitation bank-owned life insurance (collectively, the “TCB Holdings Insurance Policies”), together with, for each such TCB Holdings Insurance Policy, (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. TCB Holdings and the Bank and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as management and the boards of directors of the TCB Holdings Parties have reasonably determined to be prudent and generally consistent with industry practices. All of the TCB Holdings Insurance Policies are in full force and effect. Neither TCB Holdings or the Bank nor any of their respective Subsidiaries is in default, in any material respect, under any TCB Holdings Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a material default or permit a termination, material modification, or acceleration under any of the TCB Holdings Insurance Policies. All premiums due and payable under or with respect to the TCB Holdings Insurance Policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. To the Knowledge of the TCB Holdings Parties, there is no claim for coverage by TCB Holdings or the Bank or any of their respective Subsidiaries in the amount of $100,000 or more pending under any of the TCB Holdings Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither TCB Holdings nor the Bank nor any of their respective Subsidiaries has received written notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the TCB Holdings Insurance Policies.

(aa)          Investment Securities.  Except as set forth on Schedule 4.2(aa) of the TCB Holdings Disclosure Memorandum, the TCB Holdings Parties and their respective Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the TCB Holdings Parties and their Subsidiaries. Such securities and commodities are valued on the books of the TCB Holdings Parties and their respective Subsidiaries in accordance with GAAP in all material respects. The TCB Holdings Parties and their respective Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the TCB Holdings Parties have made available to Reliant true, correct, and complete copies of, or the material terms of, such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by TCB Holdings or the Bank or any of their respective Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that would materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither TCB Holdings nor the Bank nor any of their respective Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

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(bb)          Securities Transactions.  All offers and sales of securities by TCB Holdings or the Bank or any of their respective Subsidiaries were at all relevant times exempt from, or complied in all material respects with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the TCB Holdings Parties nor, to the Knowledge of the TCB Holdings Parties, any director, officer, or employee of TCB Holdings or the Bank or any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household has purchased or sold, or caused to be purchased or sold, any shares of TCB Holdings Stock or Bank Stock (or other securities issued by TCB Holdings or the Bank) in violation, in any material respect, of any applicable provision of federal or state securities Laws.

(cc)          Transactions with Affiliates.  All “covered transactions” between the Bank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance in all material respects with such provisions of Law.

(dd)          Fiduciary Accounts.  TCB Holdings and the Bank and their respective Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance in all material respects with the terms of all governing documents and applicable Laws. Neither TCB Holdings nor the Bank nor any of their respective Subsidiaries, nor to the Knowledge of the TCB Holdings Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(ee)          Tax Treatment of Transaction.  Other than fluctuations in the relative amounts or value of the Cash Consideration and the Stock Consideration, the TCB Holdings Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff)          CRA, Anti-Money Laundering, OFAC, and Customer Information Security.  The Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The TCB Holdings Parties do not have Knowledge of any facts or circumstances that reasonably would be expected to cause the Bank (i) to be deemed not to be in satisfactory compliance, in any material respect, with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security policies or program adopted by the Bank. To the Knowledge of the TCB Holdings Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause the Bank to undertake any significant remedial action. The board of directors of the Bank has adopted, and the Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(gg)          Internal Controls.  The records, systems, controls, data, and information of the TCB Holdings Parties and their respective Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the TCB Holdings Parties and their respective Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on the TCB Holdings Parties’ or their respective Subsidiaries’ system of internal accounting controls. TCB Holdings and the Bank and their respective Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP for a non-public company that does not file reports under the Exchange Act and that has assets less than $500 million. Except as set forth on Schedule 4.2(gg) of the TCB Holdings Disclosure Memorandum, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that have adversely affected in any material respect, or would reasonably be expected to adversely affect in any material respect, the ability of TCB Holdings or the Bank or their respective Subsidiaries to record, process, summarize, and report financial information. Except as set forth on Schedule 4.2(gg) of the TCB Holdings Disclosure Memorandum, since January 1, 2017, (i) neither the TCB Holdings Parties nor any of their respective Subsidiaries, nor to the Knowledge of the TCB Holdings Parties any director, officer, or employee of the TCB Holdings Parties or any of their respective Subsidiaries, has received any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the TCB Holdings Parties or any of their respective Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the TCB Holdings Parties or any of their respective Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no attorney representing the TCB Holdings Parties or any of their respective Subsidiaries, or any other Person (other than federal and state bank regulatory agencies or authorities in the ordinary course of routine regulatory examinations and visitations), whether or not employed by the TCB Holdings Parties or any of their respective Subsidiaries, has reported evidence of any material violation of securities Laws, breach of fiduciary duty, or material violation of banking or other Laws by the TCB Holdings Parties or any of their respective Subsidiaries, or any of the officers, directors, or employees of the TCB Holdings Parties or any of their respective Subsidiaries, to the board of directors of TCB Holdings or the Bank or any of their respective Subsidiaries (or any committee thereof) or, to the Knowledge of the TCB Holdings Parties, to any director or executive officer of TCB Holdings or the Bank or any of their respective Subsidiaries. Since January 1, 2015, there has occurred no fraud, whether or not material, that involves management or other employees who have a role in the TCB Holdings Parties’ internal controls over financial reporting.

(hh)          Regulatory Capital.  TCB Holdings and the Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

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(ii)          State Antitakeover Laws.  TCB Holdings and the Bank have taken (through their respective boards of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” “takeover,” or “interested shareholder” Law (collectively, “Takeover Laws”).

(jj)          No Further Representations.

(i)          Except for the representations and warranties made by the TCB Holdings Parties in this Article IV (including the related portions of the TCB Holdings Disclosure Memorandum), neither TCB Holdings nor the Bank, nor any other Person, makes or has made any express or implied representation or warranty with respect to TCB Holdings or the Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the TCB Holdings Parties and their respective Subsidiaries, and the TCB Holdings Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TCB Holdings nor the Bank, nor any other Person, makes or has made any representation or warranty to Reliant or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the TCB Holdings Parties or any of their respective Subsidiaries or the respective businesses of the TCB Holdings Parties and their respective Subsidiaries or (ii) except for the representations and warranties made by the TCB Holdings Parties in this Article IV, any oral or written information presented, delivered, or made available to Reliant or any of its Affiliates or representatives in the course of their due diligence investigation of the TCB Holdings Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

(ii)          The TCB Holdings Parties acknowledge and agree that (A) except as expressly set forth in Article V (including the related portions of the Reliant Disclosure Memorandum), neither Reliant nor any other Person makes or has made any express or implied representation or warranty with respect to Reliant or Reliant Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Reliant Parties and their respective Subsidiaries and (B) any such other representations or warranties are specifically disclaimed and the TCB Holdings Parties did not rely on any representation or warranty not contained in Article V (including the related portions of the Reliant Disclosure Memorandum) when making their decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RELIANT

Section 5.1          Reliant Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Reliant has delivered to the TCB Holdings Parties a confidential memorandum (the “Reliant Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of Reliant contained in this Article V, making specific reference in such Reliant Disclosure Memorandum to the section(s) of this Agreement to which such items relate.

Section 5.2          Reliant Representations and Warranties.  Subject to and except as disclosed in the Reliant Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), Reliant hereby represents and warrants to the TCB Holdings Parties as follows:

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(a)          Organization and Qualification.  Reliant is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a financial holding company under the BHCA. Reliant Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of Reliant and Reliant Bank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Reliant and Reliant Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to have a Reliant Material Adverse Effect. Neither Reliant nor Reliant Bank is in violation, in any material respect, of its respective charter or bylaws.

(b)          Subsidiaries.  Each Subsidiary of Reliant (other than Reliant Bank) and each Subsidiary of Reliant Bank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation; has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted; and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to have a Reliant Material Adverse Effect. The ownership interests of Reliant and Reliant Bank in their respective Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a Reliant Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Reliant (other than the Bank) and/or Reliant Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Reliant and/or Reliant Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Reliant and/or Reliant Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests of any Subsidiary of Reliant and/or Reliant Bank or any options, warrants, or other rights to acquire any such capital stock or other equity or ownership interests.  From January 1, 2017, to and including the date of this Agreement, each of Reliant Bank and any other equity holder of Reliant Mortgage Ventures, LLC, a Tennessee limited liability company, has complied with its obligations under the Operating Agreement of Reliant Mortgage Ventures, LLC, except to the extent that noncompliance would not reasonably be expected to have a Reliant Material Adverse Effect.

(c)          Capitalization.  As of the date of this Agreement, the authorized capital stock of Reliant consists of (i) 30,000,000 shares of Reliant Common Stock, of which 11,195,062 shares are issued and outstanding, and (ii) 10,000,000 shares of Reliant Preferred Stock, no shares of which are issued and outstanding. As of the date of this Agreement, the authorized capital stock of Reliant Bank consists of (i) 10,000,000 shares of Reliant Bank Common Stock, of which 3,062,358 shares are issued and outstanding and owned by Reliant, and (ii) 10,000,000 shares of Reliant Bank Preferred Stock, no shares of which are issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of Reliant or Reliant Bank. All of the issued and outstanding shares of Reliant Stock and Reliant Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Reliant Stock or Reliant Bank Stock have been issued in violation of the preemptive or other rights of any Person. Except as set forth on Schedule 5.2(c) of the Reliant Disclosure Memorandum, as of the date of this Agreement, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Reliant to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Reliant Stock, or securities convertible into or exercisable for shares of Reliant Stock, or that require or obligate or could require or obligate Reliant to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Reliant Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Reliant Bank Stock, or securities convertible into or exercisable for shares of Reliant Bank Stock, or that require or obligate or could require or obligate Reliant Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Reliant may vote are issued or outstanding.

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(d)          Authority.  Reliant, and Reliant Bank as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, and filings and registrations referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Reliant and the consummation by the Reliant Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Reliant and Reliant Bank, and no other corporate actions or proceedings on the part of Reliant or Reliant Bank are necessary to authorize the execution and delivery of this Agreement by Reliant and the consummation by Reliant and Reliant Bank of the transactions contemplated hereby, except for the approval of the Bank Merger Agreement by Reliant as the sole shareholder of Reliant Bank. The board of directors of Reliant has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Reliant and its shareholders. This Agreement has been duly and validly executed and delivered by Reliant and, assuming due authorization, execution, and delivery by TCB Holdings and the Bank, constitutes a valid and legally binding obligation of Reliant enforceable against Reliant in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(e)          No Violations.  Neither the execution, delivery, or performance of this Agreement by Reliant nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of the Bank Merger Agreement by Reliant as the sole shareholder of Reliant Bank, violate the charter or bylaws of Reliant or Reliant Bank or (ii) assuming that the consents, approvals, waivers, notices, and filings and registrations referred to in Section 5.2(f) have been obtained, given, and made and all applicable waiting periods have expired, (A) violate in any material respect any Law applicable to the Reliant Parties or any of their respective Subsidiaries, to which the Reliant Parties or any of their respective Subsidiaries (or the properties or assets of the Reliant Parties or any of their respective Subsidiaries) are subject, or by which the Reliant Parties or any of their respective Subsidiaries (or the properties or assets of the Reliant Parties or any of their respective Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the termination, cancellation, or modification of, accelerate the maturity of or the performance required by, or result in the creation of any Lien upon any of the properties or assets of Reliant or Reliant Bank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Reliant or Reliant Bank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Reliant or Reliant Bank, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (ii) above only, for breaches, violations, defaults, terminations, cancellations, modifications, accelerations, or Liens that would not reasonably be expected to have, either individually or in the aggregate, a Reliant Material Adverse Effect.

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(f)          Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by Reliant or Reliant Bank in connection with the execution and delivery of this Agreement by Reliant or the consummation of the Parent Merger, the Bank Merger, or the other transactions contemplated by this Agreement, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, notices, registrations, consents, declarations, and approvals as are required to be made, given, or obtained under or pursuant to applicable federal or state securities Laws or the rules of Nasdaq, including without limitation those required to be made, given, or obtained in connection with the issuance by Reliant of shares of Reliant Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of Reliant Common Stock to be issued as Merger Consideration; (vi) the approval of the Bank Merger Agreement by Reliant as the sole shareholder of Reliant Bank; and (vii) as set forth on Schedule 5.2(f) of the Reliant Disclosure Memorandum. As of the date of this Agreement, Reliant does not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)          Reports.  Reliant and Reliant Bank have filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Reliant Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)          Securities Filings.  Reliant has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that Reliant has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2017 (collectively, the “Reliant Securities Filings”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), none of the Reliant Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), the Reliant Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Reliant Securities Filings.

(i)          Financial Statements.  The consolidated financial statements of Reliant and its Subsidiaries included in the Reliant Securities Filings (including the related notes, where applicable) (the “Reliant Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of Reliant and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the Reliant Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such Reliant Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Reliant and its Subsidiaries have since January 1, 2017, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2017, no independent public accounting firm of Reliant has resigned (or informed Reliant that it intends to resign) or been dismissed as independent public accountants of Reliant as a result of or in connection with any disagreements with Reliant on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

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(j)          Undisclosed Liabilities.  Neither Reliant nor any of its Subsidiaries has, or has incurred, any Liability, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of Reliant and its Subsidiaries as of June 30, 2019, included in Reliant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (the “Second Quarter 10-Q”), (ii) off-balance sheet Liabilities disclosed in the Second Quarter 10-Q, (iii) Liabilities incurred since June 30, 2019, in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Reliant Material Adverse Effect, and (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k)          Absence of Certain Changes or Events.  Since (and including) January 1, 2019, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a Reliant Material Adverse Effect.

(l)          Litigation.  There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of Reliant, threatened against Reliant or Reliant Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of Reliant or Reliant Bank or any of their respective Subsidiaries in his or her capacity as such, any Reliant Benefit Plan (as defined below), or any property, asset, right, or interest of Reliant or Reliant Bank or any of their respective Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a Reliant Material Adverse Effect, and, to the Knowledge of Reliant, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither Reliant nor Reliant Bank nor any of their respective Subsidiaries, nor any of the properties or assets of Reliant or Reliant Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that, individually or in the aggregate, has had or would reasonably be expected to have a Reliant Material Adverse Effect.

(m)          Regulatory Actions.  Since January 1, 2017, neither Reliant nor Reliant Bank has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of Reliant, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Reliant or Reliant Bank or any of their respective Subsidiaries. Since January 1, 2017, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Reliant or Reliant Bank or any of their respective Subsidiaries.

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(n)          Compliance with Laws; Deposit Insurance.

(i)          The Reliant Parties and their respective Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all applicable Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws, either individually or in the aggregate, has not had and would not reasonably be expected to have a Reliant Material Adverse Effect. Except in each case as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Reliant Material Adverse Effect, the Reliant Parties and their respective Subsidiaries have, and have at all times since January 1, 2017 had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect. To the Knowledge of Reliant, no termination, suspension, or cancellation of any such permit, license, franchise, certificate of authority, order, authorization, or approval is threatened.

(ii)          The deposits of Reliant Bank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and Reliant Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Reliant, threatened.

(iii)          Since January 1, 2017, each of the principal executive officer and the principal financial officer of Reliant (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Reliant Securities Filings, and the statements contained in such certifications are true and accurate in all material respects, and Reliant has, since January 1, 2017, been in compliance with all other applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, either individually or in the aggregate, a Reliant Material Adverse Effect. For purposes of this Section 5.2(n)(iii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

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(o)          Taxes.

(i)          The Reliant Parties have timely filed all material Tax Returns required to be filed by or with respect to them (collectively, the “Reliant Returns”). All of the Reliant Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all material Taxes due and payable by the Reliant Parties and their respective Subsidiaries with respect to the periods covered by such Reliant Returns have been paid (whether or not shown on any Reliant Returns). No written claim (whether formal or informal) has been made in the past three years against the Reliant Parties or any of their respective Subsidiaries by a Governmental Entity in a jurisdiction where Reliant or Reliant Bank or their respective Subsidiaries do not file Tax Returns that Reliant or Reliant Bank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii)          All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Reliant Parties or any of their respective Subsidiaries for current Tax periods have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, has not had and would not reasonably be expected to have a Reliant Material Adverse Effect. All Taxes that the Reliant Parties or any of their respective Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Reliant Parties and their respective Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Reliant Parties and their respective Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Reliant Material Adverse Effect.

(iii)          Reliant has not received written notice from any Governmental Entity that any audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending and, to the Knowledge of Reliant, no such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding has been threatened against or with respect to the Reliant Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of Reliant there are no facts or circumstances that would reasonably be expected to give rise to any such deficiency assessment or refund litigation. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Reliant Parties or any of their respective Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Reliant Parties or any of their respective Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority in the past three years that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency of Reliant or any of its Subsidiaries for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Reliant Parties or any of their respective Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(iv)          The Reliant Parties are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and none of the Reliant Parties have at any time engaged in any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any transaction that would have been a “reportable transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Reliant Parties. No Reliant Party has entered into any Tax shelter or listed transaction with no valid business purpose other than the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Reliant Parties have disclosed on all Reliant Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

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(p)          Labor and Employment Matters.  The Reliant Parties are in compliance in all material respects with all applicable Laws respecting employment, retention and classification of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There is no pending or, to the Knowledge of Reliant, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Reliant or Reliant Bank or any of their respective Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Reliant Material Adverse Effect, and to the Knowledge of Reliant there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(q)          Benefit Plans.

(i)          As used in this Section 5.2(q), the term “Reliant Benefit Plan” means any pension, retirement, salary continuation, stock option, restricted stock, restricted stock unit, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by Reliant or Reliant Bank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of Reliant or Reliant Bank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or to or under which Reliant or Reliant Bank or an ERISA Affiliate has any Liability.

(ii)          Other than routine claims for benefits thereunder, there is no pending or, to the Knowledge of Reliant, threatened or anticipated claim, litigation, action, suit, audit, arbitration, mediation, or other proceeding (legal, administrative, or otherwise) relating to any Reliant Benefit Plan which, individually or in the aggregate, is or would reasonably be expected to be material to the Reliant Parties. All of the Reliant Benefit Plans have been established, maintained, and administered in compliance in all material respects with applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all contracts or agreements establishing the Reliant Benefit Plans or pursuant to which they are maintained or administered. As of the date of this Agreement, no audit of any Reliant Benefit Plan by the IRS, the United States Department of Labor, or any other Governmental Entity is ongoing or, to the Knowledge of Reliant, threatened.

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(iii)          Each Reliant Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Reliant Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of Reliant there are no facts or circumstances that would reasonably be expected to result in the revocation of any such determination letter, opinion, or advisory letter.

(r)          Information Technology Systems. The Reliant Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (i) their information technology systems and software owned or purported to be owned by them and (ii) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Reliant Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The Reliant Parties and their Subsidiaries are in compliance in all material respects with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Reliant Parties pursuant to 12 C.F.R. Part 364, and all applicable card association rules and the payment card industry data security standards. Since January 1, 2017, there have not been any written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Reliant Parties’ or their Subsidiaries’ information technology systems or (ii) Reliant Data (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(s)          Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of Reliant has received from Hovde Group, LLC an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration and Option Consideration to be paid by Reliant in connection with the Merger are fair from a financial point of view to the shareholders of Reliant, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(t)          Broker Fees.  Except as set forth on Schedule 5.2(t) of the Reliant Disclosure Memorandum, neither the Reliant Parties nor any of their respective officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Reliant Parties, in connection with this Agreement or the transactions contemplated hereby.

(u)          Loan Matters.

(i)          All Loans made, originated, or held by Reliant, Reliant Bank, or any of their respective Subsidiaries (collectively, the “Reliant Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of Reliant Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance with all applicable Laws, except, as it relates to clause (3) only, as had not had and would not reasonably be expected to have, either individually or in the aggregate, a Reliant Material Adverse Effect. The notes or other evidences of indebtedness evidencing the Reliant Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

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(ii)          Reliant Bank’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with its existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be as of the Effective Time adequate under all such standards.

(iii)          Except for such exceptions as are not and would not reasonably be expected to be, either individually or in the aggregate, material to the Reliant Parties, each Loan held by Reliant Bank (A) is evidenced by notes, agreements, or other evidences of indebtedness that, to the Knowledge of Reliant, are true, genuine, and what they purport to be, (B) to the extent secured, has, to the Knowledge of Reliant, been secured by valid Liens which have been perfected, and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(iv)          The Reliant Parties are not now, and have not been since January 1, 2017, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(v)          Insurance.  The Reliant Parties and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of the Reliant Parties and their respective Subsidiaries has reasonably determined to be prudent and generally consistent with industry practice. To the Knowledge of Reliant, the policies of insurance currently held or maintained by the Reliant Parties or any of their respective Subsidiaries (the “Reliant Insurance Policies”) are in full force and effect. Neither the Reliant Parties nor any of their respective Subsidiaries is in default, in any material respect, under the Reliant Insurance Policies, and all premiums due and payable under or in respect of the Reliant Insurance Policies have been timely and fully paid. To the Knowledge of Reliant, there is no claim for coverage by the Reliant Parties or any of their respective Subsidiaries in the amount of $500,000 or more pending under any of the Reliant Insurance Policies as to which coverage has been denied or disputed, and the Reliant Parties have not received written notice of any termination of any of the Reliant Insurance Policies.

(w)          Tax Treatment of Transaction.  Other than fluctuations in the relative amounts or value of the Cash Consideration and the Stock Consideration, Reliant has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(x)          CRA, Anti-Money Laundering, OFAC, and Customer Information Security.  Reliant Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. Reliant has no Knowledge of any facts or circumstances that would reasonably be expected to cause Reliant Bank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security policies or program adopted by Reliant Bank. To the Knowledge of Reliant, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause Reliant Bank to undertake any significant remedial action. The board of directors of Reliant Bank has adopted, and Reliant Bank has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Reliant Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(y)          Internal Controls.  Reliant (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to Reliant’s outside auditors and the audit committee of Reliant’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Reliant’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Reliant’s internal control over financial reporting. To the Knowledge of Reliant, as of the date of this Agreement, there is no reason to believe that Reliant’s outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations actually required of such Persons pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, at any time prior to the Closing Date.

(z)          Regulatory Capital.  Reliant and Reliant Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(aa)          No Further Representations.

(i)          Except for the representations and warranties made by Reliant in this Article V (including the related portions of the Reliant Disclosure Memorandum), neither Reliant nor any other Person makes or has made any express or implied representation or warranty with respect to Reliant or Reliant Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Reliant Parties and their respective Subsidiaries, and Reliant hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Reliant nor any other Person makes or has made any representation or warranty to the TCB Holdings Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Reliant Parties or any of their respective Subsidiaries or the respective businesses of the Reliant Parties and their respective Subsidiaries or (ii) except for the representations and warranties made by Reliant in this Article V, any oral or written information presented, delivered, or made available to the TCB Holdings Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the Reliant Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

(ii)          Reliant acknowledges and agrees that (A) except as expressly set forth in Article IV (including the related portions of the TCB Holdings Disclosure Memorandum), neither TCB Holdings or the Bank nor any other Person makes or has made any express or implied representation or warranty with respect to TCB Holdings or the Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the TCB Holdings Parties and their respective Subsidiaries and (B) any such other representations or warranties are specifically disclaimed and Reliant did not rely on any representation or warranty not contained in Article IV (including the related portions of the TCB Holdings Disclosure Memorandum) when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

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ARTICLE VI
CONDUCT PENDING THE PARENT MERGER

Section 6.1          TCB Holdings Parties Forbearances.  Except as expressly permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Reliant, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither TCB Holdings nor the Bank shall, and each of TCB Holdings and the Bank shall cause each of its Subsidiaries not to:

(a)          Conduct its business other than in the regular, ordinary, and usual course consistent in all material respects with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships and retain the services of its current officers and employees; or take any action that would reasonably be expected to adversely affect or delay, in any material respect, its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than 12 months; prepay any indebtedness or other similar arrangements so as to cause TCB Holdings or the Bank or any of their respective Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 12 months or less;

(c)          Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution (cash, stock, or otherwise) on or in respect of its capital stock, other than dividends by the Bank to TCB Holdings for the purpose of funding the payment by TCB Holdings of expenses incurred by TCB Holdings in connection with the transactions contemplated by this Agreement or as set forth on Schedule 6.1(c) of the TCB Holdings Disclosure Memorandum; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of TCB Holdings Options outstanding as of the date hereof; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

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(d)          Other than in the ordinary course of business, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “other real estate owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)          Acquire or make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a Bank Loan pursuant to which the Bank accepts assets or collateral), or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)          Enter into, renew, fail to renew, materially amend, modify, cancel, or terminate any new or existing TCB Holdings Material Contract;

(g)          Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,250,000 or (ii) Loans as to which the TCB Holdings Parties and their respective Subsidiaries have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the TCB Holdings Disclosure Memorandum; provided, however, that neither TCB Holdings nor the Bank, nor any of their respective Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $2,750,000;

(h)          Extend credit to, directly or indirectly, any Person who has a Loan with TCB Holdings or the Bank or any of their respective Subsidiaries that is classified by TCB Holdings or the Bank (or any of their respective Subsidiaries) or the FDIC or the TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Classified Borrower”), except in conformity with existing lending practices and regulatory requirements and where all outstanding Loans and commitments for Loans to such Classified Borrower and such Classified Borrower’s family members and Affiliates do not and would not exceed $200,000 in the aggregate;

(i)          Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Classified Borrower and such Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(j)          Except in compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of TCB Holdings or the Bank or any of their respective Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)          Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to TCB Holdings or the Bank or any of their respective Subsidiaries in the ordinary course of business, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000, individually, or $100,000, in the aggregate (net of any insurance proceeds or indemnity, contribution, or similar payments actually received by TCB Holdings, the Bank, or their Subsidiaries in connection therewith), or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

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(l)          Except as required by the terms of any written agreement or TCB Holdings Benefit Plan, in each case in effect as of the date of this Agreement and previously provided to Reliant, increase in any manner the salary, wages, bonuses, compensation, or benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases for non-executive officers in the ordinary course of business consistent with past practice not exceeding, in the aggregate, 3% of the wage and salary expense for non-executive officers for fiscal year 2018), or pay any bonus (other than in the ordinary course of business consistent with past practice), pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; except as set forth on Schedule 6.1(l) of the TCB Holdings Disclosure Memorandum, become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of senior vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $100,000, except as may be necessary to replace an employee (other than an officer with a title of senior vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)          Amend its charter, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n)          Purchase any debt security, including mortgage-backed and mortgage-related securities, other than (i) United States government and United States government agency securities with final maturities of less than two years, (ii) mortgage-backed and mortgage-related securities with weighted average lives of no more than five years, and (iii) municipal securities with call dates within seven years of the issuance of the securities;

(o)          Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date of this Agreement which are disclosed on Schedule 6.1(o) of the TCB Holdings Disclosure Memorandum;

(p)          Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(q)          Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

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(r)          Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit (or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon), investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of, or as required by policies of, a Governmental Entity;

(s)          Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to Reliant;

(t)          Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt any material method of accounting with respect to Taxes or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(u)          Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the TCB Holdings Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(v)          Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP, regulatory guidelines, or policies imposed by any Governmental Entity;

(w)          Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(x)          Make any written communications to the officers or employees of the TCB Holdings Parties or their respective Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the TCB Holdings Parties or their respective Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement and that are different than or include material information not included in prior communications, without first providing Reliant a copy or written description of the intended communication and providing Reliant with a reasonable period of time to review and comment on the communication;

(y)          Except for non-structural repairs and maintenance, engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(z)          Subject any of its properties or assets to any Lien (other than (A) Permitted Liens, (B) Liens existing as of the date of this Agreement, and (C) other than in connection with securing advances, repurchase agreements, and other borrowings from a Federal Home Loan Bank and transactions in federal funds);

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(aa)          Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(bb)          Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2          Reliant Forbearances.  Except as expressly permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of TCB Holdings, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, Reliant shall not, and Reliant shall cause its Subsidiaries not to:

(a)          Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships;

(b)          Amend its charter or bylaws in a manner that would materially and adversely affect the holders of TCB Holdings Common Stock, as prospective holders of Reliant Common Stock, relative to other holders of Reliant Common Stock;

(c)          Merge or consolidate Reliant or Reliant Bank with any other Person, or engage in any similar business combination transaction, in either case where Reliant or Reliant Bank, as applicable, is not the surviving Person;

(d)          Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Parent Merger set forth in Article VIII not being satisfied or (ii) a breach or violation of any provision of this Agreement;

(e)          Take any action or fail to take any action, which action or failure to act would prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f)          Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3          Absence of Control.  It is the mutual intent of the Parties that (a) Reliant shall not by reason of this Agreement be deemed to control, directly or indirectly, TCB Holdings or the Bank or any of their respective Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of TCB Holdings or the Bank or any of their respective Subsidiaries and (b) the TCB Holdings Parties shall not by reason of this Agreement be deemed to control, directly or indirectly, Reliant or any its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Reliant or any its Subsidiaries.

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ARTICLE VII
COVENANTS

Section 7.1          Acquisition Proposals.

(a)          The TCB Holdings Parties shall, and shall direct and use their reasonable best efforts to cause their respective Subsidiaries and their and their respective Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the TCB Holdings Parties or any of their respective Subsidiaries) to, immediately cease and cause to be terminated any current activities, discussions, or negotiations with any Person other than Reliant and Reliant Bank and their respective directors, officers, employees, agents, and representatives with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use their reasonable best efforts to enforce, and will direct and use their reasonable best efforts to cause their respective Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the TCB Holdings Parties or any of their respective Subsidiaries thereunder.

(b)          From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the TCB Holdings Parties shall not, and shall direct and cause their respective Subsidiaries and their and their respective Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the TCB Holdings Parties or any of their respective Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information or assistance), or take any other action to knowingly facilitate or that could reasonably be expected to result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the TCB Holdings Parties or any of their respective Subsidiaries to any Person other than Reliant and Reliant Bank relating to or in connection with any Acquisition Proposal or any inquiry, indication, proposal, solicitation, or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than Reliant and Reliant Bank and their respective directors, officers, employees, agents, and representatives, regarding any Acquisition Proposal; (iv) approve, recommend, execute, enter into, or consummate any indication of interest, letter of intent, or other Contract (whether or not binding) relating to any Acquisition Proposal (other than a confidentiality agreement referred to below in, and entered into in accordance with, this Section 7.1(b)) or requiring the TCB Holdings Parties to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that, prior to the approval of this Agreement by the shareholders of TCB Holdings, if the TCB Holdings board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, the TCB Holdings Parties may, in response to a bona fide written Acquisition Proposal not solicited in violation of this Section 7.1 that the TCB Holdings board of directors determines in good faith constitutes or is reasonably likely to result in a Superior Proposal, and subject to providing 48 hours prior written notice of their decision to take such action to Reliant and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the TCB Holdings Parties and their Subsidiaries to any Person making such Acquisition Proposal pursuant to a confidentiality agreement containing terms no more favorable to such Person than the terms contained in the Reliant Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the TCB Holdings Parties) and (B) participate in discussions or negotiations with such Person regarding such Acquisition Proposal.

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(c)          In addition to the obligations of the TCB Holdings Parties set forth above, the TCB Holdings Parties shall promptly (within not more than 24 hours) advise Reliant orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry, indication, proposal, solicitation, or offer which could reasonably be expected to lead to an Acquisition Proposal, and shall keep Reliant informed, on a prompt basis, of any material changes in the status thereof, including the material terms and conditions thereof and any changes thereto, and shall provide to Reliant any written materials received by the TCB Holdings Parties or any of their Subsidiaries in connection therewith. Additionally, the TCB Holdings Parties shall promptly provide or make available to Reliant all non-public information provided or made available to any third party pursuant to this Section 7.1 which has not been previously provided or made available to Reliant.

(d)          For the avoidance of doubt, the TCB Holdings Parties expressly agree that any breach or violation of any provision of this Section 7.1 by any of their respective Subsidiaries or by any of their or their respective Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the TCB Holdings Parties for which the TCB Holdings Parties shall be responsible.

(e)          Nothing contained in this Section 7.1 shall prevent TCB Holdings or the Bank or their respective boards of directors from (i) taking the actions permitted by Section 7.7(b) and Section 9.1(i) of this Agreement or (ii) informing any Person who submits an unsolicited Acquisition Proposal of the TCB Holdings Parties’ obligations pursuant to this Section 7.1.

Section 7.2          Notice of Certain Matters.  Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement; provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a TCB Holdings Material Adverse Effect (as to any notice required to be given by the TCB Holdings Parties) or a Reliant Material Adverse Effect (as to any notice required to be given by Reliant); or (c) would, or would reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. The failure of a Party to comply with this Section 7.2 shall not in and of itself constitute the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied unless the underlying fact, event, occurrence, circumstance, or condition would independently result in the failure of a condition set forth in Section 8.2 or Section 8.3 to be satisfied.

Section 7.3          Access and Information.

(a)          Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the TCB Holdings Parties and compliance by the TCB Holdings Parties with their covenants and agreements set forth herein, and preparing for the Parent Merger and the other matters contemplated by this Agreement (including for purposes of integration planning), the TCB Holdings Parties shall, and shall cause their respective Subsidiaries to, afford to Reliant and Reliant Bank and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by Reliant and Reliant Bank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the TCB Holdings Parties and their respective Subsidiaries, as well as such other information relating to the TCB Holdings Parties or their respective Subsidiaries as Reliant and Reliant Bank may reasonably request. Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of Reliant and compliance by Reliant with its covenants and agreements set forth herein, Reliant shall, and shall cause its Subsidiaries to, afford to the TCB Holdings Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the TCB Holdings Parties) reasonable access during normal business hours to such information relating to Reliant or its Subsidiaries as the TCB Holdings Parties may reasonably request.

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(b)          From the date of this Agreement until the Effective Time, each of the TCB Holdings Parties shall reasonably promptly furnish to Reliant (i) a copy of any material report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the TCB Holdings Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their respective Subsidiaries’ businesses, properties, assets, or personnel as Reliant may reasonably request. Additionally, prior to the Effective Time, TCB Holdings shall deliver to Reliant (i) as soon as reasonably practicable, but in no event more than 45 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statement of income as of the end of and for such quarter prepared in a manner consistent with the Interim Financial Statements and (ii) as soon as reasonably practicable, but in no event more than 60 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive earnings, changes in stockholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of TCB Holdings’ independent accountant(s)) prepared in all material respects in accordance with GAAP.

(c)          Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither the TCB Holdings Parties or Reliant nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of their respective customers, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)          The TCB Holdings Confidentiality Agreement and Reliant Confidentiality Agreement, to the extent the same are not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Parent Merger occurs, in accordance with their respective terms, and each of TCB Holdings and the Bank, on the one hand, and Reliant, on the other hand, shall hold all information furnished by or on behalf of any other Party or any of such other Party’s respective Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the TCB Holdings Confidentiality Agreement and Reliant Confidentiality Agreement, respectively.

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Section 7.4          Regulatory Filings; Consents and Approvals.

(a)          The Parties shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of the Regulatory Approvals. Reliant shall use its reasonable best efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Parent Merger or Bank Merger within 45 days after the date of this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that Reliant shall not be required to provide or make available to the TCB Holdings Parties the portions of any filing made with a Governmental Entity for which confidential treatment is requested. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Parent Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b)          Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary or advisable in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their respective Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5          Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6          Publicity.  The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Parent Merger and the Bank Merger, contemplated hereby, and no Party shall issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure that legal counsel to such Party determines is necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

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Section 7.7          TCB Holdings Shareholders Meeting.

(a)          TCB Holdings and its board of directors shall take, in accordance with applicable Law and TCB Holdings’ charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of TCB Holdings’ shareholders (including any adjournment or postponement thereof, the “TCB Holdings Meeting”) for the purpose of TCB Holdings’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by TCB Holdings’ shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of Reliant (which approval shall not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of TCB Holdings’ shareholders at the TCB Holdings Meeting. Subject to Section 7.7(b), (i) TCB Holdings and its board of directors shall at all times prior to and during the TCB Holdings Meeting recommend to TCB Holdings’ shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval, and (ii) neither TCB Holdings nor its board of directors shall withdraw, modify, or qualify in any manner adverse to Reliant its recommendation that TCB Holdings’ shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (any of such prohibited actions a “Change of Recommendation”). Notwithstanding any Change of Recommendation, unless this Agreement has been terminated, the TCB Holdings Meeting shall be convened and this Agreement shall be submitted to the shareholders of TCB Holdings at the TCB Holdings Meeting for the purpose of TCB Holdings’ shareholders considering and voting on approval of this Agreement and any other matters required to be approved by TCB Holdings’ shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, neither TCB Holdings nor the Bank shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b)          Notwithstanding Section 7.7(a), the TCB Holdings board of directors may make a Change of Recommendation if, but only if:

(i)          the TCB Holdings Parties have complied in all material respects with Section 7.1;

(ii)          The TCB Holdings board of directors determines in good faith (after consultation with and receiving and considering the advice of outside legal counsel and its financial advisors) that its failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(iii)          In the event the Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the TCB Holdings board of directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, (B) TCB Holdings notifies Reliant at least five Business Days prior to making the Change of Recommendation of its intention to make such Change of Recommendation in response to such Superior Proposal, and furnishes to Reliant the identity of the Person making such Superior Proposal, a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and a reasonable description of the events or circumstances giving rise to its determination to take such action, (C) prior to effecting the Change of Recommendation, the TCB Holdings Parties negotiate, and cause their financial, legal, and other advisors to negotiate, in good faith with Reliant, during the five Business Day period following TCB Holdings’ delivery of the notice referred to in clause (B) above (to the extent Reliant desires to so negotiate), to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) after the conclusion of such five Business Day period, the TCB Holdings board of directors determines in good faith, after giving effect to all of the adjustments (if any) which may be offered by Reliant pursuant to clause (C) above, that such Acquisition Proposal continues to constitute a Superior Proposal.

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(c)          TCB Holdings shall adjourn or postpone the TCB Holdings Meeting if (i) as of the date of the TCB Holdings Meeting there are insufficient shares of TCB Holdings Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the TCB Holdings Meeting, (ii) as of the date of the TCB Holdings Meeting TCB Holdings has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of TCB Holdings in accordance with TCB Holdings’ charter and bylaws and applicable Law, or (iii) required by applicable Law in order to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to TCB Holdings’ shareholders a reasonable amount of time prior to the TCB Holdings Meeting; provided that, in the case of clauses (i) and (ii), TCB Holdings shall not be required to adjourn or postpone the TCB Holdings Meeting more than two times.

Section 7.8          Employee and Benefit Matters.

(a)          Subject to applicable Law and the terms of Reliant’s and Reliant Bank’s employee benefit plans, Reliant or Reliant Bank will, as soon as reasonably practicable after the Effective Time, provide employees of the Bank who become employees of Reliant Bank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Reliant Bank. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Reliant or Reliant Bank, excluding both any retiree health care plans or programs maintained by Reliant or Reliant Bank and any equity compensation or deferred compensation plans or arrangements maintained by Reliant or Reliant Bank (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, Reliant or Reliant Bank, as appropriate, will recognize all years of service of Continuing Employees with the TCB Holdings Parties for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding TCB Holdings Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, Reliant or Reliant Bank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar TCB Holdings Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, Reliant or Reliant Bank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding TCB Holdings Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, Reliant and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

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(b)          To the extent permitted by applicable Law, at the request of Reliant, the TCB Holdings Parties shall take, and shall cause their respective Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by Reliant that are necessary or appropriate to (i) cause one or more of the TCB Holdings Benefits Plans (including without limitation the Community Bank & Trust 401(k) Plan) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any TCB Holdings Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any TCB Holdings Benefit Plan for such period as may be requested by Reliant, or (iv) facilitate the merger of any TCB Holdings Benefit Plan into any employee benefit plan maintained by Reliant or its Subsidiaries; provided that the TCB Holdings Parties shall be entitled to take all actions reasonably necessary or appropriate to cause the termination of and distribution of the accrued benefits under the TCB Holdings Benefits Plans set forth on Schedule 7.8(b) of the TCB Holdings Disclosure Memorandum as of or immediately prior to the Effective Time, regardless of whether such actions are requested by Reliant. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.8(b) shall be subject to Reliant’s prior review and approval, which approval shall not be unreasonably withheld.

(c)          Reliant or Reliant Bank will provide to (i) employees of the Bank immediately prior to the Effective Time who are not offered continued employment with Reliant or one of its Subsidiaries and (ii) Continuing Employees whose employment is involuntarily terminated by Reliant or its Subsidiaries without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.8(c) of the Reliant Disclosure Memorandum taking into account the number of years of service of the Severed Employees with the TCB Holdings Parties prior to the Effective Time and with Reliant and its Subsidiaries thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form reasonably acceptable to Reliant. Any such payments of severance benefits (including the timing of the same) shall be in compliance with, or exempt from, Section 409A of the Code. For purposes of this Section 7.8(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and Reliant and/or its Subsidiaries (as successor to TCB Holdings or the Bank or otherwise) on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to Reliant or its Subsidiaries, (ii) the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for Reliant or its Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of Reliant or its Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and Reliant or its Subsidiaries are parties.

(d)          From and after the Effective Time, Reliant and/or Reliant Bank, as applicable, shall assume and honor in accordance with their terms all written employment, severance, and change in control agreements between the TCB Holdings Parties or their Subsidiaries and any of their respective employees which are not terminated prior to or in connection with the consummation of the transactions contemplated in this Agreement and are in effect immediately prior to the Effective Time.

(e)          The Parties will establish a cash-based retention program in the aggregate dollar amount, and subject to the terms, conditions, and restrictions, set forth in Schedule 7.8(e) of the Reliant Disclosure Memorandum to promote employee retention and to incentivize employee efforts to consummate the Parent Merger and the Bank Merger.

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(f)          This Section 7.8 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8. Nothing contained in this Section 7.8, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of TCB Holdings, the Bank, the Surviving Corporation, Reliant, or Reliant Bank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.8 shall not create any right in any employee of TCB Holdings or the Bank or any of their respective Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, Reliant, or Reliant Bank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, Reliant, or Reliant Bank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.9          Indemnification.

(a)          For a period of three years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of TCB Holdings and the Bank, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of TCB Holdings or the Bank or was serving at the request of TCB Holdings or the Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the charter and bylaws of TCB Holdings or the Bank as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b)          Any Indemnified Party wishing to claim indemnification under this Section 7.9, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(c)          Prior to the Effective Time the TCB Holdings Parties shall obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the TCB Holdings Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by the TCB Holdings Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by the TCB Holdings Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of Reliant, the TCB Holdings Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 175% of the most recent annual premium paid by the TCB Holdings Parties for their existing directors’ and officers’ liability insurance policy.

(d)          In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.9.

(e)          Any indemnification payments made pursuant to this Section 7.9 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.10          Estoppel Letters.  The TCB Holdings Parties shall use commercially reasonable efforts to obtain and deliver to Reliant prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to Reliant in its reasonable discretion.

Section 7.11          Registration Statement

(a)          As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and Reliant will file with the SEC the Proxy Statement/Prospectus and the Registration Statement (which will include the Proxy Statement/Prospectus), for the purpose, among other things, of registering the Reliant Common Stock that will be issued to holders of TCB Holdings Common Stock in connection with the Parent Merger pursuant to Article III of this Agreement. The prospectus that is included in the Proxy Statement/Prospectus and the Registration Statement will comply in all material respects with all of the requirements of the Securities Act and the Exchange Act (and the rules and regulations thereunder) applicable thereto. Reliant shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon as reasonably practicable after the filing thereof, to register or exempt from registration the Reliant Common Stock to be issued to holders of TCB Holdings Common Stock as Merger Consideration under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement, and the TCB Holdings Parties shall furnish all information concerning the TCB Holdings Parties and their Subsidiaries, directors, officers, and shareholders as may be reasonably requested by Reliant in connection with the same. Reliant shall be responsible for preparing and filing the Registration Statement and TCB Holdings shall be primarily responsible for preparing the proxy statement that is included in the Proxy Statement/Prospectus, provided that Reliant and TCB Holdings shall to the extent practicable afford the other Party and its legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and the Proxy Statement/Prospectus before it is mailed to the shareholders of TCB Holdings and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

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(b)          The Parties shall cooperate in the preparation of the Registration Statement and the Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of TCB Holdings for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Proxy Statement/Prospectus. The TCB Holdings Parties expressly agree to cooperate with Reliant and its legal, financial, and accounting advisors in requesting and obtaining reasonably requested opinions, consents, and letters from its legal and financial advisors and independent auditors, and in taking such other actions as may be reasonably requested by Reliant, in connection with the Registration Statement or the Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of TCB Holdings or at the time of the TCB Holdings Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The prospectus that is included in the Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Proxy Statement/Prospectus, or other document, as applicable.

Section 7.12          Nasdaq Listing.  Reliant shall use its commercially reasonable efforts to cause the shares of Reliant Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

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Section 7.13          Notice of Dissenters’ Rights Matters.  The TCB Holdings Parties shall give Reliant prompt written notice of their receipt of any notice, demand, or other instrument or written communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of TCB Holdings pursuant to Chapter 23 of the Corporation Act.

Section 7.14          Exemption from Section 16(b) Liability.  Reliant acknowledges that, in order to most effectively compensate and retain those officers of the TCB Holdings Parties, if any, that will become officers of Reliant subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with or as a result of the transactions contemplated by this Agreement (the “TCB Holdings Insiders”), it is desirable that the TCB Holdings Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion or exchange of shares of TCB Holdings Common Stock in the Parent Merger, and for that compensatory and retentive purpose agrees to the provisions of this Section 7.14. The board of directors of Reliant, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause any acquisitions of Reliant Common Stock by TCB Holdings Insiders as Merger Consideration in accordance with Article III of this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 7.15          Takeover Laws.  Neither TCB Holdings or the Bank nor their respective boards of directors shall take any action that would cause any Takeover Law to become applicable to this Agreement or the Parent Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) this Agreement and the Parent Merger, the Bank Merger, and the other transactions contemplated by this Agreement from any applicable Takeover Law now or hereafter in effect. If any Takeover Law should become, or should purport to be, applicable to the transactions contemplated by this Agreement, TCB Holdings and the Bank and their respective boards of directors will grant such approvals and take such other actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 7.16          Litigation and Claims.  The TCB Holdings Parties shall notify Reliant in writing of any litigation, suit, action, arbitration, hearing, investigation, or other proceeding instituted, initiated, or commenced, or to the Knowledge of the TCB Holdings Parties threatened to be instituted, initiated, or commenced, against the TCB Holdings Parties or any of their directors, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement. The TCB Holdings Parties shall give Reliant the opportunity to participate in (but not control), at its own expense, the defense or settlement of any shareholder litigation against the TCB Holdings Parties or any of their directors, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Reliant’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 7.17          Dividend Reinvestment Plan.  Promptly following the TCB Holdings Parties’ execution of this Agreement, TCB Holdings shall take all action necessary to suspend the Tennessee Community Bank Holdings, Inc. 2017 Dividend Reinvestment Plan (the “TCB Holdings DRIP”) effective as of the date of this Agreement and to terminate the TCB Holdings DRIP effective as of immediately prior to the Effective Time. This Section 7.17 shall not in any way limit the obligations of the TCB Holdings Parties under Section 7.8(b).

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ARTICLE VIII
CONDITIONS TO CONSUMMATION OF PARENT MERGER

Section 8.1          Conditions to Each Party’s Obligation to Consummate Parent Merger.  The respective obligation of each Party to consummate the Parent Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Shareholder Approval.  This Agreement shall have been duly approved by the shareholders of TCB Holdings in accordance with the charter and bylaws of TCB Holdings and applicable Law.

(b)          Governmental Approvals.  All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Parent Merger and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that would, individually or in the aggregate with one or more other such conditions, restrictions, or requirements, so materially and adversely affect the economic or business benefits of the transactions contemplated by this Agreement that a purchaser acting reasonably in the circumstances and in good faith would not have entered into this Agreement had such purchaser known that such condition(s), restriction(s), or requirement(s) would be imposed (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Parent Merger or the Bank Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Reliant shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c)          No Injunction; Illegality.  There shall not be in effect any order, decree, or injunction of or from any Governmental Entity that enjoins or prohibits the consummation of the Parent Merger or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Parent Merger or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Parent Merger or the Bank Merger.

(d)          Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e)          Nasdaq Listing.  The shares of Reliant Common Stock that will be issued to holders of TCB Holdings Common Stock as Merger Consideration in the Parent Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

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Section 8.2          Conditions to Obligations of TCB Holdings Parties.  The obligation of each of TCB Holdings and the Bank to consummate the Parent Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by TCB Holdings and the Bank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties of Reliant.  The representations and warranties of Reliant contained in Section 5.2(c) (Capitalization), Section 5.2(k) (Absence of Certain Changes or Events), and Section 5.2(t) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 5.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Reliant contained in Section 5.2(a) (Organization and Qualification), Section 5.2(d) (Authority), and Section 5.2(e)(i) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Reliant contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Reliant Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Reliant Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)          Performance of Obligations of Reliant.  Reliant shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by Reliant under this Agreement prior to or at the Closing.

(c)          Officers’ Certificate.  The TCB Holdings Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of Reliant, and otherwise in form and substance reasonably satisfactory to the TCB Holdings Parties, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)          Tax Opinion.  TCB Holdings shall have received an opinion from Bass, Berry & Sims PLC, legal counsel to TCB Holdings, dated as of the Closing Date and in form and substance reasonably satisfactory to TCB Holdings, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the TCB Holdings Parties and Reliant, reasonably satisfactory in form and substance to such counsel.

Section 8.3          Conditions to Obligations of Reliant.  The obligation of Reliant to consummate the Parent Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Reliant prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

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(a)          Representations and Warranties of TCB Holdings Parties.  The representations and warranties of the TCB Holdings Parties contained in Section 4.2(c) (Capitalization), Section 4.2(k)(i) (Absence of Certain Changes or Events), and Section 4.2(w) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the TCB Holdings Parties contained in Section 4.2(a) (Organization and Qualification), Section 4.2(d) (Authority), and Section 4.2(e)(i) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the TCB Holdings Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a TCB Holdings Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or TCB Holdings Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)          Performance of Obligations of TCB Holdings Parties.  The TCB Holdings Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)          Officers’ Certificate.  Reliant shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of TCB Holdings and the Bank, and otherwise in form and substance reasonably satisfactory to Reliant, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)          Tax Opinion.  Reliant shall have received an opinion from Butler Snow LLP, legal counsel to Reliant, dated as of the Closing Date and in form and substance reasonably satisfactory to Reliant, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the TCB Holdings Parties and Reliant, reasonably satisfactory in form and substance to such counsel.

(e)          Dissenting Shareholders.  The holders of not more than 7.5% of the outstanding shares of TCB Holdings Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Parent Merger pursuant to Chapter 23 of the Corporation Act.

(f)          Required Minimum Tier 1 Capital.  At Closing, the Bank shall have Tier 1 capital of not less than $25,669,000. For purposes of this Section 8.3(g), “Tier 1 capital” shall mean and shall be calculated as “Tier 1 capital” as reported on Item 26 of Schedule RC-R (Part I) – Regulatory Capital Components and Ratios of the Federal Financial Institutions Examination Council Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only and Total Assets Less than $1 Billion; provided that each of the following shall be excluded from the calculation of Tier 1 capital: (i) expenses of up to (but not exceeding) $750,000 incurred by the TCB Holdings Parties in connection with the transactions contemplated by this Agreement and (ii) expenses, charges, and other items that would otherwise reduce Tier 1 capital that are incurred or taken by the Bank with the prior written consent of Reliant.

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ARTICLE IX
TERMINATION

Section 9.1          Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a)          By mutual written agreement of Reliant, TCB Holdings, and the Bank.

(b)          By Reliant (provided that Reliant is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by TCB Holdings or the Bank of any representation, warranty, covenant, or agreement contained in this Agreement, or by the TCB Holdings Parties (provided that neither TCB Holdings nor the Bank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Reliant of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) has not been cured by the earlier of June 30, 2020, and the date which is 30 days after written notice to the breaching Party of such breach.

(c)          By either Reliant or the TCB Holdings Parties, in the event the shareholders of TCB Holdings fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the TCB Holdings Meeting, provided that the TCB Holdings Parties shall only be entitled to exercise their right of termination under this Section 9.1(c) if the TCB Holdings Parties have complied in all material respects with, and there has been no material breach or violation by the TCB Holdings Parties of, their obligations and covenants set forth in Section 7.7.

(d)          By either Reliant or the TCB Holdings Parties, in the event any of the Regulatory Approvals shall have been denied by final and non-appealable action of a Governmental Entity or any application or request therefor shall have been permanently withdrawn at the direction of a Governmental Entity; provided, however, that Reliant shall not be entitled to exercise its right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Reliant to perform or observe its obligations and covenants set forth in this Agreement, and that the TCB Holdings Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of TCB Holdings or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(e)          By either Reliant or the TCB Holdings Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the Parent Merger or the Bank Merger; provided, however, that Reliant shall not be entitled to exercise its right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Reliant to perform or observe its obligations and covenants set forth in this Agreement, and that the TCB Holdings Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of TCB Holdings or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

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(f)          By either Reliant or the TCB Holdings Parties, in the event the Parent Merger is not consummated by June 30, 2020, unless (i) in the event of termination by Reliant, the failure to consummate the Parent Merger by such date shall be due to the failure of Reliant to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the TCB Holdings Parties, the failure to consummate the Parent Merger by such date shall be due to the failure of TCB Holdings or the Bank to perform or observe its obligations and covenants set forth in this Agreement.

(g)          By Reliant, in the event that prior to the approval of this Agreement by the shareholders of TCB Holdings in accordance with the charter and bylaws of TCB Holdings and applicable Law (i) TCB Holdings or the Bank materially breaches Section 7.1 or Section 7.7 of this Agreement or (ii) the board of directors of TCB Holdings does not publicly recommend in the Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of TCB Holdings or, after having made such recommendation, subsequently makes a Change of Recommendation.

(h)          By Reliant, in the event a tender offer or exchange offer for 20% or more of the outstanding shares of any class or series of TCB Holdings Stock is commenced (other than by Reliant) and the TCB Holdings board of directors recommends that the shareholders of TCB Holdings tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(i)          By the TCB Holdings Parties, at any time prior to the approval of this Agreement by the shareholders of TCB Holdings in accordance with TCB Holdings’ charter and bylaws and applicable Law, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no material breach by TCB Holdings or the Bank of Section 7.1 or Section 7.7 of this Agreement.

(j)          By the TCB Holdings Parties, if both (i) the Average Closing Price (as defined below) is less than $17.82 and (ii) (A) the number obtained by dividing the Average Closing Price by the volume-weighted average closing price per share of Reliant Common Stock as reported on Nasdaq for the 20 consecutive trading days ending on (and including) the date of this Agreement, rounded to four decimal places, is less than (B) the difference between (1) the number obtained by dividing the Index Value (as defined below) on the Determination Date (as defined below) by the Index Value on the Starting Date (as defined below), rounded to four decimal places, minus (2) 0.20; provided, however, that the TCB Holdings Parties must elect to terminate this Agreement under this Section 9.1(j) by written notice (the “Termination Notice”) given to Reliant within two Business Days after the Determination Date and that the TCB Holdings Parties’ right of termination shall be subject to the right of Reliant provided for below to increase the Cash Consideration and/or Stock Consideration. During the three Business Day period immediately following the day on which Reliant receives the Termination Notice (the “Election Period”), Reliant shall have the right and option, in its sole and absolute discretion, to increase the Cash Consideration and/or Stock Consideration such that, as a result of such adjustment, the sum of (i) the aggregate Cash Consideration and (ii) the aggregate Stock Consideration (i.e., the number of shares of Reliant Common Stock to be issued as Merger Consideration) multiplied by the Average Closing Price, calculated as of the Determination Date, shall be no less than the Minimum Merger Consideration (as defined below); provided that in no event shall the Cash Consideration be increased such that as a result of such increase the Parent Merger would not qualify as a “reorganization” under Section 368(a) of the Code. If Reliant elects to increase the Cash Consideration and/or Stock Consideration as aforesaid, Reliant shall give written notice of such election (the “Fill Notice”) to the TCB Holdings Parties during the Election Period, which Fill Notice shall specify the amount of any such increase and whether such increase will be in the form of additional Cash Consideration and/or Stock Consideration, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 9.1(j) and this Agreement shall remain in full force and effect in accordance with its terms (with the Cash Consideration and/or Stock Consideration modified in accordance with this Section 9.1(j) as set forth in the Fill Notice). If Reliant does not timely elect to increase the Cash Consideration and/or Stock Consideration as aforesaid, then the TCB Holdings Parties may terminate this Agreement at any time after the end of the Election Period. For purposes of this Agreement, the term “Average Closing Price” means the volume-weighted average closing price per share of Reliant Common Stock as reported on Nasdaq (or such other exchange or market on which the Reliant Common Stock shall then trade) for the 20 consecutive trading days ending on (and including) the Determination Date; the term “Determination Date” means that certain date which is the fifth Business Day prior to the Closing Date; the term “Index Value,” on a given date, means the closing index value for the Nasdaq Bank Index as reported in The Wall Street Journal; the term “Starting Date” means the date of this Agreement, or if the date of this Agreement is not a date on which the Index Value is available (an “Index Availability Date”) the Index Availability Date that is closest to, but prior to, the date of this Agreement; and the term “Minimum Merger Consideration” means $32,430,816. Notwithstanding anything to the contrary in Section 10.7, for purposes of this Section 9.1(j), notices shall be deemed given, delivered, and effective when transmitted via confirmed email; provided that if any such email is transmitted after 5:00 p.m. local time of the recipient, or on a day other than a Business Day, it shall be deemed given, delivered, and effective on the next following Business Day.

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Section 9.2          Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3          Termination Fee.

(a)          In the event (i) this Agreement is terminated by Reliant pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the TCB Holdings Meeting (including, for the avoidance of doubt, any adjournment or postponement thereof) a bona fide Acquisition Proposal shall have been received by or communicated or otherwise made known to TCB Holdings or the Bank or any of their respective Subsidiaries, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months after the date of termination of this Agreement TCB Holdings or the Bank or any of their respective Subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the TCB Holdings Parties shall pay to Reliant a termination fee of $1,800,000 (the “Termination Fee”) on the earlier of the date of TCB Holdings’, the Bank’s, or such Subsidiary’s, as applicable, execution of such definitive agreement or consummation of such Acquisition Proposal; provided that, for purposes of this Section 9.3(a), all references in the definition of Acquisition Proposal to “20%” shall instead be deemed to be references to “50%”.

(b)          In the event this Agreement is terminated by Reliant pursuant to Section 9.1(g) or Section 9.1(h), the TCB Holdings Parties shall pay Reliant the Termination Fee not later than two Business Days after the date of termination of this Agreement.

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(c)          In the event this Agreement is terminated by the TCB Holdings Parties pursuant to Section 9.1(i), the TCB Holdings Parties shall pay to Reliant the Termination Fee not later than two Business Days after the date of termination of this Agreement.

Any Termination Fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by Reliant. The TCB Holdings Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements Reliant would not have entered into this Agreement. In the event the TCB Holdings Parties fail to timely make payment of any amounts due and payable by them under this Section 9.3, the TCB Holdings Parties shall pay or reimburse Reliant all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by Reliant in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The Termination Fee and other amounts payable by the TCB Holdings Parties pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of Reliant in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(b).

ARTICLE X
MISCELLANEOUS

Section 10.1          Survival.  None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2          Interpretation.  When reference is made in this Agreement to an article, section, exhibit, or schedule, such reference shall be to an article or section of or exhibit or schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) made available to such Party specifically for review in person by another Party or its representatives, (b) contained and accessible by such Party for a continuous period of at least 72 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date of this Agreement) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the TCB Holdings Parties or their financial advisor in connection with the transactions contemplated by this Agreement (to which the Parties and their designated representatives had access rights during such period), or (c) filed by a Party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 72 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date of this Agreement) or the Closing Date (if to be delivered, provided, or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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Section 10.3          Amendment; Waiver.  This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5          Governing Law.  This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6          Expenses.  Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All filing and other fees paid to the SEC in connection with the transactions contemplated by this Agreement shall be borne by Reliant, and all costs and expenses associated with printing and mailing the Proxy Statement/Prospectus shall be borne by the TCB Holdings Parties.

Section 10.7          Notices.  All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

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If to Reliant:	with a copy (which shall not constitute notice) to:

Reliant Bancorp, Inc.	Butler Snow LLP
Attention: DeVan D. Ard, Jr.	Attention: Adam G. Smith
6100 Tower Circle, Suite 120	150 3rd Avenue South, Suite 1600
Franklin, Tennessee 37067	Nashville, Tennessee 37201

If to TCB Holdings or the Bank:	with a copy (which shall not constitute notice) to:

Tennessee Community Bank Holdings, Inc.	Bass, Berry & Sims PLC
Community Bank & Trust	Attention: D. Scott Holley
Attention: Debbie C. Small	150 3rd Avenue South, Suite 2800
575 South Main Street	Nashville, Tennessee 37201
Ashland City, Tennessee 37015

Section 10.8          Entire Agreement; Third Party Beneficiaries.  This Agreement, including and together with the exhibits and schedules hereto and the Disclosure Memoranda, and the TCB Holdings Confidentiality Agreement and the Reliant Confidentiality Agreement (but only to the extent such agreements are not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.9.

Section 10.9          Severability.  In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10          Assignment.  No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11          Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 10.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 10.12          Submission to Jurisdiction.  EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13          Jury Trial Waiver.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

RELIANT BANCORP, INC.

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer

TENNESSEE COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Debbie C. Small
Debbie C. Small
President and Chief Executive Officer

COMMUNITY BANK & TRUST

By:	/s/ Debbie C. Small
Debbie C. Small
President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated [—], 2019, is entered into by and between Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), and [●] (the “Shareholder”).

R E C I T A L S

A.          Concurrently with the parties’ execution of this Agreement, Reliant; Tennessee Community Bank Holdings, Inc., a Tennessee corporation (the “Company”); and Community Bank & Trust, a Tennessee-chartered banking corporation and wholly owned subsidiary of the Company (the “Bank”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of the Company with and into Reliant (the “Merger”) and the conversion of the outstanding shares of Company Common Stock (as defined below) into the right to receive the Merger Consideration.

B.          As a condition to Reliant’s willingness to enter into the Merger Agreement, Reliant has required that the Shareholder execute and deliver this Agreement.

C.          In order to induce Reliant to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) “beneficially owned” (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder, the number of which is set forth below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of Company Common Stock or any other class or series of capital stock of the Company contemplated by Section 7 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.          Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2.          Representations of Shareholder.  The Shareholder represents and warrants to Reliant that:

(a)          As of the date of this Agreement, the Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of, and has good title to, all of the Owned Shares. The Owned Shares are owned by the Shareholder free and clear of any and all Liens, and, except for this Agreement, there are no options or other rights, agreements, arrangements, or commitments of any kind to which the Shareholder is a party or by or to which the Shareholder or the Owned Shares are bound or subject relating to the pledge, transfer, disposition, or voting of any of the Owned Shares, and there is no voting trust or voting agreement with respect to the Owned Shares.

(b)          As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of Company Common Stock, or any shares of any other class or series of capital stock of the Company, other than the Owned Shares.

(c)          The Shareholder has all necessary legal power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

(d)          The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, conflict with, violate, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, or give rise to or result in the creation of a Lien on any of the Owned Shares pursuant to (i) any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, contract, or other agreement or instrument to which the Shareholder is a party, by which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are bound, or to which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are subject, or (ii) to the Shareholder’s knowledge, any Law applicable to or binding upon the Shareholder or the Shareholder’s property or assets (including without limitation the Owned Shares), except for any such conflicts, violations, breaches, defaults, or Liens which would not materially interfere with, prevent, or materially delay the performance by the Shareholder of his or her obligations under this Agreement.

(e)          No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Entity or other Person on the part of the Shareholder is required in connection with the execution and delivery of this Agreement by the Shareholder or the performance of this Agreement by the Shareholder, except where the failure to obtain any such consents, approvals, or authorizations or to make any such designations, declarations, or filings would not materially interfere with, prevent, or materially delay the performance by the Shareholder of his or her obligations under this Agreement. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

3.          Agreement to Vote Shares.  The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement as specified in Section 8 below, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the Merger Agreement and the transactions contemplated thereby, at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of the Company, if necessary to solicit additional proxies (1) to secure the quorum necessary to conduct the business of such meeting or (2) in favor of approval of the Merger Agreement and the transactions contemplated thereby, and (b) against (i) any Acquisition Proposal, (ii) any action, proposal, transaction, agreement, or other matter which would reasonably be expected to result in a material breach of any representation, warranty, covenant, or other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under this Agreement, and (iii) any action, proposal, transaction, agreement, or other matter that would reasonably be expected to prevent, materially impede, or materially delay the consummation of the Merger or the Bank Merger; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder does not have the right to cause the Shares to be so voted, the Shareholder shall use the Shareholder’s best efforts to cause the Shares to be so voted.

4.          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Reliant any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain with and belong to the Shareholder.

5.          No Voting Trust or Other Arrangement.  The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with the intent of this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with Reliant.

6.          Transfer and Encumbrance.  The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 6 shall not prohibit (i) a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to Reliant, to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares) or (ii) a Transfer of the Shares by will or by operation of law, in which case this Agreement shall bind the transferee. Any attempted Transfer of the Shares or any interest therein in violation of this Section 6 shall be null and void.

7.          Additional Shares.  The Shareholder agrees that all shares of Company Common Stock, and all shares of any other class or series of capital stock of the Company, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of Company capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, settlement, or exercise of any warrant, right, option, restricted stock, restricted stock unit, or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

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8.          Term; Termination.  The term of this Agreement shall commence on the date of this Agreement. This Agreement shall terminate upon the earliest to occur of (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

9.          No Agreement as Director or Officer.  The Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director or officer of the Company. The Shareholder has executed this Agreement solely in his or her capacity as a beneficial owner of the Shares, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of the Company.

10.          Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

11.          Entire Agreement; Amendment; Waivers.  This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.          Disclosure.  The Shareholder expressly authorizes Reliant and its Affiliates and the Company and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC, the Proxy Statement/Prospectus, and any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

13.          Miscellaneous.

(a)          This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

(b)          Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, brought by the other party or its successors or assigns shall be brought and determined exclusively in a Tennessee state court located in Nashville, Davidson County, Tennessee, or the United States District Court for the Middle District of Tennessee, Nashville Division. Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, by counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (1) the action or proceeding in such courts is brought in an inconvenient forum, (2) the venue of such action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(C).

(d)          If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(e)          This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(f)          All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)          Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(h)          The Shareholder acknowledges that (a) the law firm Butler Snow LLP represents Reliant in connection with the Merger Agreement and the transactions contemplated thereby, (b) the law firm Bass, Berry & Sims PLC represents the Company and the Bank in connection with the Merger Agreement and the transactions contemplated thereby, (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby, and (d) the Shareholder has had the opportunity to consult with the Shareholder’s own legal counsel concerning the subject matter of this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

RELIANT BANCORP, INC.

By:
DeVan D. Ard, Jr.
President and Chief Executive Officer

[●]

Number of shares of Company Common Stock owned by Shareholder: [●]

(Signature Page to Voting Agreement)

Appendix B

TENNESSEE CODE
TITLE 48 CORPORATIONS AND ASSOCIATIONS
CHAPTER 23
DISSENTERS’ RIGHTS

§ 48-23-101. Chapter definitions.

As used in this chapter, unless the context otherwise requires:

(1)          “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2)          “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of§§ 48-23-203-48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3)          “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4)          “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5)          “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6)          “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7)          “Shareholder” means the record shareholder or the beneficial shareholder.

§ 48-23-102. Right to dissent.

 (a)          A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)          Consummation of a plan of merger to which the corporation is a party:

(A)         If shareholder approval is required for the merger by§ 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B)          If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2)          Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3)          Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under§ 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4)          An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)          Alters or abolishes a preferential right of the shares;

(B)          Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)          Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)          Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E)          Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under§ 48-16-104;

(5)          Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6)          Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or

(7)          In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in§ 48-28-104(b)(l), or consummation of a merger or plan of share exchange as described in§ 48-28-104(b)(2).

(b)          A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c)          Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under§ 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.

§ 48-23-103. Dissent by nominees and beneficial owners.

(a)          A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (I) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b)          A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1)          Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)          Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

§ 48-23-201. Notice of dissenters’ rights.

(a)          Where any corporate action specified in§ 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b)          In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (IO) days after the corporate action became effective and include the materials described in § 48-23-203.

(c)          Where any corporate action specified in§ 48-23-102(a) is to be approved by written consent of the shareholders pursuant to§ 48-17-104(a) or§ 48-17-104(b):

(1)          Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2)          Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d)          A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

§ 48-23-202. Notice of intent to demand payment.

(a)          If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1)          Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)          Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b)          If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c)          A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

§ 48-23-203. Dissenters’ notice.

(a)          If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(I) to all shareholders who satisfy the requirements of§ 48-23-202(a) or § 48-23-202(b). In the case of a merger under§ 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b)          The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1)          Supply a form that:

(A)          Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B)          If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C)          Requires the shareholder asserti.ng dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2)          State:

(A)          Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B)          A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C)         The corporation’s estimate of the fair value of shares;

(D)         That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E)          [Deleted by 2015 amendment.]

(3)          Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

§ 48-23-204. Duty to demand payment.

(a)          A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)          The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c)          A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d)          A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

§ 48-23-205. Share restrictions.

(a)          The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under§ 48-23-207.

(b)          The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

§ 48-23-206. Payment.

(a)          Except as provided in§ 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b)          The payment must be accompanied by:

(1)          The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)          A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to § 48-23-203(b)(2)(C);

(3)          An explanation of how the interest was calculated;

(4)          A statement of the dissenter’s right to demand payment under§ 48-23-209; and

(5)          A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or§ 48-23-203.

§ 48-23-207. Failure to take action.

(a)          If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)          If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

§ 48-23-208. After-acquired shares.

(a)          A corporation may elect to withhold payment required by§ 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b)          To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under§ 48-23-209.

§ 48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a)          A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under§ 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1)          The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2)          The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3)          The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b)          A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

§ 48-23-301. Court action.

(a)          If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)          The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)          The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)          The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)          Each dissenter made a party to the proceeding is entitled to judgment:

(1)          For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2)          For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under§ 48-23-208.

§ 48-23-302. Courts costs and counsel fees.

(a)          The court in an appraisal proceeding commenced under§ 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under§ 48-23-209.

(b)          The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1)          The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2)          Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Appendix C

September 16, 2019

Board of Directors
Tennessee Community Bank Holdings, Inc.
575 South Main Street
Ashland City, TN 37015

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Tennessee Community Bank Holdings, Inc. (“TCB Holdings” or the “Company”) of the Merger Consideration (as defined below) to be received by the shareholders of the Company in the proposed merger (the “Merger”) with Reliant Bancorp, Inc. (“Reliant”) whereby pursuant to the Agreement and Plan of Merger to be dated September 16, 2019 (“the Agreement”), TCB Holdings shall be merged with and into Reliant. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

We understand that, each share of TCB Holdings Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (a) $17.13 in cash, without interest (the “Cash Consideration”), and (b) 0.769 (as it may be adjusted pursuant to Section 3.7 or Section 9.1U) of the Agreement) validly issued, fully paid, and non-assessable shares of Reliant Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by Reliant to holders of TCB Holdings Common Stock as consideration for the Parent Merger in accordance with this Agreement, together with any cash payable by Reliant to holders of TCB Holdings Common Stock in lieu of fractional shares pursuant to Section 3.4, is referred to herein as the “Merger Consideration.”

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to the Company in connection  with the Merger. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the  valuation  of financial institutions and their securities in connection  with mergers  and acquisitions and other corporate transactions.We will receive a fee for our services pursuant to the terms of our engagement with the Company, a substantial  portion of which is contingent  upon consummation  of the Merger.We will also receive a fee upon execution of the Agreement and a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement.

Olsen Palmer LLC has not provided investment banking and financial advisory services to the Company or Reliant during the two-year period prior to the date hereof, except with respect to the Merger. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or Reliant in the future, for which Olsen Palmer LLC may receive compensation.

2020 K Street, NW | Suite 450 | Washington, D.C. 20006
202.808.3306 | www.olsenpalmer.com

Board of Directors
Tennessee Community Bank Holdings, Inc.
September 16, 2019

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	a draft version dated September 13, 2019 of the Agreement;
(ii)	certain financial statements and other historical financial information of the Company and Reliant that we deemed relevant;
(iii)
publicly available median analyst earnings estimates for Reliant for the years ending December 31, 2019, December 31, 2020 and December 31, 2021and based on growth rate assumptions provided by Reliant for the year ending December 31, 2022;

(iv)
internal financial projections for the Company for the year ending December 31, 2019 and estimated long-t erm annual earnings and balance sheet growth rates for the years ending December 31, 2020, December 31, 2021and December 31, 2022 as provided by the Company;

(v)	a comparison of certain financial information for the Company with similar institutions for which publicly available information is available;
(vi)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(vii)	an estimated range of the intrinsic value of the Company based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and future profitability;
(viii)	the current and historical reported prices and trading activity of Reliant Common Stock;
(ix)
the proforma financial impact of the Merger on Reliant based on certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses and the anticipated regulatory impact of the Merger on Reliant;

(x)	the current market environment generally and the banking industry in particular; and
(xi)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Reliant regarding the business, financial condition, results of operations and prospects of Reliant.

Board of Directors
Tennessee Community Bank Holdings, Inc.
September 16, 2019

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or Reliant or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of any assets, the collateral  securing any assets  or the  liabilities  (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, or the  combined entity after the Merger and we have not reviewed any individual credit files relating to Reliant or the Company. We have assumed, with your consent, that the allowance for loan losses for both Reliant and the Company is adequate to cover such losses.We are not experts in the  evaluation  of allowances  for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of Reliant and the Company are adequate to cover such losses and comply  fully with applicable  law, regulatory  policy and sound  banking practices as of the date of such financial statements.

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement are not waived and that the Merger is lawful.We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above.Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Board of Directors
Tennessee Community Bank Holdings, Inc.
September 16, 2019

Our opinion is directed solely to the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Merger and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent.This Opinion does not constitute a recommendation to the Board of Directors of the Company or to any shareholder of either the Company or Reliant as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger.We express no opinion as to the fairness of the Merger Consideration to the creditors or other constituencies of the Company.Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration  to the shareholders of the Company and does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative  business strategies that might exist for the Company.We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the  Merger by any  officer, director, or employees, or class of such persons, relative to the  compensation  to  be received in the  Merger by any other shareholder.This opinion should not be construed  as creating any fiduciary duty on the part of Olsen Palmer LLC to  any party or person.This opinion shall not be disclosed, reproduced, disseminated, quoted, summarized  or referred to  at  any time, in any manner or for any purpose, or used for any other purposes, except that this opinion may be reproduced  in full in regulatory filings to be completed in connection with the Merger, including in any proxy statement mailed to the shareholders of the Company related to any meeting at which the shareholders of the Company are asked to approve the Agreement and the Merger, without Olsen Palmer LLC’s prior written consent. This Opinion  was not reviewed  or issued by a fairness opinion committee.We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the  fairness of any portion or aspect of the Merger to  any one class  or group of the Company’s or any other party’s security holders or other constituents vis-a-vis any   other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to  or consideration  payable to  or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. We express no opinion as to the actual value of Reliant Common Stock when issued in the Merger or the prices at which the Company Common Stock or Reliant Common Stock will trade following announcement of the Merger or at any future time.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company for all of the shares of the TCB Holdings Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Olsen Palmer LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Reliant’s amended and restated charter contains a provision stating that Reliant shall indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons it has the power to indemnify and advance expenses to under the Tennessee Business Corporation Act, and may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, and employees, in each case to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal laws and regulations, including, but not limited to, applicable FDIC regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time.

Under Reliant’s third amended and restated bylaws, each person who was or is made a party to, or is threatened to be made a party to or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director or officer of Reliant or is or was serving at the request of Reliant as a director, officer, or employee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, provided that the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee within the scope of such indemnitee’ s duties and authority, shall be indemnified and held harmless by Reliant to the fullest extent authorized by the Tennessee Business Corporation Act, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Reliant to provide broader indemnification rights than such law permitted Reliant prior to such amendment), and applicable federal laws and regulations (including without limitation applicable FDIC regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time), against all expense, liability, and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes, penalties, and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’ s heirs, executors, and administrators.

Notwithstanding the foregoing, Reliant shall indemnify an indemnitee with respect to a proceeding initiated or instituted by the indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

The right to indemnification conferred by Reliant is a contract right and shall include the right to be paid by Reliant the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that any such advancement of expenses for expenses incurred by an indemnitee in his or her capacity as a director, officer, or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to any employee benefit plan) shall be made only upon delivery to Reliant of an undertaking by and on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such indemnitee is not entitled to be indemnified for such expenses.

Moreover, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Reliant pursuant to its bylaws, or otherwise, Reliant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Reliant carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 21.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated September 16, 2019, by and among Reliant Bancorp, Inc., Tennessee Community Bank Holdings, Inc., and Community Bank & Trust (attached as Appendix A to the proxy statement/prospectus contained in this Registration Statement)†

3.1
Amended and Restated Charter of Reliant Bancorp, Inc. (Restated for SEC filing purposes) (incorporated by reference to Exhibit 3.1 of Reliant Bancorp’s Quarterly Report on Form 10-Q filed on November 6, 2018)

3.2	Third Amended and Restated Bylaws of Reliant Bancorp, Inc., effective June 15, 2018 (incorporated by reference to Exhibit 3.1 of Reliant Bancorp’s Current Report on Form 8-K filed on June 21, 2018)

5.1	Opinion of Butler Snow LLP regarding the legality of the securities being registered*

8.1	Opinion of Butler Snow LLP regarding certain tax matters**

8.2	Opinion of Bass, Berry & Sims PLC regarding certain tax matters**

21.1	Subsidiaries of Reliant Bancorp, Inc. (incorporated by reference to Exhibit 21.1 of Reliant Bancorp’s Annual Report on Form 10-K filed on March 8, 2019)

23.1	Consent of Maggart & Associates, P.C., independent registered public accounting firm to Reliant Bancorp, Inc.*

23.2	Consent of Butler Snow LLP (included in Exhibit 5.1)*

23.3	Consent of Butler Snow LLP (included in Exhibit 8.1)**

23.4	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.2)**

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Consent of Olsen Palmer LLC*

99.2	Form of proxy card for special meeting of shareholders of Tennessee Community Bank Holdings, Inc.**

†
Schedules and other similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrants hereby undertake to furnish supplemental copies of any of the omitted schedules and other similar attachments upon request by the SEC.

*	Filed herewith.
**	To be filed by amendment.

Item 22.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on November 8, 2019.

RELIANT BANCORP, INC.

By:	/s/ DeVan Ard, Jr.
DeVan Ard, Jr., President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints DeVan Ard, Jr. and J. Daniel Dellinger, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement on Form S-4, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ DeVan Ard, Jr.	Chairman, Chief Executive Officer, and President	November 8, 2019
DeVan Ard, Jr.	(Principal Executive Officer)

/s/ J. Daniel Dellinger	Chief Financial Officer	November 8, 2019
J. Daniel Dellinger	(Principal Financial Officer and Accounting Officer)

/s/ Homayoun Aminmadani
Homayoun Aminmadani	Director	November 8, 2019

/s/ Charles Trimble Beasley
Charles Trimble Beasley	Director	November 8, 2019

/s/ Robert E. Daniel
Robert E. Daniel	Director	November 8, 2019

/s/ William R. DeBerry
William R. DeBerry	Director	November 8, 2019

/s/ Sharon H. Edwards
Sharon H. Edwards	Director	November 8, 2019

/s/ Darrell S. Freeman, Sr.
Darrell S. Freeman, Sr.	Director	November 8, 2019

/s/ James Gilbert Hodges
James Gilbert Hodges	Director	November 8, 2019

/s/ Louis E. Holloway
Louis E. Holloway	Director	November 8, 2019

/s/ Connie S. McGee
Connie S. McGee	Director	November 8, 2019

/s/ Linda E. Rebrovick
Linda E. Rebrovick	Director	November 8, 2019

/s/ Ruskin E. Vest
Ruskin E. Vest	Director	November 8, 2019